Exhibit 10.6

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

among

ALGOMA STEEL INTERMEDIATE HOLDINGS INC.,

ALGOMA STEEL INC.,

CERTAIN SUBSIDIARIES OF ALGOMA STEEL INC.

FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS

and

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,

as ADMINISTRATIVE AGENT and as COLLATERAL AGENT

Dated as of November 30, 2018

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA,

BANK OF MONTREAL, BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

BARCLAYS BANK PLC and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as CO-DOCUMENTATION AGENTS

BANK OF MONTREAL and GOLDMAN SACHS BANK USA,

as CO-SYNDICATION AGENTS

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3.06.	Increased Costs	157
3.07.	Provisions Related to Extended Commitments	158
3.08.	Conflict with Letter of Credit Request	158

SECTION 4. Commitment Commissions; Fees; Reductions of Revolving Loan Commitment		158

4.01.	Fees	159
4.02.	Voluntary Termination of Unutilized Revolving Loan Commitments	160
4.03.	Mandatory Reduction of Commitments	161

SECTION 5. Prepayments; Payments; Taxes		161

5.01.	Voluntary Prepayments	161
5.02.	Mandatory Repayments	162
5.03.	Method and Place of Payment	163
5.04.	Taxes	164

SECTION 6. Conditions Precedent to the Credit Events on the Closing Date		166

6.01.	Credit Documents; Notes	166
6.02.	Consummation of the Acquisition	167
6.03.	Opinions of Counsel	167
6.04.	Company Documents	167
6.05.	Term Loan Facility Documents	168
6.06.	Capex Facilities Documents	168
6.07.	New PortLP Facility Documents	168
6.08.	Consummation of the Refinancing and Discharge of Obligations	168
6.09.	Adverse Change	170
6.10.	Personal Property Requirements	170
6.11.	Representations and Warranties	171
6.12.	Financial Statements; Pro Forma Balance Sheet; Projections	171
6.13.	Solvency Certificate	171
6.14.	New PortLP Transactions; Pension Regulatory Relief	171
6.15.	Fees, etc.	172
6.16.	USA PATRIOT Act	172
6.17.	Notice of Borrowing; Letter of Credit Request	172
6.18.	GIP Credit Agreement Payment	172
6.19.	Officer’s Certificate	173
6.20.	Initial Borrowing Base Certificate; Minimum Availability	173

SECTION 7. Conditions Precedent to All Credit Events after the Closing Date		173

7.01.	No Default: Representations and Warranties	174
7.02.	Notice of Borrowing: Letter of Credit Request	174
7.03.	Liquidity	174

SECTION 8. Collateral Account; Collateral Monitoring; Application of Collateral Proceeds		174

8.01.	Collateral Accounts	174
8.02.	Account; Cash Management	175
8.03.	Inventory	177
8.04.	Borrowing Base-Related Report; Field Exams and Appraisals	177
8.05.	Rescission of Activation Notice	178

SECTION 9. Representations and Warranties		178

9.01.	Company Status	178
9.02.	Power and Authority	178
9.03.	No Violation	179
9.04.	Approvals	179
9.05.	Financial Statements; Financial Condition; Projections	179
9.06.	Litigation	180
9.07.	True and Complete Disclosure	180
9.08.	Use of Proceeds; Margin Regulations	180
9.09.	Taxes	180
9.10.	Employee Benefit Plans	181
9.11.	Security Documents	181
9.12.	Properties	182
9.13.	Equity Interests and Subsidiaries	183
9.14.	Compliance with Statutes, etc.	184
9.15.	Investment Company Act	184
9.16.	Insurance	184
9.17.	Environmental Matters	184
9.18.	Labor Matters	185
9.19.	Intellectual Property	186
9.20.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	186
9.21.	Agreements	187
9.22.	Solvency	187
9.23.	Accuracy of Borrowing Base	187

SECTION 10. Affirmative Covenants		188

10.01.	Information Covenants	188
10.02.	Books, Records and Inspections; Quarterly Conference Calls	192
10.03.	Insurance	193
10.04.	Existence; Franchises	194
10.05.	Compliance with Statutes, etc.	194
10.06.	Compliance with Environmental Laws	194
10.07.	Employee Benefits	195
10.08.	End of Fiscal Years	195
10.09.	Performance of Obligations	196
10.10.	Payment of Taxes; Priority Claims	196
10.11.	Use of Proceeds	196

10.12.	Additional Collateral; Additional Guarantors	196
10.13.	Security Interests; Further Assurances	197
10.14.	[Reserved]	197
10.15.	[Reserved]	197
10.16.	Affirmative Covenants with Respect to Leases	197
10.17.	Information Regarding Collateral	197
10.18.	Post-Closing Matters	198
10.19.	OFAC; Sanctions	198
10.20.	[Reserved]	199
10.21.	Designation of Restricted and Unrestricted Subsidiaries	199
10.22.	Business; etc.	199

SECTION 11. Negative Covenants		199

11.01.	Liens	199
11.02.	Merger and Consolidation	200
11.03.	Restricted Payments	203
11.04.	Indebtedness	207
11.05.	Restrictions on Distributions from Restricted Subsidiaries	213
11.06.	Transactions with Affiliates	216
11.07.	Modifications of Junior Financing Agreements	220
11.08.	Limitation on Sales of Assets and Subsidiary Stock	220
11.09.	[Reserved]	222
11.10.	[Reserved]	222
11.11.	Limitation on Activities	222
11.12.	[Reserved]	223
11.13.	Financial Covenant	223
11.14.	DB Plans; Plans; ERISA Plans	223
11.15.	Use of Proceeds	223

SECTION 12. Events of Default, etc.		224

12.01.	Events of Default	224
12.02.	Application of Proceeds	228
12.03.	Cure Rights	229

SECTION 13. The Administrative Agent and the Collateral Agent		231

13.01.	Appointment	231
13.02.	Nature of Duties	232
13.03.	Lack of Reliance on the Administrative Agent	233
13.04.	Certain Rights of the Administrative Agent	233
13.05.	Reliance	234
13.06.	Indemnification	235
13.07.	The Administrative Agent in its Individual Capacity	235
13.08.	Holders	236
13.09.	Resignation by the Administrative Agent	236
13.10.	Collateral Matters	237
13.11.	Delivery of Information	239

13.12.	Certain ERISA Matters	240
13.13.	Withholding	242
13.14.	Notice of Default or Event of Default	242
13.15.	Restrictions on Actions by Lenders; Acting in Concert	242
13.16.	Payments by the Administrative Agent to the Lenders	242
13.17.	Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents	243

SECTION 14. Miscellaneous		243

14.01.	Payment of Expenses, etc.	243
14.02.	Right of Setoff	245
14.03.	Notices	245
14.04.	Benefit of Agreement; Assignments; Participations	246
14.05.	No Waiver; Remedies Cumulative	251
14.06.	Payments Pro Rata	252
14.07.	Calculations; Computations	252
14.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	253
14.09.	Counterparts	255
14.10.	[Reserved]	255
14.11.	Headings Descriptive	255
14.12.	Amendment or Waiver; etc.	255
14.13.	Survival	260
14.14.	Domicile of Loans	260
14.15.	Register	260
14.16.	Confidentiality	261
14.17.	No Fiduciary Duty	263
14.18.	Patriot Act	264
14.19.	Waiver of Sovereign Immunity	264
14.20.	Interest Rate Limitation	265
14.21.	Lender Action	265
14.22.	Judgment Currency	265
14.23.	OTHER LIENS ON COLLATERAL; TERMS OF ABL INTERCREDITOR AGREEMENT AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT; ETC.	266
14.24.	Severability	267
14.25.	Reinstatement	267
14.26.	Integration	267
14.27.	ABL Hedge Provider	267
14.28.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	268

SECTION 15. Guarantee		269

15.01.	The Guarantee	269
15.02.	Obligations Unconditional	269
15.03.	Reinstatement	271
15.04.	Subrogation; Subordination	271

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15.05.	Remedies	271
15.06.	Instrument for the Payment of Money	271
15.07.	Continuing Guarantee	272
15.08.	General Limitation on Guarantee Obligations	272
15.09.	Release of Guarantors	272
15.10.	Right of Contribution	272
15.11.	Qualified ECP Guarantor	272
15.12.	Payments	273
15.13.	Confirmation	273

SCHEDULES:
SCHEDULE 1.01(a)	Revolving Loan Commitments
SCHEDULE 1.01(b)	Agent’s Accounts
SCHEDULE 8.02	Cash Management System
SCHEDULE 8.04	Reporting Requirements
SCHEDULE 9.17	Environmental Matters
SCHEDULE 9.19(c)	Violations or Proceedings
SCHEDULE 10.10	Tax Matters
SCHEDULE 10.18	Post-Closing Matters
SCHEDULE 11.01	Existing Liens
SCHEDULE 11.03	Existing Investments
SCHEDULE 11.04	Existing Indebtedness
SCHEDULE 11.08	Specified Dispositions

EXHIBITS:
EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT A-3	Form of Letter of Credit Request
EXHIBIT B-1	Form of Revolving Note
EXHIBIT B-2	Form of Swingline Note
EXHIBIT D	Form of Federal Capex Facility Contribution Agreement
EXHIBIT E-1	Form of Canadian Security Agreement
EXHIBIT E-2	Form of Canadian Pledge Agreement
EXHIBIT F-1	Form of U.S. Security Agreement
EXHIBIT F-2	Form of U.S. Pledge Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note
EXHIBIT K	Form of ABL Hedge Letter Agreement
EXHIBIT L	Form of Joinder Agreement
EXHIBIT M	Form of Mortgage
EXHIBIT N-1	Form of Perfection Certificate
EXHIBIT N-2	Form of Perfection Certificate Supplement
EXHIBIT O-1	Form of ABL Intercreditor Agreement
EXHIBIT O-2	Form of Inter-Lender Agreement
EXHIBIT P	Form of Borrowing Base Certificate

REVOLVING CREDIT AGREEMENT, dated as of November 30, 2018, among ALGOMA STEEL INTERMEDIATE HOLDINGS INC., a corporation incorporated under the laws of the Province of British Columbia (“Holdings”), ALGOMA STEEL INC. (f/k/a 1076318 B.C. LTD.), a corporation incorporated under the laws of the Province of British Columbia (the “Borrower”), the Subsidiary Guarantors party hereto from time to time, the Lenders party hereto from time to time, and WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Administrative Agent and Collateral Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, as of November 9, 2015 (the “Filing Date”), Essar Steel Algoma Inc., a corporation amalgamated under the laws of Canada (“ESAI”), Essar Steel Algoma Inc. USA, a corporation established under the laws of Delaware (“Algoma USA”) and certain of their subsidiaries (the “Subsidiary Debtors” and, collectively with ESAI and Algoma USA, each, a “Debtor” and collectively, the “Debtors”) were applicants in proceedings (collectively, the “CCAA Proceedings”) in the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”) and debtors and debtors-in-possession in proceedings (collectively with the CCAA Proceedings, the “Bankruptcy Proceedings”) in the Bankruptcy Court for the District of Delaware (the “Chapter 15 Court” and, together with the CCAA Court, collectively, the “Bankruptcy Courts” and each, a “Bankruptcy Court”);

WHEREAS, in connection with the Bankruptcy Proceedings, (x) the Debtors, in consultation with their advisors and certain key stakeholders, developed a sale and investment solicitation process (the “SISP”) to solicit interest in and opportunities for a sale, restructuring or recapitalization of the Debtors’ business and the SISP was approved by the CCAA Court on February 10, 2016 and (y) pursuant to that certain Amended and Restated Restructuring Support Agreement dated as of August 15, 2017 by and among certain “Consenting Lenders” and “Consenting Noteholders” (each as defined therein) (collectively, together with any of their respective Affiliates, funds, partnerships or other co-investment vehicles managed, advised or controlled thereby, the “Consenting Creditors”) under the Prepetition Term Loan Credit Facility and the Prepetition 9.5% Notes Indenture, respectively, party thereto (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived, the “Restructuring Support Agreement”), the parties thereto agreed to support a restructuring transaction for the Debtors’ business pursuant to the SISP and subject to the terms set forth in the Restructuring Support Agreement;

WHEREAS, (x) pursuant to the Asset Purchase Agreement dated as of July 20, 2018 (together with the exhibits and schedules thereto, and as amended, supplemented, otherwise modified, or consented to or waived, the “Acquisition Agreement”) by and among ESAI, Algoma USA (together with ESAI in such capacities, collectively, the “Sellers”) and the Borrower, the Borrower will, directly or indirectly through one or more Wholly-Owned Subsidiaries, purchase from the Sellers (the “Acquisition”) the “Purchased Assets” (as defined in the Acquisition Agreement), which constitute a substantial portion of the property and assets owned by the Sellers and used in connection with the Sellers’ business of integrated steel production, including the production of certain raw steel inputs, steelmaking, and the sale and distribution of steel products (the “Acquired Business”) and (y) the CCAA Court has approved the terms and conditions of the Acquisition Agreement;

WHEREAS, in connection with the New PortLP Transactions referred to below, the New PortLP Cash Consideration (as defined below) will be applied to the partial repayment of the loans and other obligations outstanding under that certain credit agreement dated November 14, 2014 (as amended, restated or revised from time to time prior to the Closing Date, the “GIP Credit Agreement”) among Port of Algoma, Inc. (“Old PortCo”), as borrower, Algoma Port Holding Company Inc., as guarantor, the investors identified therein and Deutsche Bank Trust Company Americas as administrative agent and collateral agent (collectively, the “GIP Credit Agreement Payment”);

WHEREAS, the Borrower will, indirectly through Algoma Docks Limited Partnership, a newly formed and Wholly-Owned Subsidiary of the Borrower that is an Ontario limited partnership (“New PortLP”), purchase from Old PortCo, certain port assets in respect of the cargo port facility located at Sault Ste. Marie, together with the port lease related thereto, for a total consideration of approximately $173,000,000 comprised of (i) approximately $100,000,000 in cash upon the closing of the Acquisition (the “New PortLP Cash Consideration”) and (ii) new take-back paper in an aggregate principal amount of $73,000,000 under the New PortLP Facility and, contemporaneously therewith, the port lease will be amended and restated (as amended and restated, the “New PortLP Head Lease”) and New PortLP will enter into a new sublease (as amended, supplemented or otherwise modified from time to time, the “New PortLP Sublease”, and together with the New PortLP Head Lease, collectively, the “New PortLP Leases”) with the Borrower pursuant to which New PortLP will sublease the port lands and the port assets to the Borrower in exchange for rent payments sufficient to fund New PortLP’s obligations under the New PortLP Facility (collectively, the “New PortLP Transactions”);

WHEREAS, to consummate the Transactions, the Borrower has requested that (a) pursuant to the terms of the Backstop Commitment Letter (as defined in the Restructuring Support Agreement) (the “Backstop Commitment Letter”), Consenting Creditors, together with any financial institutions or other institutional lenders party to the Term Loan Credit Agreement as of the Closing Date, extend credit in the form of initial term loans in an original aggregate principal amount equal to $285,000,000 and (b) the Lenders establish Revolving Loan Commitments to extend revolving credit hereunder in an original aggregate committed principal amount of $250,000,000 and for the Permitted Initial Revolving Credit Event Purposes on the Closing Date, in each case, subject to increase as provided herein or therein; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the Credit Facilities provided for herein.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Facility Priority Collateral” shall mean “ABL Facility Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Hedge Letter Agreement” shall mean a letter agreement substantially in the form of Exhibit K, or in such other form reasonably satisfactory to the Administrative Agent, duly executed by the applicable counterparty to the Lender Hedging Agreement, the Borrower, the Administrative Agent and, in any event, acknowledged by the Borrower pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Section 13.03, Section 13.06, the ABL Intercreditor Agreement and each Security Document as if it were a Lender.

“ABL Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the Closing Date, by and among the Borrower, the other Guarantors party thereto, the Collateral Agent, the Term Loan Collateral Agent and the lenders under the CapEx Facilities from time to time that are secured by a Lien on the Collateral (or the collateral representative in respect thereof), substantially in the form of Exhibit O-1.

“ABL Hedge Provider” shall mean any Person (other than the Borrower) that is party to a Lender Hedging Agreement.

“Acceptable Intercreditor Agreement” means the ABL Intercreditor Agreement, a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Issuing Lender.

“Account” shall mean any and all assets which constitute “accounts,” as such term is defined (x) in the case of a U.S. Credit Party, in the UCC as in effect on the date hereof in the State of New York and (y) in the case of a Canadian Credit Party, in the PPSA as in effect on the date hereof, and (in either case) in which the relevant Person now or hereafter has rights.

“Acquired Business” has the meaning assigned to such term in the recitals to this Agreement.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Acquired Indebtedness” shall mean Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from a Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Borrower or such acquisition or (3) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Borrower or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Activation Notice” shall have the meaning provided in Section 8.02.

“Additional Incremental Tranche” has the meaning assigned to such term in Section 2.14(a).

“Additional Revolving Loan Commitments” means any Revolving Loan Commitment added or extended hereunder pursuant to Sections 2.14 or 2.15 or refinancing or replacement commitment pursuant to Section 14.12(e).

“Additional Revolving Facility” means any revolving credit facility added or extended hereunder pursuant to Sections 2.14 or 2.15 or refinancing or replacement revolving credit facility pursuant to Section 14.12(e).

“Additional Lender” means any Lender with an Additional Revolving Loan Commitment or any Additional Revolving Loans.

“Additional Revolving Loans” means any Loan made or extended hereunder pursuant to Sections 2.14 or 2.15 or refinancing or replacement revolving loan pursuant to Section 14.12(e).

“Adjustable Applicable Commitment Fee Percentage” shall have the meaning provided in the definition of “Applicable Commitment Fee Percentage”.

“Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Administrative Questionnaire” shall mean the lender information form provided by any Lender to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” shall have the meaning provided in Section 11.06.

“Agent Extraordinary Advances” shall have the meaning provided in Section 2.18(d).

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agent’s Accounts” shall mean the Deposit Accounts of the Administrative Agent for payments in the Available Currencies, as identified on Schedule 1.01(b) to this Agreement (or such other Deposit Accounts of the Administrative Agent that have been designated as such, in writing, by the Administrative Agent, to the Borrower and the Lenders).

“Agreement” shall mean this Revolving Credit Agreement.

“Algoma USA” has the meaning assigned to such term in the recitals to this Agreement.

“Anti-Corruption Laws” shall mean The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean all applicable laws or regulations in any jurisdiction in which any Credit Party or its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, and predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Commitment Fee Percentage” shall mean, (a) with respect to the Initial Revolving Loan Commitments, (x) initially, a percentage per annum equal to 0.375% and (y) from and after each Start Date (commencing with the Start Date that occurs after March 31, 2019) to and including the applicable End Date (hereinafter, the “Adjustable Applicable Commitment Fee Percentage”), a percentage per annum as set forth below opposite the Historical Utilized Commitment for such Start Date, as reasonably determined by the Administrative Agent; and (b) with respect to any Tranche of Additional Revolving Loan Commitments, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

Level	Historical Utilized Commitment	Applicable Commitment Fee Percentage
I	Less than 50% of the Total Initial Revolving Loan Commitment as then in effect	0.375%
II	Greater than or equal to 50% of the Total Initial Revolving Loan Commitment as then in effect	0.25%

The Historical Utilized Commitment used in the determination of the Adjustable Applicable Commitment Fee Percentage shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender) on or before the fifth Business Day following the last day of each Fiscal Quarter of each Fiscal Year, which certificate shall set forth the calculation of the Historical Utilized Commitment for the Fiscal Quarter ended immediately prior to the relevant Start Date and the Adjustable Applicable Commitment Fee Percentage which shall be thereafter applicable (until the same is changed or ceases to apply as set forth below). Such Adjustable Applicable Commitment Fee Percentage so determined shall apply from the relevant Start Date to and including the applicable End Date. Notwithstanding anything to the contrary contained above in this definition, (i) at all times during which there shall exist any Event of Default, the Adjustable Applicable Commitment Fee Percentage shall be maintained at Level I, and (ii) if a Quarterly Pricing Certificate is not delivered when due, the Adjustable Applicable Commitment Fee Percentage shall be maintained at Level I for the Start Date immediately preceding the date on which such Quarterly Pricing Certificate was required to have been delivered until the date on which such Quarterly Pricing Certificate is delivered.

“Applicable Law” shall mean, in relation to a Person, all federal, provincial, state, regional, county, municipal, foreign and international statutes, acts, codes, ordinances, decrees,

treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority applicable to such Person).

“Applicable Margin” shall mean (a) with respect to the Initial Revolving Facility, initially, a percentage per annum equal to (i) in the case of Initial Revolving Loans maintained as (A) Base Rate Loans, 0.50%, (B) LIBOR Loans, 1.50%, (C) Canadian Prime Rate Loans, 0.50% and (D) Canadian CDOR Rate Loans, 1.50% and (ii) in the case of Swingline Loans maintained as (A) Base Rate Loans, 0.50% and (B) Canadian Prime Rate Loans, 0.50%; and from and after each Start Date (commencing with the Start Date that occurs after March 31, 2019) to and including the applicable End Date, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be a percentage per annum set forth below opposite the Excess Availability for such Start Date, as reasonably determined by the Administrative Agent; and (b) with respect to any Tranche of Additional Revolving Facility, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment:

Level	Historical Excess Availability	Initial Revolving Loans Maintained as Eurodollar Rate Loans and Canadian CDOR Rate Loans	Initial Revolving Loans and Swing Line Loans Maintained as Base Rate Loans and Canadian Prime Rate Loans
I	Greater than 66.7% of the Total Initial Revolving Loan Commitment as then in effect	1.50%	0.50%
II	Less than or equal to 66.7% of the Total Initial Revolving Loan Commitment but greater than 33% of the Total Revolving Loan Commitment as then in effect	1.75%	0.75%

Level	Historical Excess Availability	Initial Revolving Loans Maintained as Eurodollar Rate Loans and Canadian CDOR Rate Loans	Initial Revolving Loans and Swing Line Loans Maintained as Base Rate Loans and Canadian Prime Rate Loans
III	Less than or equal to 33% of the Total Initial Revolving Loan Commitment as then in effect	2.00%	1.00%

The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a Quarterly Pricing Certificate of the Borrower by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender) on or before the fifth Business Day following the last day of each Fiscal Quarter of each Fiscal Year, which certificate shall set forth the calculation of the Historical Excess Availability for the Fiscal Quarter immediately prior to the relevant Start Date and the Adjustable Applicable Margin which shall be thereafter applicable (until same is changed or ceases to apply as set forth below). The Adjustable Applicable Margins so determined shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to and including the applicable End Date. Notwithstanding anything to the contrary contained above in this definition, (i) at all times during which there shall exist any Event of Default, the Adjustable Applicable Margins shall be maintained at Level III, and (ii) if a Quarterly Pricing Certificate is not delivered when due, the Adjustable Applicable Margin shall be maintained at Level III for the Start Date immediately preceding the date on which such Quarterly Pricing Certificate was required to have been delivered until the date on which such Quarterly Pricing Certificate is delivered.

“Appraised Value” means the net appraised recovery value of the Inventory as set forth in the Borrower’s stock ledger (expressed as a percentage of the cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Collateral Agent in accordance with Section 8.04.

“Appropriate Lender” shall mean, at any time, with respect to any Credit Facility, a Lender that has a Revolving Loan Commitment with respect to such Credit Facility or holds a Loan of the applicable Tranche at such time.

“Asset Disposition” shall mean (a) the sale, conveyance, transfer, license, sub-license or other disposition, whether in a single transaction or a series of related transactions, of property, rights or assets (including by way of a Sale and Leaseback Transaction) of the Borrower or any of its Restricted Subsidiaries, (in each case other than Capital Stock of the Borrower) (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 11.04 or directors’ qualifying shares and shares issued to foreign nationals as required under Applicable Law), whether in a single transaction or a series of related transactions, in each case, other than:

(1)

a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that the aggregate amount of all dispositions by a Credit Party to a Restricted Subsidiary that is a Non-Guarantor Subsidiary, when combined with (i) the aggregate amount of Investments made in Non-Guarantor Subsidiaries (or Persons that will not become Subsidiary Guarantors) pursuant to clause (1) of the definition of Permitted Investments and (ii) the aggregate principal amount of Indebtedness owing by any Non-Guarantor Subsidiary to a Credit Party outstanding pursuant to Section 11.04(b)(3), shall not exceed $10,000,000;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)

a disposition of inventory or other assets in the ordinary course of business (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business);

(4)

a disposition of obsolete, surplus, worn out, uneconomical, negligible or surplus property, equipment or other assets or property, equipment or other assets that are no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(5)	transactions permitted under Section 11.02;

(6)

an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a Fair Market Value not to exceed, in any Fiscal Year, $15,000,000, which amounts if not used in any Fiscal Year may be carried forward to succeeding Fiscal Years (until so applied);

(8)

any Restricted Payment that is permitted to be made, and is made, under and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of the first paragraph under Section 11.08, asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens;

(10)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)

the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(13)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)

(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)	the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(18)

any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions permitted pursuant to clause (25) of this definition and asset securitizations, permitted by this Agreement;

(19)

dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(21)	the unwinding of any Hedging Obligations pursuant to its terms;

(22)	the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims in each case in the ordinary course of business;

(23)	any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value of usefulness to the business as determined in good faith by the Borrower;

(24)

dispositions of non-core assets (including Capital Stock) acquired in any acquisition or other Investment permitted hereunder, including such dispositions (x) made to obtain the approval of any anti-trust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition or other Investment permitted hereunder or (y) made to comply with an order of any agency or state authority or other Governmental Authority or any Applicable Law;

(25)

dispositions that constitute (or are made in order to effectuate) Sale and Leaseback Transactions so long as either (a) the resulting Indebtedness, if any, is permitted by Section 11.04(a) or Section 11.04(b)(7) or (b)(i) such Sale and Leaseback Transaction is made in exchange for cash consideration (provided that the cash consideration requirements set forth in the last paragraph of Section 11.08 shall apply in determining whether or not the cash consideration requirements in this clause are satisfied) and (ii) the aggregate Fair Market Value of the assets sold subject to all Sale and Leaseback Transactions under this clause (b) shall not exceed $15,000,000;

(26)

dispositions of assets that do not constitute Collateral having a Fair Market Value of not more than, in any Fiscal Year, $5,000,000, which amounts if not used in any Fiscal Year may be carried forward to subsequent Fiscal Years (until so applied);

(27)	dispositions constituting any part of a Permitted Reorganization and/or an IPO Reorganization Transaction;

(28)	dispositions contemplated on the Closing Date and described on Schedule 9.08 hereto; and

(29)	additional dispositions so long as, on a Pro Forma Basis, the Payment Conditions are satisfied.

In the event that an Asset Disposition meets the criteria of more than one of the types of Asset Dispositions (at the time made or at a later date), the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Asset Disposition in any manner that complies with this definition and such Asset Disposition shall be treated as having been made pursuant only to the clause or clauses of the definition of Asset Disposition to which such Asset Disposition has been classified or reclassified; provided that (X) upon delivery of any financial statements pursuant to Section 10.01(b) or (c) following the initial incurrence or making of any such reclassifiable item, if such reclassifiable item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” or Payment Conditions basket or exception, such reclassifiable item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” or Payment Conditions basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” or Payment Conditions basket or exception, as applicable) and (Y) a disposition need not be permitted solely by reference to one category or clause of this definition but may instead be permitted in part under any combination thereof or under any other available exception; provided, however, that the foregoing shall not apply to clause (28) of this definition.

“Asset Disposition Threshold Amount” shall mean with respect to any Asset Disposition, properties or assets with a Fair Market Value in excess of (i) with respect to any such single Asset Disposition, $5,000,000 and (ii) with respect to one or more such Asset Dispositions during any Fiscal Year period, $10,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

“Associate” shall mean (i) any Person engaged in a Similar Business of which the Borrower or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Borrower or any Restricted Subsidiary of the Borrower.

“Authorized Officer” shall mean, with respect to (i) delivering the Notice of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, vice president, finance, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a Person or Persons who is duly authorized to represent any such entity) of the Borrower or other Credit Party, as applicable.

“Availability” shall mean, at any time, the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Loan Commitment at such time.

“Available Currency” shall mean U.S. Dollars and Canadian Dollars.

“Available Equity Amount” means, at any time, an amount equal to, without duplication:

(a)    the sum of:

(i)    $25,000,000; plus

(ii)    [reserved]; plus

(iii)    the amount of any cash capital contributions or other cash proceeds of any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Excluded Contribution or proceeds of an issuance of Disqualified Stock, (y) received from the Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance constituting an Investment made pursuant to Section 11.03(a)) received as cash equity by the Borrower, plus the Fair Market Value of Cash Equivalents, marketable securities or other property received by the Borrower as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount, an Excluded Contribution or proceeds of any issuance of Disqualified Stock or (y) received from the Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)    the aggregate principal amount of any Indebtedness or Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Stock issued to the Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity that does not constitute Disqualified Stock, together with the Fair Market Value of any cash or Cash Equivalents and the Fair Market Value of any property or assets received by the Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)    the net proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the disposition to any Person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 11.03(a); plus

(vi)    to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 11.03(a) or, without duplication, otherwise received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Borrower or any Restricted Subsidiary)); plus

(vii)    an amount equal to the sum of (A) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 11.03(a) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Borrower or any Restricted Subsidiary pursuant to Section 11.03(a) in any Unrestricted Subsidiary or any joint venture that is not a Restricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary and (C) the Fair Market Value of the property or assets of any Unrestricted Subsidiary or any joint venture that is not a Restricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)    the amount of any Declined Proceeds (as defined in the Term Loan Credit Agreement or any other Term Loan Facility); minus

(b)    an amount equal to the aggregate amount of Restricted Payments made pursuant to Section 11.03(a) after the Closing Date and prior to such time or contemporaneously therewith;

provided that, in no event shall the aggregate amount of Restricted Payments made with the Available Equity Amount pursuant to Section 11.03(a) exceed $10,000,000 in any Fiscal Year (subject to permitted carry-forward of unused amounts thereunder to succeeding Fiscal Years).

“Available RDP Capacity Amount” means the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 11.03(b)(17)(ii) minus the amount of the Available RDP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (23) of the definition of Permitted Investments.

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Section 11.03(b)(6), (b)(10) and (b)(17)(i) minus the aggregate amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to make (a) Investments pursuant to clause (23) of the definition of Permitted Investments and (b) Restricted Debt Payments pursuant to Section 11.03(b)(17)(C).

“Backstop Commitment Letter” has the meaning assigned to such term in the recitals to this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Banking Services Product Amount” has the meaning assigned to such term in the definition of “Obligations”.

“Banking Services Product Reserve” shall mean, at any time, the Reserve that may be established by the Administrative Agent from time to time in its Permitted Discretion in respect of Cash Management Obligations and Hedging Obligations, which shall not exceed the aggregate Banking Services Product Amounts in respect of such Obligations at such time.

“Bankruptcy Code” shall have the meaning provided in Section 12.01(e).

“Bankruptcy Courts” has the meaning assigned to such term in the recitals to this Agreement.

“Base Rate” shall mean, the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus 1.00%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” shall mean each (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada) as such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Blocked Accounts” shall have the meaning provided in Section 8.02(b).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation (including, for the avoidance of doubt, any company incorporated under the laws of Canada or any province or territory thereof), the board of directors of such Person, (ii) in the case of any limited liability company or société en commandite par actions (SCA), the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case or where the foregoing may not be applicable, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Lead Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Lender” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of any class or single Tranche denominated in a single available currency by a Borrower from all the Lenders having Revolving Loan Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans and Canadian CDOR Rate Loans, as applicable, the same Interest Period; provided that Base Rate Loans or Canadian Prime Rate Loans incurred pursuant to Section 2.10(a) shall be considered part of the related Borrowing of LIBOR Loans.

“Borrowing Base” shall mean, as of any date of calculation subject to adjustment as provided below, the U.S. Dollar Equivalent of the amount equal to the sum of, without duplication:

i.    85.0% of the Eligible Accounts of the Borrower and each Borrowing Base Guarantor, plus

ii.    the lesser of (a) 75.0% the Value of Eligible Inventory consisting of raw materials and (b) 85.0% the Net Recovery Cost Percentage multiplied by the Value of Eligible Inventory consisting of raw materials, plus

iii.    the lesser of (a) 75.0% the Value of Eligible Inventory consisting of work in process and (b) 85.0% the Net Recovery Cost Percentage multiplied by the Value of Eligible Inventory consisting of work in process, plus

iv.    the lesser of (a) 80.0% the Value of Eligible Inventory consisting of finished goods and (b) 85.0% the Net Recovery Cost Percentage multiplied by the Value of Eligible Inventory consisting of finished goods, plus

v.    the least of (a) 75.0% the Value of Eligible Inventory consisting of bulk sales Inventory (including by-products and supplies), (b) 85.0% the Net Recovery Cost Percentage multiplied by the Value of Eligible Inventory consisting of bulk sales Inventory (including by-products and supplies) and (c) $10,000,000 in the aggregate, plus

vi.    100% of the Qualified Cash of the Credit Parties, taken as a whole, in an aggregate amount not to exceed $10,000,000, minus

vii.    subject to Section 2.17, any Reserves established from time to time by the Administrative Agent in its Permitted Discretion.

For any purpose under any Credit Documents requiring the determination of the Borrowing Base, such Borrowing Base shall be the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 6.20 or 8.04(b); provided that, subject to Section 2.17:

(a)

on any date of determination of the Borrowing Base, all of the Accounts owned by the Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent shall be Eligible Accounts for the purposes of this Agreement, except any Accounts to which any of the applicable exclusionary criteria or in the definition of Eligible Accounts applies;

(b)

on any date of determination of the Borrowing Base, each category of Inventory of the Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent shall be Eligible Inventory for the purposes of this Agreement, except any Inventory to which any of the exclusionary criteria or in the definition of Eligible Inventory applies; and

(c)

in connection with any Subject Acquisition, the Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes the Eligible Accounts and Eligible Inventory acquired in connection with such Subject Acquisition (the “Acquired Eligible Accounts” and the “Acquired Eligible Inventory”, respectively) and, from and after the date on which such Subject Acquisition is consummated (the “Acquisition Date”), the Borrowing Base hereunder shall be calculated giving effect thereto; provided further that prior to the completion of a field examination and inventory appraisal with respect to such Acquired Eligible Accounts and Acquired Eligible Inventory, such adjustment to the Borrowing Base shall be limited to the lesser of (1) 5% of the total Borrowing Base and (2) from the Acquisition Date and for each subsequent Borrowing Base Certificate that is required to be delivered after the Acquisition Date and (I) prior to the date that is ninety days after the Acquisition Date, the sum of (x) 70% of such Acquired Eligible Accounts plus (y) 70% of the lesser of (i) the book value of such Acquired Eligible Inventory and (ii) the estimated Appraised Value (determined in a manner consistent with the most recent inventory appraisal provided to the Administrative Agent) of such Acquired Eligible Inventory and (II) thereafter, the Borrowing Base shall not include such assets until the applicable field examination and inventory appraisal has been completed with respect to such assets.

Subject to Section 2.17, the Administrative Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.

Notwithstanding the foregoing, but subject to Section 2.17, the Administrative Agent reserves the right (but not the obligation), at any time and from time to time after the Closing Date, to adjust the criteria set forth in the definition of Eligible Accounts and Eligible Inventory and to establish new criteria with respect to Eligible Accounts and Eligible Inventory in its Permitted Discretion subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which, when compared to such criteria as provided herein on the Closing Date have the effect of increasing the amount of the Borrowing Base. The Administrative Agent shall provide the Borrower with notice (which may be provided verbally to an Authorized Officer of the Borrower) of any such changes which adversely affects the amount of the Borrowing Base and will explain the reasons for such change and discuss any mitigating factors with the Borrower; provided, however, the decision of the Administrative Agent on such change shall be binding so long as it is made in accordance with Section 2.17 and on the basis of the exercise of its Permitted Discretion.

“Borrowing Base Certificate” shall mean an officer’s certificate from the Borrower, substantially in the form of (or in such other form as may, from time to time, be mutually agreed upon by the Borrower and the Administrative Agent), and containing the information prescribed by, Exhibit P, delivered to the Administrative Agent setting forth the Borrower’s calculation of the Borrowing Base.

“Borrowing Base Guarantor” shall mean any Wholly-Owned Subsidiary of the Borrower which (i) is a Subsidiary Guarantor organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of Canada or of any Canadian province or territory, (ii) is able at the time it becomes a Borrowing Base Guarantor to prepare all collateral reports in a comparable manner to the Borrower’s reporting procedures and (iii) has executed and delivered to the Administrative Agent such joinder agreements to the Guaranty, contribution and set-off agreements and other Security Documents as the Administrative Agent has reasonably requested so long as the Administrative Agent has received and approved, in its reasonable discretion, (x) a collateral field exam and appraisal of such Wholly-Owned Subsidiary reasonably acceptable to the Administrative Agent and (y) all UCC and PPSA search results necessary to confirm the Collateral Agent’s First Priority Lien on all of such Borrowing Base Guarantor’s personal property constituting Collateral, subject to Permitted Liens.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in Toronto, Ontario or New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Specified Transactions or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Specified Transaction or other event for which financial statements have been delivered to the Administrative Agent pursuant to Section 10.01(b) or (c), as applicable.

“Canadian CDOR Rate” shall mean for any borrowing of Canadian CDOR Rate Loans on any date of determination, the arithmetic average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as the Administrative Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by the Administrative Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of approximately 10:15 a.m. Eastern (Toronto) time on the date of commencement of the requested Interest Period (as adjusted by the Administrative Agent after 10:15 a.m. to reflect any error in any posted rate or in the posted average annual rate subsequently identified by Reuters or such other financial report service), for a term, and in an amount, comparable to the Interest Period and the amount of the CDOR Rate Loan requested by Borrower (and, if any such reported rate is below zero, then the rate determined pursuant to this clause shall be deemed to be zero). Notwithstanding the foregoing, if such rate is not available at such time for any reason and such circumstances are unlikely to be temporary, then the “Canadian CDOR Rate” for such Interest Period shall be (x) a comparable successor or alternative interbank rate for deposits in Canadian Dollars that is, at such time, broadly accepted by the syndicated loan market in lieu of the “Canadian CDOR Rate” and is reasonably acceptable to the Borrower and the Administrative Agent or (y) alternatively, the provisions of

Section 2.10(b) shall apply. Each determination of the Canadian CDOR Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“Canadian CDOR Rate Loans” shall mean each Canadian Dollar Denominated Loan (other than a Swingline Loan or an Extraordinary Advance) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor that is a Canadian Restricted Subsidiary of Holdings and is not an Excluded Subsidiary.

“Canadian Dollar Denominated Loans” shall mean each Canadian Dollar Denominated Revolving Loan and each Canadian Dollar Denominated Swingline Loan.

“Canadian Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollars” or “Can$” shall mean the freely transferable lawful money of Canada.

“Canadian Insolvency Laws” shall mean any of the BIA, the CCAA and the Winding-Up and Restructuring Act (Canada) and any other applicable insolvency or other similar law of Canada, including any corporate or other law of any applicable jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Pledge Agreement” shall mean that certain Canadian pledge agreement, dated as of the Closing Date, entered into by each Canadian Credit Party, pledging all of the Equity Interests (other than Excluded Assets) in any Canadian Restricted Subsidiary of the Borrower, in the form of Exhibit E-2.

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365 or 366-day year equal to the highest of (a) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as the Administrative Agent may designate from time to time) or (b) the Canadian CDOR Rate for a one month interest period as determined on such day plus 0.50%.

“Canadian Prime Rate Loans” shall mean (a) each Canadian Dollar Denominated Swingline Loan and (b) each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Restricted Subsidiary” shall mean, at any time, any direct or indirect Canadian Subsidiary of Holdings that is not then an Unrestricted Subsidiary; provided that upon the occurrence of any such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Canadian Subsidiary shall be included in the definition of “Canadian Restricted Subsidiary.”

“Canadian Security Agreement” shall mean the Canadian Security Agreement dated as of the Closing Date and entered into by each Canadian Credit Party as of such date, substantially in the form of Exhibit E-1.

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized or resident in Canada or any province or territory thereof

“CapEx Facilities” shall mean, collectively, those capital expenditure credit facilities provided to the Borrower pursuant to (i) the Ontario CapEx Facility, (ii) the Federal CapEx Facility and (iii) (x) the SIF CapEx Facility and (y) the SIF Grant Facility.

“CapEx Facilities Documents” shall mean the “Loan Documents” or “Canada Documents” (or any similar term) as defined in any CapEx Facility.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including capitalized research and development costs and capitalized software expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with IFRS, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations Incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligations” of any Person shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS (but subject to Section 1.07(b)). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” of any Person shall mean any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash Equivalents” shall mean:

(1)

(a) United States Dollars, Euro, or any national currency of any member state of the European Union or Canada; or (b) any other foreign currency held by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(2)

securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, or any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)

commercial paper rated at least (i) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) maturing within two years after the date of creation thereof or (ii) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6)

marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)

readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or Canada or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(8)

readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of not more than two years from the date of acquisition;

(9)

Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower);

(10)

with respect to any Non-U.S. Subsidiary: (i) obligations of the national government of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Non-U.S. Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Non-U.S. Bank;

(11)

Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Borrower) with maturities of 24 months or less from the date of acquisition, or (ii) “A-“ or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized

Statistical Rating Organization selected by the Borrower) with maturities of 12 months or less from the date of acquisition;

(12)

bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13)	[Reserved]; and

(14)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Obligations” shall mean all present and future obligations of the Borrower and the Subsidiary Guarantors under or with respect to Treasury Services Agreements.

“Cash Management Services” shall mean any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card, and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities and currency management services, deposit and other accounts, merchant services, netting services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Cash Management System” shall have the meaning provided in Section 8.02.

“CCAA” has the meaning assigned to such term in the recitals to this Agreement.

“CCAA Court” has the meaning assigned to such term in the recitals to this Agreement.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law;

provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) Holdings shall at any time cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower (or any Successor Company that has complied with the requirements of Section 11.02(a)) or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) (but excluding (x) any Plan of such Person and its Subsidiaries and/or any Person acting in its capacity as the trustee, agent or other fiduciary or administrator of any such Employee Benefit Plan and (y) one or more Permitted Holders), of Equity Interests representing more than 35% of the total voting power of all of the outstanding voting Equity Interests of Holdings and such percentage of the total voting power of all of the outstanding voting Equity Interests of Holdings is sufficient to elect or appoint a majority of the Board of Directors of Holdings.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Chattel Paper” shall mean any and all assets which constitute “chattel paper,” as such term is defined (x) in the case of a U.S. Credit Party, in the UCC as in effect on the date hereof in the State of New York and (y) in the case of a Canadian Credit Party, in the PPSA as in effect on the date hereof, and (in either case) in which the relevant Person now or hereafter has rights.

“Closing Date” shall mean the date on which the conditions specified in Section 6 are satisfied (or waived in accordance with Section 14.12).

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement as in effect on the Closing Date (it being understood that capitalized terms used in such definition and defined in the Acquisition Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement as in effect on the Closing Date).

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral and all Mortgaged Properties; provided that, for the avoidance of doubt, “Collateral” shall not include any Excluded Assets.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collection Account” shall have the meaning provided in Section 8.02(c).

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Credit Document (including any Acceptable Intercreditor Agreement) and (y) the time periods (and extensions thereof) set forth in Sections 10.12 and 10.18, the requirement that:

(a)    the Collateral Agent shall have received (i) a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor, (ii) a joinder agreement to each applicable Security Document, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, (iii) the certificates, if any, representing all of the Equity Interests of the applicable Restricted Subsidiary (other than any such Equity Interests constituting Excluded Assets), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of the applicable Credit Party, (iv) if the Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 10.12 owns registrations of or applications for U.S. or Canadian patents, U.S. or Canadian trademarks and/or U.S. or Canadian copyrights and/or Canadian Industrial Designs that constitute Collateral, intellectual property security agreements for filing with the United States Patent and Trademark Office and United States Copyright Office and Canadian Intellectual Property Office, as applicable, (v) a completed Perfection Certificate, (vi) UCC or PPSA financing statements or financing change statements in appropriate form for filing in such jurisdictions as the Collateral Agent may reasonably request, (vii) an executed joinder to any Acceptable Intercreditor Agreement that is then applicable in substantially the form attached as an exhibit thereto, (viii) such other documents or instruments, or evidence of such other actions taken, in each case as reasonably requested to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law and Perfection Requirements and (ix) to the extent reasonably requested by the Administrative Agent, customary legal opinions, board resolutions and officers’ certificates in each case consistent with those delivered on the Closing Date under Section 6 or from time to time pursuant to Section 10.12; and

(b)    the Administrative Agent shall have received with respect to each Mortgaged Property:

(i)    a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each

Credit Party that is the owner of or holder of any interest in such Mortgaged Property, and registered as a First Priority (subject to each Acceptable Intercreditor Agreement than extant) Mortgage in the registry office where each such Mortgaged Property is situated, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)    such consents, approvals, amendments, supplements, memoranda of leases, or other instruments as required by the Collateral Agent, acting reasonably, to consummate the Transactions in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property, if applicable;

(iii)    a policy of title insurance insuring the Lien of such Mortgage as a valid First Priority (subject to each Acceptable Intercreditor Agreement than extant) Mortgage Lien, subject only to Permitted Liens, on the Mortgaged Property in an amount reasonably acceptable to the Collateral Agent (not to exceed the Fair Market Value of such Mortgaged Property) and which policy (each, a “Mortgage Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) have been supplemented by such endorsements, to the extent not included in the standard coverage, as shall be reasonably requested by the Collateral Agent, and (D) contain no exceptions to title other than Permitted Liens, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent;

(iv)    evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Mortgage Policy premiums, mortgage and similar taxes and other costs and expenses required for the registration of the Mortgages and issuance of the Title Policies referred to above;

(v)    copies of all Leases generating annual rent in excess of $500,000 in which the Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any; and

(vi)    if requested by the Collateral Agent, evidence that each Credit Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property, if any.

Notwithstanding any provision of any Credit Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby in connection with the delivery of a mortgage or UCC and/or PPSA fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Mortgaged Property and (y) the Fair Market Value of the applicable Mortgaged Property at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Borrower.

“Commitments” means any Revolving Loan Commitment or any Additional Revolving Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C.§ 1 et seq.).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Competitor” means any competitor of Holdings, the Borrower, the Sellers with respect to the Acquired Business and/or any of their respective subsidiaries.

“Compliance Period” shall mean any period (x) commencing on the date on which Excess Availability is less than the greater of (i) 10% of Availability and (ii) $20,000,000 and (y) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) 10% of Availability and (ii) $20,000,000 in either case for thirty (30) consecutive days.

“Concentration Account” shall have the meaning provided in Section 8.02(c).

“Concentration Account Bank” shall have the meaning provided in Section 8.02(c).

“Confidential Information Memorandum” shall mean that Confidential Information Memorandum dated November 5, 2018, relating to the Borrower and its Subsidiaries and the Transactions.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Creditors” has the meaning assigned to such term in the recitals to this Agreement.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Debt Service Charges” means, for any period, the sum, without duplication, of the amounts determined for the Borrower and its Restricted Subsidiaries on a consolidated basis equal to: (i) Consolidated Cash Interest Expense plus (ii) the aggregate amount of all Dividends or distributions on or in respect of the Borrower’s or any Restricted Subsidiary’s Capital Stock paid in cash in respect of Disqualified Stock.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by:

(a)

provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)

Consolidated Debt Service Charges of such Person for such period, in each case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income (including (x) net losses or any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), including (i) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (ii) other bank, administrative agency (or trustee) and financing fees (including rating agency fees and other fees in respect of any Term Loan Facility) and (iii) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)

any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the CapEx Facilities, the New PortLP Facility, this Agreement and any

Term Loan Facility, and (ii) any amendment or other modification of the Credit Documents, the Term Loan Facility Documents, the CapEx Facilities and the New PortLP Facility, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)

the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, and costs related to the closure and/or consolidation of facilities and to exiting lines of business; provided that, from and after the fourth full Fiscal Quarter occurring after the Closing Date, the aggregate amount added to or included in Consolidated EBITDA pursuant to this clause (e) shall not, for any Test Period, exceed $20,000,000 in any such Test Period; plus

(f)

any other non-cash charges, write-downs (in the case of inventory, not exceeding $20,000,000 in any twelve month fiscal period), expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding (i) any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period and (ii) any amortization attributable to any prepaid expense that was paid in cash in a prior period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period) not to exceed $20,000,000 per annum; plus

(g)	the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; plus

(h)	[Reserved]; plus

(i)

any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Borrower solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 11.03(a); plus

(j)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k)	any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(l)

realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

(m)

net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(n)

pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operational improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) (1) that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) or (2) that have been identified to the Administrative Agent prior to the Closing Date (including by inclusion in the Acquisition Agreement, any financial model, confidential information memorandum or quality of earnings or similar report or analysis) related to (x) the Transactions and (y) any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of increased pricing in customer contracts, the renegotiation or renewal of contracts and other arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) and/or specified transaction, in each case prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Saving Initiative had been realized in full on the first day of such period); provided that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or expected to be taken (in the good faith determination of the Borrower) within 18 months after (i) with respect to the Transactions, the Closing Date and (ii) with respect to any Cost Saving Initiative, the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction; provided, further that the aggregate amount added to or included in Consolidated EBITDA pursuant to this clause (n) shall not, for any Test Period, exceed an amount equal to 20% of Consolidated EBITDA for such Test Period, calculated after giving effect to any such add-backs or inclusion;

(2)

decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; plus (e) interest income and income/gains related to taxes; and

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Consolidated Total Leverage Ratio and the Fixed Charge Coverage Ratio for any Test Period that includes (i) the Fiscal Quarter of the Borrower ended December 31, 2017, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $24,100,000,1 (ii) the Fiscal Quarter of the Borrower ended March 31, 2018, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $37,600,0002, (iii) the Fiscal Quarter of the Borrower ended June 30, 2018, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $92,300,0003 and

[1]	To be the US-dollar equivalent of Can$30,800,000 as of the Closing Date.
[2]	To be the US-dollar equivalent of Can$48,100,000 as of the Closing Date.
[3]	To be the US-dollar equivalent of Can$118,100,000 as of the Closing Date.

(iv) the Fiscal Quarter of the Borrower ended September 30, 2018, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $98,700,000.4

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness in respect of Indebtedness for borrowed money, Capitalized Lease Obligations, Purchase Money Obligations, Indebtedness evidenced by notes, bonds or similar instruments, unreimbursed drawings under letters of credit, Disqualified Stock and Preferred Stock, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis (in each case, including any interest, fees or dividends paid in kind); provided that, the amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness; provided, further that “Consolidated Indebtedness” shall be calculated (for all purposes hereunder, including as a component of the definition of Consolidated Total Leverage Ratio, and any applications of such definitions) (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount and (iii) to exclude obligations under any Derivative Transaction or under any Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries. For the avoidance of doubt, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or financial test (including the Consolidated Total Leverage Ratio) required to be satisfied as a condition to the Incurrence of any Indebtedness, the proceeds of any Indebtedness being Incurred in reliance on such ratio shall not be netted (but the Borrower may give pro forma effect to the repayment of any Indebtedness to be repaid with such proceeds).

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations,

[4]	To be the US-dollar equivalent of Can$126,300,000 as of the Closing Date.

and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (s) any interest in relation to pension obligations and other post-employment obligations and benefits, (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS; plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	other than in connection with the calculation of Consolidated EBITDA, interest income for such period.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis for such period taken as a single accounting period determined in accordance with IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)

subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that Consolidated Net Income will be increased by the aggregate amount of dividends, distributions or other payments made in cash or Cash Equivalents (or converted into cash or Cash Equivalents) actually distributed by such Person to the Borrower or any other Restricted Subsidiary;

(2)	[reserved];

(3)

any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of the Borrower or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Borrower);

(4)

(i) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or (ii) any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)	the cumulative effect of a change in accounting principles (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with IFRS);

(6)

any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off, forgiveness or early extinguishment of Indebtedness;

(8)

any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(11)

any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12)	any goodwill or other intangible asset impairment charge or write-off;

(13)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14)	accruals and reserves that are established within twelve (12) months after the Closing Date that are so required to be established as a result of the Transactions in accordance with IFRS;

(15)

any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(16)	any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowances related to such item; and

(17)

to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption.

In addition, to the extent not already included in the calculation of Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall (i) exclude any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Borrower in good faith expects to receive such proceeds within the next four fiscal quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four fiscal quarters)).

“Consolidated Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 10.01(b) or (c); provided that for the period prior to the time any such statements are so delivered pursuant to Section 10.01(b) or (c), the financial statements delivered on the Closing Date pursuant to Section 6.12.

“Consolidated Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Calculation Period, as applicable, most recently ended on or prior to such date.

“Construction Claims” shall mean the prepetition claims of third-party contractors to ESAI in connection with services provided to ESAI with respect to the Acquired Business prior to the Filing Date in an aggregate principal amount not to exceed Can$6,000,000.

“Construction Claims Account(s)” shall mean a reserve account or accounts designated in writing by the Borrower to the Administrative Agent held by the CCAA Court-appointed Monitor of the Sellers in respect of the Construction Claims.

“Contingent Obligation” shall mean, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meaning correlative thereto.

“Control Agreement” shall have the meaning provided to such term in the applicable Security Agreement.

“Cortland” shall mean Cortland Capital Market Services LLC and its successors.

“Court” shall mean the Ontario Superior Court of Justice (Commercial List).

“Credit Document Obligations” shall mean obligations of Borrower and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding at the rate provided for herein, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Credit Parties under this Agreement and the other Credit Documents.

“Credit Documents” shall mean collectively (i) each Initial Credit Document and (ii) each Acceptable Intercreditor Agreement executed and delivered after the Closing Date, any Extension Amendment, any Refinancing Amendment, any Incremental Facility Amendment and,

after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, and each other Security Document executed after the Closing Date, any amendment or joinder to this Agreement and any other document or instrument designated by the Borrower and the Administrative Agent as a “Credit Document”.

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit or Reimbursement Undertaking (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit or Reimbursement Undertaking).

“Credit Facilities” means the Initial Revolving Facility and any Additional Revolving Facility.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cure Amount” has the meaning specified in Section 12.03.

“Cure Expiration Date” has the meaning specified in Section 12.03.

“Cure Notice” has the meaning specified in Section 12.03.

“Cure Right” has the meaning specified in Section 12.03.

“DB Plan” shall mean each Plan that is a defined benefit pension plan or which contains a defined benefit pension provision and is contributed to, or is required to be contributed to, by a Credit Party and that is or is required to be registered under the PBA, provided for greater certainty that the WRAP Pension Plan shall not be considered a DB Plan under this Agreement until such time that the WRAP Pension Plan has been assumed by the Borrower in accordance with the applicable Pension Matters Documents.

“Debtor Relief Laws” means the Bankruptcy Code, the Canadian Insolvency Laws, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S., Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal or interest for any Initial Revolving Loan, the applicable interest rate for such Initial Revolving Loan plus 2.00% per annum and (b) with respect to any other overdue amount, the interest rate applicable to Initial Revolving Loans that are Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by Applicable Law.

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans or Extraordinary Advances within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied) or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other debtor relief law or having become the subject of a Bail-in Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement or (z) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Applicable Law requires that such appointment not be publicly disclosed, provided, in any such case, where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate or the Canadian Prime Rate, as applicable, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, as applicable (inclusive of the Applicable Margin).

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization; provided that Deposit Account shall not include any Excluded Account.

“Designated Account” means (a) with respect to deposits in Canadian Dollars, account #04362-1003045 maintained with Royal Bank of Canada and (b) with respect to deposits in U.S. Dollars, account #04362-4001616 maintained with Royal Bank of Canada (or, in each case, such other Deposit Account of the Borrower that has been designated as such, in writing, by Borrower to the Administrative Agent).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with any Asset Disposition pursuant to Section 11.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Preferred Stock” shall mean, with respect to the Borrower, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Borrower or a Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any such Subsidiary for the benefit of their employees to the extent funded by the Borrower or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Borrower at or prior to the issuance thereof, the Net Available Cash of which are excluded from the calculation set forth in Section 11.03(a).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts to the extent by which Dilution is in excess of 5%.

“DIP Facility” shall mean that certain Amended and Restated Senior Secured, Priming and Superpriority Debtor-in-Possession Credit Agreement, dated as of November 9, 2015, and as amended and restated as of November 13, 2015, further amended and restated as of September 30, 2016, and amended January 31, 2017, March 31, 2017, July 21, 2017, March 23, 2018, July 31, 2018 and as of September 28, 2018, among ESAI, as borrower, certain affiliates of ESAI party thereto, the lenders referred to therein, Deutsche Bank AG New York Branch, as administrative agent and as collateral agent and the other parties thereto, as further amended, supplemented or otherwise modified from time to time prior to the Closing Date.

“Disinterested Director” shall mean, with respect to any Affiliate Transaction, a member of the Board of Directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Lenders” shall mean:

(a)    (i) any Person identified as such in writing by or on behalf of the Borrower to the Lead Arrangers prior to November 21, 2018, (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Borrower in a written notice to the Lead Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date) (in each case with respect to clause (a)(ii) and (a)(iii) of this paragraph, other than Bona Fide Debt Funds (other than any such Bona Fide Debt Fund that was designated as a Disqualified Lending Institution pursuant to clause (a)(i) of this paragraph)) (each such person described in clauses (i) through (iii) above, a “Disqualified Lending Institution”); and

(b)    (i) any Person that is or becomes a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified by the Borrower (or its attorneys) as such in writing to the Lead Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Borrower in a written notice to the Lead Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date) (in each case with respect to clause (b)(ii) and (b)(iii) of this paragraph, other than Bona Fide Debt Funds (other than any such Bona Fide Debt Fund that was designated as a Disqualified Lending Institution pursuant to clause (a)(i) above)));

it being understood and agreed that no written notice delivered pursuant to clauses (a)(iii), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans if such Person was not a Disqualified Lender at the time of such assignment or granting of such participation interest.

“Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date, at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute

Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect on or prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Stock) or (d) provides for the scheduled payments of dividends in cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, Qualifying IPO or any disposition occurring on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers, independent contractors or consultants or by any such plan to such directors, officers, employees, members of management, managers, independent contractors or consultants, in each case in the ordinary course of business of Holdings, the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, current or former director, officer, employee, member of management, manager, independent contractor or consultant (or any Immediate Family Member or transferee of any of the foregoing) of Holdings, the Borrower or any Restricted Subsidiary or Parent Entity shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Domestic Foreign Holdco” means any Subsidiary of a U.S. Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries, IP Rights related to such Foreign Subsidiaries, Cash or Cash Equivalents and other incidental assets related thereto.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity

Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollar Amount” shall mean, at any time:

(a)    with respect to any Loan denominated in U.S. Dollars (including, with respect to any Swingline Loan or Extraordinary Advance, any funded participation therein), the aggregate principal amount thereof then outstanding (or in which such participation is held);

(b)    with respect to any Loan denominated in Canadian Dollars, the aggregate principal amount thereof then outstanding in Canadian Dollars, converted to U.S. Dollars in accordance with Sections 1.03 and 1.04; and

(c)    with respect to any Obligation under any Letter of Credit or Reimbursement Undertaking (or any risk participation therein), (A) if denominated in U.S. Dollars, the aggregate amount thereof and (B) if denominated in Canadian Dollars, the aggregate amount thereof converted to U.S. Dollars in accordance with Sections 1.03 and 1.04.

“Dominion Period” shall mean any period commencing after a Dominion Trigger Event has occurred and prior to a Dominion Recovery Event.

“Dominion Recovery Event” shall mean that (a) Specified Excess Availability is greater than or equal to the greater of (i) 12.5% of Availability and (ii) $25,000,000, in each case of clause (i) or clause (ii), for thirty (30) consecutive calendar days and (y) no Specified Event of Default has occurred and is continuing during such thirty (30) consecutive calendar day period.

“Dominion Trigger Event” shall mean that (a) Specified Excess Availability is less than the greater of (i) 12.5% of Availability and (ii) $25,000,000, in each case of clause (i) or clause (ii), for five consecutive Business Days or (y) a Specified Event of Default has occurred and is continuing.

“Drawing” shall have the meaning provided in Section 3.05(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECP” shall have the meaning set forth in the definition of Excluded Swap Obligation.

“Eligible Accounts” shall mean each Account created by the Borrower or a Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 8.04(b) and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion, except to the extent any such revision would result in any of the criteria set forth below being less restrictive than as set forth herein, in which case such revision shall be subject to the approval of the Supermajority Lenders. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include any of the following:

(1)    any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien;

(2)    any Account that is not owned by the Borrower or a Borrowing Base Guarantor;

(3)    any Account due from an Account Debtor that is not domiciled in Canada or the United States and (if not a natural person) organized under the laws of Canada or the United States or any political subdivision thereof (except to the extent insured by credit insurance in form and substance satisfactory to the Administrative Agent or secured by a letter of credit which has been duly assigned to the Collateral Agent and for which the Collateral Agent has all documentation which it reasonably believes to be required to support a drawing thereon);

(4)    any Account that is payable in any currency other than U.S. Dollars or Canadian Dollars;

(5)    any Account that does not arise from the sale of goods or the performance of services by the Borrower or any Borrowing Base Guarantor in the ordinary course of its business;

(6)    any Account that does not comply with all material applicable Requirements of Law, including all laws, rules, regulations and orders of any Governmental Authority;

(7)    any Account (x) upon which the right of the Borrower or any Borrowing Base Guarantor, as applicable, to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (y) as to which the Borrower or any Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (z) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(8)    to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the amount of any such defense, counterclaim, setoff or dispute shall be disclosed to the Administrative Agent and that the remaining balance of the Account shall be eligible;

(9)    any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for goods sold to or services rendered and accepted by the applicable Account Debtor;

(10)    any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the Borrower or Borrowing Base Guarantor, as applicable;

(11)    any Account that arises from a sale to any director, officer or other employee or Affiliate of the Borrower or any Borrowing Base Guarantor, or to any entity that has any common officer or director with the Borrower or any Borrowing Base Guarantor, provided that the Administrative Agent may, from time to time in the exercise of its Permitted Discretion, upon request of the Borrower approve the inclusion of Accounts from Affiliates which are not Subsidiaries of the Borrower if the Borrower has provided sufficient current financial information to support a decision and demonstrated to their reasonable satisfaction that the sales to such Affiliates comply with the terms of Section 11.06;

(12)    to the extent the Borrower or any Subsidiary thereof is liable for any reason for goods sold or services rendered by the applicable Account Debtor to the Borrower or any Subsidiary but only to the extent of the potential offset;

(13)    any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional (except sales made in the ordinary course of business which permit the return of defective goods or goods that do not otherwise conform to specifications);

(14)    any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(1)    any Account not paid within 90 days following its original invoice date or that is more than 60 days past due according to its original terms of sale; or

(2)    the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as them come due; or

(3)    a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(15)    any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the amount (or the U.S. Dollar Equivalent of an Account denominated in a currency other than U.S. Dollars) of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition of “Eligible Accounts”;

(16)    any Account as to which any of the representations or warranties in the Credit Documents are untrue;

(17)    to the extent such Account is evidenced by a judgment, instrument or Chattel Paper;

(18)    [Reserved];

(19)    that portion of any Account (1) in respect of which there has been, or should have been, established by the Borrower or any Borrowing Base Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (2) which is due from an Account Debtor to whom the Borrower or any Borrowing Base Guarantor owes a trade payable, but only to the extent of such trade payable or (3) which the Borrower or any Borrowing Base Guarantor knows is subject to the exercise by an Account Debtor of any right of rescission, set-off, recoupment, counterclaim or defense;

(20)    any Account on which the Account Debtor is a Governmental Authority, for which additional notices or consents are required in order to perfect the Collateral Agent’s Lien on such Accounts, unless such notices have been given or consents obtained;

(21)    Accounts due from an Account Debtor to the extent that such Accounts in the aggregate amount exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent, in each case in its Permitted Discretion, if the creditworthiness of such Account Debtor deteriorates or is otherwise unacceptable to the Administrative Agent) of all Eligible Accounts due to the Borrower and the Borrowing Base Guarantors at such time, but only to the extent such excess is over 15% ;

(22)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped to the Account Debtor and title to the goods has not been passed to the Account Debtor or the goods have been shipped to the Account Debtor with shipping terms of FOB destination and the goods have not been received by the Account Debtor (including pre-billing Accounts arising from sales of slag, coal and tar), (ii) the services giving rise to such Account have not been performed by the Borrower and the Borrowing Base Guarantors or (iii) the Account otherwise does not represent a final sale;

(23)    any Account that would be classified as “Non-Trade” in the consolidated financial statements of the Borrower prepared in accordance with IFRS; or

(24)    any Account that has not been invoiced and has not been billed to the applicable Account Debtor.

“Eligible Inventory” shall mean all of the Inventory owned by the Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Sections 6.20 or 8.04(b) and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by the Administrative Agent in its Permitted Discretion, except to the extent any such revision would result in any of the criteria set forth below being less restrictive than as set forth herein, in which case such revision shall be subject to the approval of the Supermajority Lenders. Eligible Inventory shall not include any Inventory of the Borrower or any Borrowing Base Guarantor that:

(1)    the Collateral Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien on such Inventory;

(2)    (1) is stored at a location which is not owned by the Borrower or a Borrowing Base Guarantor and where the aggregate value of Inventory exceeds the U.S. Dollar Equivalent of $500,000, unless either (x) a Landlord Access Agreement has been delivered to the Collateral Agent, or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto or (2) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds the U.S. Dollar Equivalent of $500,000 unless either (x) an acknowledged bailee waiver letter which is in form and substance satisfactory to the Administrative Agent has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, (3) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent or the Term Loan Collateral Agent where the aggregate value of Inventory exceeds the U.S. Dollar Equivalent of $500,000 unless either (x) mortgagee waiver which is in form and substance satisfactory to the Administrative Agent has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (4) is stored at any third party location where the aggregate value of Inventory is less than the U.S. Dollar Equivalent of $500,000;

(3)    is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to the Administrative Agent is in place with respect to such Inventory;

(4)    is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the other Secured Parties and landlords, carriers, bailees and warehousemen if clause (2) above has been complied with;

(5)    is to be returned to suppliers;

(6)    is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

(7)    other than bulk sales inventory (including by-products and supplies), consists of display items, samples or packing or shipping materials, or replacement parts;

(8)    is not of a type held for sale in the ordinary course of the Borrower’s or any Borrowing Base Guarantor’s, as applicable, business;

(9)    breaches any of the representations or warranties pertaining to Inventory set forth in the Credit Documents;

(10)    consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(11)    is not covered by casualty insurance maintained as required by Section 10.03;

(12)    is subject to any licensing arrangement the effect of which would be to limit the ability of the Collateral Agent, or any Person selling the Inventory on behalf of the Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other;

(13)    is of a type which has not been appraised in accordance with Section 8.04(II);

(14)    consists of by-product consumables;

(15)    is subject to capitalized depreciation costs, up to the amount thereof; or

(16)    is in transit with common carriers; provided that (x) an unlimited amount of Inventory in transit within Canada or the United States of America from an owned or leased location of the Borrower or a Borrowing Base Guarantor to an owned or leased location of the

Borrower or another Borrowing Base Guarantor may be included as Eligible Inventory provided such Inventory is not in-eligible under any other provision of this definition of “Eligible Inventory” and (y) up to $10,000,000 of Availability for Inventory in transit from vendors and suppliers may be included as Eligible Inventory so long as, in the case of this clause (y):

(i)    such common carriers are not Affiliates of the applicable vendor or supplier,

(ii)    title to such Inventory has passed to the Borrower or a Borrowing Base Guarantor,

(iii)    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, reasonably satisfactory to Administrative Agent in its Permitted Discretion and the Administrative Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent,

(iv)    with respect to Inventory in transit for more than fourteen (14) days, (x) such Inventory is the subject of a negotiable bill of lading governed by the laws of a province of Canada or any state of the United States of America and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of the Borrower or a Borrowing Base Guarantor and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with the Borrower’s or a Borrowing Base Guarantor’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (2) confirmation that the Borrower or a Borrowing Base Guarantor has paid for the goods, and (3) an estimate from the Borrower of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve; or (y) such Inventory is located in Canada or the United States and the Administrative Agent shall have received a duly executed bailee waiver letter, in form and substance satisfactory to the Administrative Agent from the applicable customs broker, carrier or freight forwarder for such Inventory; and

(v)    such Inventory is not in-eligible under any other provision of this definition of “Eligible Inventory”.

“Eligible Transferee” shall mean and include (a) any Lender, (b) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) or (c) any Affiliate of any Lender, but, in each case, excluding Disqualified Lenders, Holdings, the Borrower and their respective Subsidiaries and any natural person.

“End Date” shall mean, in respect of any Start Date, the last day of the Fiscal Quarter in which such Start Date occurred.

“Environment” shall mean air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface and subsurface strata, natural resources, and as additionally defined in any Environmental Law, and it includes the natural environment.

“Environmental Claim” shall mean any written claim, notice, demand, order, action, suit, proceeding or other written communication alleging or imposing liability or responsibility for or an obligation with respect to any investigation, remediation, mitigation, removal, cleanup, Response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Materials at any location, including any adverse effects thereon; or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Materials.

“Environmental Law” shall mean the common law and any and all foreign or domestic, federal, provincial, municipal, territorial or state (or any subdivision of any of them) treaties, laws, statutes, ordinances, regulations, rules, decrees, certificates, approvals, permits, licenses, orders, judgments, consent orders, consent decrees, codes or other binding requirements of any Governmental Authority relating to protection of the Environment, the protection of human health (as related to the exposure to Hazardous Materials and any adverse effect thereon), the Release or threatened Release of Hazardous Materials and any adverse effects thereon, natural resources or natural resource damages and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, certificate, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreements.

“Equity Interests” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Offering” shall mean (x) a sale of Capital Stock of the Borrower (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or any amount designated a Cure Amount or through an Excluded Contribution) of the Borrower or any of its Restricted Subsidiaries.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with Holdings or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“ESAI” has the meaning assigned to such term in the recitals to this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Availability” shall mean, as of any date of determination, the amount by which (a) Availability at such time exceeds (b) the Total Utilization of Revolving Commitments at such time.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Accounts” shall mean (a) accounts used exclusively as payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, accounts used exclusively as customs accounts, any account holding solely sales tax or other tax payments, any accounts holding cash solely as cash collateral subject to Liens permitted under the Credit Documents and accounts held by non-Credit Parties and (b) checking or other demand deposit accounts with an average monthly balance of less than $2,000,000, not to exceed $ 5,000,000 in the aggregate at any time for all such accounts that are Excluded Accounts pursuant to this clause (b).

“Excluded Assets” means each of the following (with each capitalized terms used in this definition and not defined herein having the meaning ascribed thereto in the UCC or the PPSA, as applicable):

(a)    any asset (including any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement or, in the case of after-acquired property, pre-existing secured Indebtedness not incurred in anticipation of the acquisition by the Credit Party of such property)) the grant or perfection of a security interest in which would (i) constitute a violation of a restriction in favor of a third party (other than a Credit

Party or a Restricted Subsidiary) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Credit Party, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) unless and until any relevant consent has been obtained (there being no requirement pursuant to any Credit Document to obtain any consent in respect thereof from any Person that is not also a Credit Party or Restricted Subsidiary) or (iii) permit any Person (other than any Credit Party or a Restricted Subsidiary) to amend any rights, benefits and/or obligations of the relevant Credit Party or Restricted Subsidiary in respect of such relevant asset or permit such Person to require any Credit Party or any subsidiary of the Borrower to take any action materially adverse to the interests of such subsidiary or Credit Party; provided, however, that any such asset will only constitute an Excluded Asset under clause (i) or clause (ii) above to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or Section 40(4) of the PPSA of the Province of Ontario or equivalent in any other province or territory in Canada (or any successor provision or provisions) or any equivalent provision or provisions of any relevant jurisdiction or any other applicable Requirement of Law; provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Security Document shall attach immediately to any portion of such right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(b)    the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) broker-dealer subsidiary, (iv) not-for-profit subsidiary, (v) any Person that is not a Wholly-Owned Restricted Subsidiary, (vi) Immaterial Subsidiary and/or (vii) special purpose entity used for any securitization facility,

(c)    any intent-to-use U.S. trademark application prior to the filing of a “Statement of Use,” “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding of, such intent-to-use trademark application or any registration issuing therefrom under Applicable Law,

(d)    any asset or property (including Capital Stock), the grant or perfection of a security interest in which would (A) require any governmental or regulatory consent, approval, license or authorization that has not been obtained (there being no requirement under any Credit Document to obtain the consent, approval, license or authorization of any Governmental Authority or other Person (other than any Credit Party), including no requirement to comply with the Federal Assignment of Claims Act, the Financial Administration Act (Canada) or any similar statute), (B) be prohibited or restricted by applicable Requirements of Law (including enforceable anti-assignment provisions of applicable Requirements of Law), except, in the case of the foregoing clause (A) and this clause (B), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the UCC or any equivalent provision or provisions under the PPSA or of any relevant jurisdiction notwithstanding such prohibition,

(C) trigger termination of any contract pursuant to a “change of control” or similar provision or (D)reasonably be expected to result in material adverse tax or adverse regulatory consequences to any Credit Party or any of its Restricted Subsidiaries or Parent Entities as determined by the Borrower in good faith,

(e)    (i) except to the extent a security interest therein can be perfected by the filing of an “all-assets” UCC-1 financing statement or an “all present and after-acquired property” financing statement under the PPSA, any leasehold interest that is not a Material Real Estate Asset and (ii) any Real Property that is not a Material Real Estate Asset,

(f)    any Margin Stock,

(g)    any equity interest of any Foreign Subsidiary of any U.S. Subsidiary or Domestic Foreign Holdco in excess of 65% of the equity interest of such Foreign Subsidiary or Domestic Foreign Holdco, as applicable,

(h)    (i) any Letter-of-Credit-Right (other than to the extent a security interest in such Letter-of-Credit-Right can be perfected solely by filing an “all-assets” UCC financing statement or an “all present and after-acquired property” financing statement under the PPSA) and (ii) Commercial Tort Claims that are not Material Commercial Tort Claims,

(i)    any cash or Cash Equivalents except (1) to the extent constituting ABL Facility Priority Collateral and (2) cash and Cash Equivalents representing identifiable proceeds of other Collateral, a security interest in which (in the case of this clause (2)) can be perfected solely through the filing of an “all-assets” UCC financing statement or an “all present and after-acquired property” PPSA financing statement,

(j)    any Deposit Account or commodity or securities account (including any securities entitlement and any related asset) except (1) to the extent constituting ABL Facility Priority Collateral and (2) to the extent a security interest therein can be perfected solely through the filing of an “all assets” UCC financing statement or a financing statement under the PPSA; it being understood that the exception in this clause (2) does not apply to cash or Cash Equivalents other than cash and Cash Equivalents representing identifiable proceeds of other Collateral as referred to in the preceding clause (i),

(k)    any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected solely by filing an “all assets” UCC financing statement or an “all present and after-acquired property” financing statement under the PPSA and without the requirement to list any VIN, serial or similar number),

(l)    any governmental or regulatory lease, license or state, province or local franchise, charter, consent, permit, tenure, mineral claim or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (l) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC or the PPSA of any relevant jurisdiction,

(m)    Excluded Accounts,

(n)    any assets of an Excluded Subsidiary that is not a Credit Party,

(o)    the Construction Claims Account(s) and all cash and cash equivalents (including any securities entities and any related asset) held therein,

(p)    the last day of the term of any lease or any agreement to lease, and

(q)    any asset with respect to which the Administrative Agent and the relevant Credit Party have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Contribution” shall mean the aggregate amount of cash or Cash Equivalents or the Fair Market Value of other property or assets received by the Borrower or any Restricted Subsidiary after the Closing Date from: (1) contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Borrower or any of its Restricted Subsidiaries), and (2) the sale of Qualified Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than (x) to the Borrower or any Restricted Subsidiary of the Borrower or (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case, which are (x) excluded from the calculation of amounts available for Restricted Payments under the Available Equity Amount pursuant to Section 11.03(a) and (y) designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Subsidiary” shall mean any Subsidiary (other than any additional Guarantor) that is (a) an Unrestricted Subsidiary, (b) not Wholly-Owned directly or indirectly by the Borrower, (c) an Immaterial Subsidiary that is designated as such by the Borrower, (d) a Subsidiary that is prohibited or restricted by Applicable Law, from providing a Guaranty, or which would require a governmental (including regulatory) or third party consent, approval, license or authorization to provide a Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) for so long as the applicable prohibition or restriction is in effect and unless such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (e) a Subsidiary that is prohibited from providing a Guaranty by any contractual obligation in existence on the Closing Date or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition thereof (as long as, in the case of any such contractual obligation, such contractual obligation was not entered into in contemplation of such person becoming a Subsidiary), (f) any special purpose entity (including a special purpose securitization vehicle or entity), (g) not for profit subsidiaries, (h) Captive Insurance Subsidiaries, (i) any Subsidiary for which the provision of a Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, (j) (x) any Domestic Foreign Holdco or any Subsidiary of a U.S. Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Domestic Foreign Holdcos, (y) any Foreign Subsidiary of any U.S. Subsidiary and any Subsidiary that is a direct or indirect Subsidiary thereof, or (z) any direct or indirect Subsidiary of a Domestic Foreign Holdco Domestic Subsidiary, (k) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor and (l) any other Subsidiary with respect to which, as reasonably determined by the Borrower and the Administrative Agent, the cost or other consequences of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that if a Subsidiary executes the Subsidiary Guaranty as a “Subsidiary Guarantor”, then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Subsidiary Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof); provided further, that no Subsidiary of the Borrower shall be an Excluded Subsidiary if such Subsidiary is not an “Excluded Subsidiary” (or comparable term) for the purposes of the Term Loan Facility, the CapEx Facilities, any Material Indebtedness and any Permitted Refinancing Indebtedness in respect of the foregoing (with respect to a Permitted Refinancing of Material Indebtedness, which Permitted Refinancing also constitutes Material Indebtedness).

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each, an “ECP”) at the time the Guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(f), (d) withholdings imposed under FATCA, and (e) Taxes imposed by reason of the Recipient or any other Person who receives a payment being a Person (i) with whom a Credit Party was not dealing at arm’s-length for purposes of the Income Tax Act (Canada) at the time of making such payment and so long as an Event of Default has not occurred and is continuing at that time, or (ii) that is a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower or does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) with such a “specified shareholder”.

“Executive Order” shall have the meaning provided in Section 9.20.

“Existing Indebtedness” shall mean the Indebtedness set forth on Schedule 11.04.

“Extended Commitment” shall have the meaning provided in Section 2.15(a)(i).

“Extended Loan” shall have the meaning provided in Section 2.15(a)(i) and shall include each Revolving Loan and each Swingline Loan pursuant to an Extended Commitment.

“Extended Loan Maturity Date” means, with respect to any Extended Loan or Extended Commitment, the agreed upon date occurring after the Revolving Loan Maturity Date as specified in the applicable Extension Amendment.

“Extension” has the meaning specified in Section 2.15(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.15) and the Borrower, executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.15.

“Extension Offer” has the meaning specified in Section 2.15(a).

“Extraordinary Advances” shall have the meaning provided in Section 2.18(c).

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower or, pursuant to a specific delegation of authority by the Board of Directors of the Borrower, a designated Authorized Officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal CapEx Facility” shall mean that certain amended and restated contribution agreement to be dated after the Closing Date among the Borrower, as recipient, Holdings and the other guarantors party thereto, and Her Majesty the Queen in Right of Canada, as represented by the Minister responsible for the Federal Economic Development Agency for Southern Ontario, providing for capital expenditure credit facilities in an initial aggregate principal amount of Can$60,000,000.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain ABL Facility Fee Letter, dated as of November 21, 2018, by and among the Borrower, the Administrative Agent and the Lead Arrangers.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Filing Date” has the meaning assigned to such term in the recitals to this Agreement.

“Financial Covenant” shall have the meaning provided in Section 11.13.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 11.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (it being understood that the Term Loan Administrative Agent shall have prior Liens on the Term Loan Priority Collateral).

“Fiscal Month” means a fiscal month of the Borrower.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (ii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year, (iii) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year and (iv) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, in each case subject to Section 10.08.

“Fiscal Year” shall mean, subject to Section 10.08, the fiscal year of the Borrower ending March 31 of each calendar year.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(d).

“Flood Hazard Property” means any Mortgaged Property located in the United States in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any Fiscal Quarter of (i) Consolidated EBITDA for the four-Fiscal Quarter period then ending minus the sum of (a) Capital Expenditures (excluding, without duplication Capital Expenditures, to the extent financed with proceeds of dispositions, any equity proceeds, capital stock, or long-term Indebtedness (other than with proceeds of Revolving Loans and Swingline Loans)) during such period plus (b) the aggregate amount of Taxes on the overall net income of the Borrower and its Restricted Subsidiaries and actually paid in cash during such period (net of Tax refunds received in cash in such period) to (ii) Fixed Charges for such four-Fiscal Quarter period.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(1)

Consolidated Debt Service Charges (including any cash items as are included in clause (1)(b) of the definition of Consolidated EBITDA) of such Person for such period, but in any event: (A) excluding (to the extent such items have not been added back in the calculation of Consolidated EBITDA) (i) fees and expenses associated with the Transactions and any annual agency fees payable in connection with the Credit Documents, (ii) non-recurring and/or non-cash costs associated with obtaining, or breakage costs in respect of, any Hedging Agreement or any other derivative instrument other than any interest rate Hedging

Agreement or interest rate derivative instrument with respect to Indebtedness, (iii) fees and expenses associated with any dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (iv) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, and (v) any expense arising from any bridge, commitment, structuring and/or other financing fee (including agency and trustee fees) and (B) net of cash interest income for such period; plus

(2)	required pension payments for the immediately succeeding four-Fiscal Quarter period that are not expensed in the calculation of Consolidated Net Income or Consolidated EBITDA; plus

(3)

the aggregate amount of scheduled principal payments in respect of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries paid or payable in cash during such period (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary and in any case, excluding any purchase price adjustment, intercompany Indebtedness, the reimbursement of any trade letters of credit and the payment of any Indebtedness at the maturity thereof); plus

(4)	all cash Dividends or other distributions (excluding items eliminated in consolidations) on any series of Capital Stock of the Borrower during such period made pursuant to Section 11.03(a); plus

(5)

without duplication of (4), solely for purposes of calculating whether the Payment Conditions have been satisfied, all other cash Dividends or other distributions (excluding items eliminated in consolidations) on any series of Capital Stock of the Borrower during such period.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a U.S. Subsidiary.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that (x) by its terms matures more than one year from the date of its Incurrence by the Borrower or such Restricted Subsidiaries or (y) matures within one year from such date but that (in the case of this clause (y)) is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation).

“Governmental Authority” shall mean the government of Canada or the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial, regional, county, municipal or local, and any agency, authority, instrumentality, regulatory body, ministry, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Official” shall mean any officer or employee of any Governmental Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Great Lakes Reserve” shall mean a Reserve that may be imposed by the Administrative Agent in its Permitted Discretion based on certain liquidation expenses related to a potential orderly sale of Eligible Inventory during the period in each calendar year when the Great Lakes are generally frozen and not navigable, to be in an amount not to exceed (i) $10,000,000 as of December 1 and for the remainder of the month of December, (ii) $7,500,000 as of January 1 and for the remainder of the month of January, (iii) $5,000,000 as of February 1 and for the remainder of the month of February, (iv) $2,500,000 as of March 1 and for the remainder of the month of March, and (v) 0$ as of April 1 and for the remaining months in such calendar year .

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 15.01.

“Guarantors” shall mean Holdings, the Borrower (other than with respect to its Obligations) and each other Subsidiary Guarantor, it being understood that any guarantor under the Term Loan Facility, the CapEx Facilities, any other Material Indebtedness or any Permitted Refinancing Indebtedness in respect of the foregoing (with respect to a Permitted Refinancing of Material Indebtedness, which Permitted Refinancing also constitutes Material Indebtedness) shall be required to become a Guarantor hereunder.

“Guaranty” shall mean the guaranty issued pursuant to Section 15 by Holdings, the Borrower (other than with respect to its Obligations) and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; toxic substances; polychlorinated biphenyls (“PCBs”) or any substance, element or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant, deleterious substance, contaminant, chemical, waste of any nature, material, compound, constituent, derivative, element or substance regulated under any Environmental Laws .

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging Borrower’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Historical Excess Availability” shall mean an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter.

“Historical Utilized Commitments” shall mean, on any date of determination, (i) an amount equal to the sum of each day’s Total Utilization of Revolving Commitments during the most recently ended Fiscal Quarter divided by (ii) the number of days in such Fiscal Quarter.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Reorganization Transaction” means (a) the contribution by Holdings of 100% of the Equity Interests of the Borrower to a newly formed domestic “shell” company owned or controlled by the Permitted Holders or (b) the merger, amalgamation or other consolidation of Holdings with another Person that after giving effect thereto shall hold 100% of the Equity Interests of the Borrower, in each case, so long as, contemporaneously therewith (as applicable) (i) New Holdings delivers to the Administrative Agent any new certificate issued (if any) to evidence the contributed Equity Interests of the Borrower and grants a security interest in such Equity Interests in favor of the Administrative Agent pursuant to the Security Agreement or a joinder thereto in a form reasonably satisfactory to the Administrative Agent and (ii) New Holdings assumes the Guaranty provided by Holdings and all other obligations of Holdings under this Agreement and each of the other Credit Documents to which Holdings is a party pursuant to a supplement hereto or thereto that is reasonably acceptable to the Administrative Agent.

“Hourly Pension Plan” means the Essar Steel Algoma Inc. Pension Plan for Hourly Employees (Canada Revenue Agency and Financial Services Commission of Ontario Registration No. 1079904).

“IFRS” shall mean International Financial Reporting Standards as in effect from time to time; provided that determinations in accordance with IFRS for purposes of Sections 5 and 11, including defined terms as used therein, and for all purposes of determining the Fixed Charge Coverage Ratio or the Consolidated Total Leverage Ratio, are subject (to the extent provided therein) to Section 1.07 and Section 14.07(b).

“Immaterial Subsidiary” shall mean, as of any date, each Restricted Subsidiary of the Borrower that (i) has not guaranteed any other Indebtedness of the Borrower and (ii)(x) has total assets together with all other Immaterial Subsidiaries (other than Unrestricted Subsidiaries) (as determined in accordance with IFRS) of less than 2.50% of the Consolidated Total Assets of the Borrower (measured, at the end of the most recent fiscal period for which internal financial statements are available) and (y) “earnings before interest, taxes, depreciation and amortization” (calculated in a manner consistent with the definition of “Consolidated EBITDA”), together with all other Immaterial Subsidiaries (other than Unrestricted Subsidiaries) of less than 2.50% of the Consolidated EBITDA of the Borrower (measured for the most recently ended four consecutive fiscal quarters for which internal consolidated financial statements are available), in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary; provided, that if internal financial statements are not available, this definition shall be applied based on the financial statements delivered (1) pursuant to Section 10.01(b) or (c) or (2) at all times prior to the delivery of financial statements pursuant to Section 10.01(b) or (c), pursuant to Section 6.12.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling or step-sibling (and any linear descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, any of the foregoing individual’s (including the initial individual’s) estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Incremental Tranche” has the meaning assigned to such term in Section 2.14(a).

“Incremental Cap” means, at any time:

(a)    $25,000,000, plus

(b)    the amount by which the Borrowing Base exceeds the Total Revolving Loan Commitment at such time, plus

(c)    the amount of any optional permanent reductions of any Revolving Loan Commitment in accordance with Section 2.13 or 4.02;

provided that any Incremental Revolving Facility may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Borrower in its sole discretion.

“ Incremental Commitment” has the meaning assigned to such term in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the date hereof but regardless of whether in effect on the relevant date of determination).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.14) and the Borrower executed by each of (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Revolving Facility being incurred pursuant thereto and in accordance with Section 2.14.

“Incremental Increase” has the meaning assigned to such term in Section 2.14(a).

“Incremental Lender” has the meaning assigned to such term in Section 2.14(b).

“Incremental Loan” has the meaning assigned to such term in Section 2.14(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.14(a).

“Incur” shall mean issue, create, assume, enter into any Guaranty of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness hereunder or pursuant to any other revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed hereunder or thereunder.

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.07(d).

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and in each case excluding (a) any earn out obligation or purchase price adjustment until such obligation (I) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with IFRS and (II) has not been paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (b) any such obligations incurred under ERISA or under any employee consulting agreements, (c) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis) and (d) liabilities associated with customer prepayments and deposits), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Person, any Preferred Stock (including, in each case, any accrued dividends);

(7)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); provided that in no event shall any Hedging Obligations be deemed “Indebtedness” for any calculation of the Consolidated Total Leverage Ratio or any other financial ratio under this Agreement.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder), (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder) and (z) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any of its Subsidiaries solely by reason of push-down accounting under IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business;

(ii)	Cash Management Services;

(iii)

in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(iv)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(v)	any obligations with respect to trade payables.

“Indebtedness to be Refinanced” shall have the meaning provided in Section 6.08(a).

“Indemnified Person” shall have the meaning provided in Section 14.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in preceding clause (a), Other Taxes.

“Independent Financial Advisor” shall mean an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Borrower.

“Individual RL Exposure” of any Lender shall mean, at any time, the sum of (x) the Dollar Amount of all Revolving Loans made by such Lender and then outstanding, (y) such Lender’s RL Percentage of the aggregate Letter of Credit Exposure at such time and (z) such Lender’s RL Percentage of the aggregate Swingline Loan Exposure, in each case at such time.

“Initial Agreement” shall have the meaning provided in Section 11.05.

“Initial Credit Documents” shall mean this Agreement, the Canadian Pledge Agreement, the U.S. Pledge Agreement, the Security Agreements, the Mortgage with respect to the Mortgaged Property, the ABL Intercreditor Agreement and the Inter-Lender Agreement.

“Initial Revolving Facility” means the Initial Revolving Loan Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Lender” means each Lender party to this Agreement on the Closing Date with an Initial Revolving Loan Commitment.

“Initial Revolving Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Revolving Loan Commitment” shall mean, for each Initial Lender, the Dollar Amount set forth opposite such Initial Lender’s name in Schedule 1.01(a) directly below the column entitled “Initial Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 12.01, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13, or 14.04(b) or (z) increased or adjusted from time to time pursuant to Section 2.14.

“Initial Revolving Loan Maturity Date” shall mean November 30, 2023.

“Instruments” shall mean any and all assets which constitute “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York or “instruments” as defined in the PPSA as in effect on the date hereof, and in which the relevant Person now or hereafter has rights.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Credit Party which is a holder of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 10.03 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies and all requirements of the issuer of any of the Insurance Policies binding upon each Credit Party which is a holder of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning provided in Section 9.19(a).

“Inter-Lender Agreement” shall mean that certain inter-lender agreement, dated as of the Closing Date, by and among, inter alios, the Borrower, New PortLP, the Collateral Agent, the Term Loan Collateral Agent, the New PortLP Facility Collateral Agent and the lenders under the CapEx Facilities from time to time (or the collateral representative in respect thereof), substantially in the form of Exhibit O-2.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by Holdings or any Restricted Subsidiary of Holdings to Holdings or any Restricted Subsidiary of Holdings.

“Intercompany Note” shall mean a promissory note evidencing Intercompany Debt, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan or Canadian CDOR Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan or Canadian CDOR Rate Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Inventory” shall mean, with respect to assets located in the United States, any and all assets which constitute “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York and, with respect to assets located in Canada, any and all assets which constitute “inventory” as defined in the PPSA as in effect on the date hereof, and in which the relevant person now or hereafter has rights.

“Inventory Reserves” shall mean Reserves established in the Permitted Discretion of the Collateral Agent pursuant to clause (2) of the definition of “Eligible Inventory”.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the original principal amount of such Investment and less any such amounts which increase the ability to make a Restricted Payment pursuant to Section 11.03(a)).

For purposes of Sections 10.21 and 11.03:

(1)    “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Subsidiary attributable to the Borrower’s equity interest therein as determined by the Borrower in good faith at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have an “Investment” in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary attributable to the Borrower’s equity interest therein as determined by the Borrower in good faith at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Securities” shall mean:

(1)    securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)    debt securities or debt instruments with a rating of “A “ or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(4)    investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investors” means (a) collectively, Bain Capital, LP, Barclays Bank PLC, Marathon Asset Management, LP, GoldenTree Asset Management, LP (in each case, collectively with the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby) and (b) the Management Investors as of the Closing Date.

“IPO Reorganization Transaction” means any transaction taken in connection with and reasonably related to consummating a Qualifying IPO by the Borrower or any Parent Entity thereof so long as, after giving effect thereto, (a) the Credit Parties are in compliance with the Collateral and Guarantee Requirements and Section 10.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such IPO Reorganization Transaction no longer constituting Collateral) as a result of such IPO Reorganization Transaction.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean Wells Fargo (except as otherwise provided in Section 13.09) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit or Reimbursement Undertakings hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit or Reimbursement Undertakings to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“Judgment Currency” shall have the meaning provided in Section 14.22(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 14.22(a).

“Junior Financing” shall mean, collectively any Subordinated Indebtedness and any Permitted Refinancing Indebtedness in respect thereof that constitutes Subordinated Indebtedness; provided, that Junior Financing shall not include any Intercompany Debt or any Indebtedness under the CapEx Facilities or the New PortLP Facility for so long as the borrower in respect thereof is New PortLP and New PortLP is an Unrestricted Subsidiary.

“Junior Lien Priority” shall mean a Lien on Collateral that ranks junior in priority to the Liens securing the Obligations; provided that, such junior priority Lien shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower.

“Landlord Access Agreement” shall mean a landlord waiver, collateral access agreement or similar subordination or other agreement, in form and substance reasonably satisfactory to the Administrative Agent.

“Latest Maturity Date” shall mean, as of any date of determination, the latest Maturity Date applicable to any Loan or Revolving Loan Commitment hereunder at such time, including the latest maturity or expiration date of any Additional Revolving Loan Commitment or any Additional Revolving Loan.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Restricted Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Restricted Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) any Subordinated Indebtedness and (y) any Equity Interests).

“Lead Arrangers” shall mean, collectively, Wells Fargo Capital Finance Corporation Canada, Bank of Montreal, Barclays Bank PLC, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Toronto Branch in their capacities as joint lead arrangers and joint bookrunners under this Agreement, and any successors thereto.

“Leases” shall mean the New PortLP Leases and any and all other leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lender” shall mean each Initial Lender, any lender with an Additional Revolving Commitment or an outstanding Additional Revolving Loan and any other Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14, 14.04 or 14.12(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender and each Issuing Lender.

“Lender Hedging Agreement” shall mean any Hedging Agreement (a) between (i) the Borrower and (ii) any Person that was a Lender or an Affiliate of a Lender (whether or not such Person has ceased to be a Lender under this Agreement) or any Person designated by the Borrower and reasonably satisfactory to the Administrative Agent, in each case, at the time it entered into such Hedging Agreement and (b) entered into pursuant to a master agreement that has been designated by such Person and the Borrower, by notice to the Administrative Agent in the form of an ABL Hedge Letter Agreement not later than thirty (30) days after the execution and delivery thereof by the Borrower as a master agreement governing Lender Hedging Agreements and receipt of such notice has been acknowledged in writing by the Administrative Agent; provided that such Lender Hedging Agreement is not otherwise secured by any of the Term Loan Facility Documents.

“Letter of Credit” shall have the meaning provided in Section 3.01.

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time. The Letter of Credit Exposure of any Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, with respect to any Tranche at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit under such Tranche at such time and (ii) the Dollar Amount of all Unpaid Drawings in respect of all Letters of Credit under such Tranche, in each case at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Letter of Credit Sublimit” shall mean $50,000,000, as increased from time to time pursuant to Section 2.14.

“LIBOR Rate” shall mean, the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of a

Base Rate Loan to a LIBOR Loan) by the Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto (other than a Swingline Loan or an Extraordinary Advance).

“Lien” shall mean, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan” shall mean each Revolving Loan and each Swingline Loan (including any Revolving Loan and any extension of credit incurred pursuant to an Incremental Commitment).

“Management Advances” shall mean loans or advances made to, or Guaranties with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary:

(1)     (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Borrower, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors;

(2)     in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)     not exceeding $3,000,000 in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, managers, employees and members of management of the Borrower, any Parent Entity and/or any subsidiary of the Borrower and their Immediate Family Members.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors as in effect from time to time.

“Market Capitalization” means, at any date of determination pursuant to Section 1.06, the amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of the Borrower or any Parent Entity multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the case of the ABL Intercreditor Agreement, or in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of the ABL Intercreditor Agreement or such Market Intercreditor Agreement, as applicable, to the extent such agreement governs similar priorities, in each case of clause (a) or (b) as determined by the Borrower and the Administrative Agent in good faith.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the material rights and remedies (taken as a whole) of the Administrative Agent under the applicable Credit Documents.

“Material Commercial Tort Claim” means Commercial Tort Claims involving a claim of in excess of $5,000,000 (as determined in good faith by the Borrower).

“Material Indebtedness” shall mean (i) Indebtedness under the Term Loan Facility and (ii) any other Indebtedness (other than the Loans) or Hedging Obligations of Holdings or any of its Restricted Subsidiaries in an aggregate outstanding principal amount exceeding, in the case of this clause (ii), the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of Holdings or any of its Restricted Subsidiaries at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if the related Hedging Agreement were terminated at such time.

“Material Real Estate Asset” means the New PortLP Sublease.

“Maturity Date” shall mean (a) with respect to the Initial Revolving Loans, the Initial Revolving Loan Maturity Date, (b) with respect to the Swingline Loans, the Swingline Expiry Date, (c) with respect to any Tranche of Extended Commitments, the Extended Loan Maturity Date specified in the applicable Extension Amendment and (d) with respect to any other Additional Revolving Loan, the final maturity date set forth in the applicable Incremental Facility Amendment or Refinancing Amendment.

“Maximum Rate” shall have the meaning provided in Section 14.20.

“Maximum Swingline Amount” shall mean $20,000,000, as increased from time to time pursuant to Section 2.14.

“Minimum Borrowing Amount” shall mean (i) for Initial Revolving Loans, a Dollar Amount of $1,000,000, and (ii) for Swingline Loans, a Dollar Amount of $100,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.15(b).

“Model” means the financial model delivered by or on behalf of the Borrower to the Lead Arrangers on September 10, 2018 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Lead Arrangers).

“Monthly Reporting Period” shall mean the period (a) commencing when Excess Availability is less than 15% of the Total Revolving Loan Commitment and (b) ending on the date when Excess Availability is at least 15% of the Total Revolving Loan Commitment for a period of thirty (30) consecutive calendar days.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any agreement, including, but not limited to, a mortgage, debenture, deed of trust, leasehold mortgage, leasehold deed of trust, or any other document, creating and evidencing a Lien on a Mortgaged Property granted to the Collateral Agent as security for a Credit Party’s obligations, which shall be substantially in the form of Exhibit M or, subject to the terms of the ABL Intercreditor Agreement, other form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgage Policy” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” shall mean the New PortLP Sublease.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Nationally Recognized Statistical Rating Organization” shall mean a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)     all legal, accounting, banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Borrower and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)     all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition (other than to the extent secured by a Lien which ranks pari passu with or is junior to the Liens securing the Obligations), in accordance with the terms of any Lien upon such assets, or which by Applicable Law be repaid out of the proceeds from such Asset Disposition (provided that, to the extent such amounts are not used to make payments in respect of such Taxes, such proceeds shall constitute Net Available Cash);

(3)     all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Borrower or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)    the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition; provided that, to the extent at any time any such amounts are released from such reserve (other than in connection with a payment of such liability), such amounts shall constitute Net Available Cash.

“Net Cash Proceeds” shall mean with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Borrower and after taking into account any available tax credit or deductions and any tax sharing agreements) (provided that, to the extent such amounts are not used to make payments in respect of such Taxes, such proceeds shall constitute Net Cash Proceeds).

“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an unaffiliated valuation company acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request (or as otherwise required hereunder) and the Borrower’s expense, less the amount estimated by such valuation company for marshaling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory.

“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage: (a) the numerator of which is the amount equal to the Net Orderly Liquidation Value of Inventory as set forth in the most recent appraisal of the Inventory received by the Collateral Agent in accordance with Section 8.04, as applicable, and (b) the denominator of which is the Value of the aggregate amount of Inventory subject to appraisal.

“New Holdings” means the Person that shall, immediately following the consummation of a Holdings Reorganization Transaction in accordance with the provisions of the definition thereof, hold 100% of the Capital Stock of the Borrower.

“New PortGP” shall mean Algoma Docks GP Inc., a British Columbia corporation and the general partner of New PortLP.

“New PortLP” has the meaning assigned to such term in the recitals to this Agreement.

“New PortLP Cash Consideration” has the meaning assigned to such term in the recitals to this Agreement.

“New PortLP Facility” shall mean that certain senior secured term loan credit agreement dated as of the Closing Date, among the Borrower, as guarantor, New PortLP, as borrower, New PortGP, and the investors and financial institutions party thereto from time to time.

“New PortLP Facility Administrative Agent” shall mean Cortland Capital Market Services LLC, in its capacity as the administrative agent under the New PortLP Facility Documents, or any successor administrative agent under the New PortLP Facility Documents.

“New PortLP Facility Collateral Agent” shall mean Cortland Capital Market Services LLC, in its capacity as the collateral agent under the New PortLP Facility Documents, or any successor collateral agent under the New PortLP Facility Documents.

“New PortLP Facility Documents” shall mean that certain Senior Secured Term Loan Credit Agreement dated on or about the date hereof among New PortLP, New PortGP, the Borrower, GIP Primus L.P., as an investor, Brightwood Loan Services LLC, as an investor, the New PortLP Facility Administrative Agent and the New PortLP Facility Collateral Agent, as the same may be amended, supplemented, restated or replaced from time to time and all “Loan Documents” as defined therein.

“New PortLP Head Lease”, “New PortLP Sublease”, and “New PortLP Leases” each has the meaning assigned to such term in the recitals to this Agreement.

“New PortLP Payments Amount” shall mean, collectively, (a) the aggregate amount of (i) the tax and other claim liabilities of New PortLP and New PortGP (collectively, the “Port Lease Entities”) required to be paid by the Port Lease Entities and all costs incurred by the Borrower or the Port Lease Entities in connection with reporting obligations under or otherwise incurred in connection with compliance with Applicable Law of any Governmental Authority related to the New Port Lease and the ownership or operation of the port lands and the port assets, (ii) rent and other payments required to be paid under the New PortLP Leases, general corporate overhead expenses, including professional fees and expenses, and other operational expenses of the Port Lease Entities and of the Borrower related to the New PortLP Leases and the ownership or operation of the port lands and the port assets and (iii) payments on account of the New PortLP Cash Consideration and any principal, interest, premiums or other amounts required to be paid by New PortLP under, and in accordance with, the New PortLP Facility and (b) without duplication of clause (a), payments on account of principal, interest, premiums or other amounts under the New PortLP Facility, regardless of whether then due and payable, so long as following such payment, the New PortLP Facility is paid in full.

“New PortLP Transaction Documents” means, collectively, the New PortLP Facility, the New PortLP Head Lease, the New PortLP Sublease and the Inter-Lender Agreement.

“New PortLP Transactions” has the meaning assigned to such term in the recitals to this Agreement.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean each Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 22 Adelaide Street West, 22nd Floor, Toronto, Ontario, Canada M5H 4E3, Attention: Kevin Freer, Fax: 855-241-2150, email: kevin.freer@wellsfargo.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 14.22(a).

“Obligations” shall mean (a) the Credit Document Obligations inclusive of Extraordinary Advances, (b) all Hedging Obligations pursuant to Lender Hedging Agreements and (c) all Cash Management Obligations pursuant to Treasury Services Agreements entered into with any Person that was a Lender, affiliate of a Lender or any Person designated by the Borrower and reasonably satisfactory to the Administrative Agent, in each case, at the time it entered into such Treasury Services Agreement whether or not such Person has ceased to be a Lender under this Agreement; provided, however, that for any of the foregoing in clauses (b) and (c) to be included as an Obligation for purposes of a distribution under the Pari Principal Waterfall Clause, the applicable Secured Party and the Borrower must have previously provided written notice to the Administrative Agent of the maximum dollar amount of obligations arising thereunder (the “Banking Services Product Amount”). The Banking Services Product

Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will Obligations include any Excluded Swap Obligations.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate, signed by an Authorized Officer of such Person.

“Ontario CapEx Facility” shall mean that certain Credit Agreement dated as of the Closing Date among the Borrower, as borrower, and Her Majesty the Queen in Right of Ontario, as represented by the Minister of Northern Development and Mines, as lender, providing for capital expenditure credit facilities in an initial aggregate principal amount of Can$60,000,000.

“Opinion of Counsel” shall mean a written opinion from legal counsel reasonably satisfactory to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or its Restricted Subsidiaries.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation or deed of incorporation and operating agreement and articles of association (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, (v) with respect to any Foreign Subsidiary, the equivalent of the foregoing in such Foreign Subsidiary’s jurisdiction of incorporation or organization, and (vi) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Overadvance” shall have the meaning provided in Section 5.02.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in an Available Currency (other than U.S. Dollars), the rate of interest per annum at which overnight deposits in the applicable Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the London or other applicable offshore interbank market for such Available Currency to major banks in such interbank market.

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

“Parent Entity Expenses” shall mean:

(1)

costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with Applicable Law, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, or any agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)

customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Borrower and its Restricted Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Restricted Subsidiaries;

(4)

general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Borrower or any of its Restricted Subsidiaries and franchise or similar Taxes;

(5)	expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary,

(y)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)	otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed;

(6)

without duplication of (5) above, (x) fees and expenses related to any debt and/or equity offerings (including refinancings), investments and/or acquisitions permitted or not restricted by this Agreement (whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Entity) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar role and (y) after the consummation of an initial public offering or the issuance of debt securities, Public Company Costs;

(7)	for greater certainty, sales Taxes, commodity Taxes and other similar Taxes exigible in respect of any payment described in (1) to (6) above; and

(8)	customary guarantee obligations in respect of any payment described in (1) to (7) above.

“Pari Principal Waterfall Clause” shall have the meaning provided in Section 12.02.

“Participant” shall have the meaning provided in Section 14.04(a).

“Participant Register” shall have the meaning provided in Section 14.04(e).

“Patriot Act” shall have the meaning provided in Section 14.18.

“Payment Conditions” shall mean that at the time of each action or transaction and after giving effect thereto each of the following conditions are satisfied:

(a)     (x) in the case of the payment of any Dividend or Restricted Debt Payment, in each case, no Event of Default shall be continuing or would result therefrom and (y) in any other case, no Specified Event of Default shall be continuing or would result therefrom; and

(b)     both (x) Specified Excess Availability on the date of the proposed transaction or payment and (y) average daily Specified Excess Availability for a period of thirty (30) consecutive calendar days immediately preceding such transaction or payment (in each case, calculated on a Pro Forma Basis) would be equal to or greater than:

(i)     if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (x) 15% of Availability and (y) $26,250,000; and

(ii)     if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than to 1.00: 1.00, the greater of (x) 20% of Availability and (y) $35,000,000.

“PBA” shall mean the Pension Benefits Act (Ontario) and all regulations made thereunder, as amended from time to time, and any corresponding pension benefits standards legislation of other jurisdictions in Canada.

“Pension Contribution Reserve” shall mean, at any time, a Reserve that may be imposed by the Administrative Agent in its Permitted Discretion in an aggregate amount not to exceed the Pension Contribution Reserve Amount.

“Pension Contribution Reserve Amount” shall mean, at any time, the sum of (a) the amount of any overdue special payments and contributions for normal costs required to be made by the Borrower or any Guarantor pursuant to Applicable Law in respect of any DB Plan (excluding, for greater certainty, any special payments required in relation to a full or partial wind-up of a DB Plan) that have not been paid when due, provided such amounts would not be considered a Permitted Lien, plus (b) without duplication of clause (a), the amount of all special payments and normal costs required to be paid by the Borrower or any Guarantor pursuant to Applicable Law in respect of any DB Plan for the immediately succeeding 30 day period.

“Pension Matters Documents” shall mean, collectively (a) the Salaried Pension Plan Exemption Agreement; (b) Hourly Pension Plan Exemption Agreement; (c) Memorandum of Settlement re Pension Matters with USW Local 2251, (d) Memorandum of Settlement re Pension Matters with USW Local 2724, (e) Amended Pension Matters Agreement with USW Local 2251 and with USW Local 2724, (f) WRAP Pension Plan Agreement and (g) the WRAP Pension Plan Order.

“Pension Regulatory Relief” shall mean the obtaining by the Borrower of (a) regulatory relief from the application of s. 57(3) of the Pension Benefits Act (Ontario) in relation to the Hourly Pension Plan and Salaried Pension Plan, with respect to any contributions due and not paid into the hourly and salaried plans prior to the Closing Date; and (b) permanent regulatory relief from the application of s. 57(4) of the Pension Benefits Act (Ontario) in respect of the Hourly Pension Plan and the Salaried Pension Plan and, in the event that the WRAP Pension Plan is assumed by the Borrower pursuant to the applicable Pension Matters Documents, shall mean, (c) regulatory relief from the application of s. 57(3) of the Pension Benefits Act (Ontario), in relation to the WRAP Pension Plan, with respect to any contributions due and not paid prior to the Closing Date, and (d) permanent regulatory relief from the application of s. 57(4) of the Pension Benefits Act (Ontario) in respect of the WRAP Pension Plan.

“Perfection Certificate” shall mean a certificate in the form of Exhibit N-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit N-2 or any other form approved by the Administrative Agent.

“Perfection Requirements” means (a)(i) the filing of appropriate UCC financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Credit Party (or equivalent location or office in the applicable jurisdiction)

and (ii) the filing of appropriate PPSA financing statements in each province or territory in Canada where a Credit Party is located (as determined under the PPSA) and each province and territory in Canada where a Credit Party owns tangible personal property, (b) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office, the U.S. Copyright Office and/or the Canadian Intellectual Property Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages with respect to the Mortgaged Property, in favor of the Collateral Agent for the benefit of the Secured Parties, (d) the delivery to the Collateral Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Credit Documents and (e) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Collateral Agent or to enforce the rights of the Collateral Agent and the Secured Parties under the Credit Documents.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture or similar arrangement for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture or similar arrangement), in each case if (1) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 10.22, (2)(a) such Person is or becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or a substantial portion of its assets (or such division, business line, unit or product line or facility) to, or is liquidated into, the Borrower and/or any Restricted Subsidiary as a result of such transaction, (3) to the extent applicable, such target Person and the Credit Parties shall comply with the Collateral and Guarantee Requirements and Section 10.12 with respect to any such target Person (other than any such target Person that is or becomes an Excluded Subsidiary) and (4) at the applicable time elected by the Borrower in accordance with Section 1.06, with respect to such acquisition, no Specified Event of Default shall have occurred and be continuing.

“Permitted Cure Securities” shall mean Capital Stock (other than Disqualified Stock) of the Borrower or any Parent Entity.

“Permitted Discretion” shall mean, subject to Section 2.17, the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto and accepted by the Administrative Agent, including the Liens listed on Schedule 11.01 registered on title to the Mortgaged Properties identified on Schedule 8(a) to the Perfection Certificate.

“Permitted Holders” shall mean, collectively, (1) the Investors, (2) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Borrower, acting in such capacity and (3) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group set forth in this clause (3) and without giving effect to the existence of such group or any other group, the persons identified in clause (1) collectively have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect Parent Entities held by such group.

“Permitted Initial Revolving Credit Event Purposes” means one or more Borrowings of Revolving Loans on the Closing Date (i) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds or to issue new Letters of Credit, (ii) to provide for ordinary course working capital needs and (iii) in an amount not to exceed $45,000,000, to pay Transaction Expenses, for purchase price and working capital adjustments, if any, under the Acquisition Agreement and for general corporate purposes.

“Permitted Investment” means (in each case, by the Borrower or any of its Restricted Subsidiaries):

(1)

Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Borrower or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the aggregate amount of all Investments made pursuant to this clause (1) in any Restricted Subsidiary that is not (or will not become) a Subsidiary Guarantor, when combined with (i) the aggregate amount of all dispositions by a Credit Party to a Restricted Subsidiary that is not a Credit Party pursuant to clause (1) of the definition of Asset Disposition and (ii) the aggregate principal amount of Indebtedness owing by any Non-Guarantor Subsidiary to a Credit Party outstanding pursuant to Section 11.04(b)(3), shall not exceed $10,000,000 at any one time outstanding;

(2)	Permitted Acquisitions;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)

Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	Management Advances;

(7)

Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)

Investments existing or pursuant to agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 11.04;

(11)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 11.01;

(12)	any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)

(i) Investments made in connection with the Transactions, (ii) Investments existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 11.03 and (iii) any modification, replacement, renewal or extension of any Investment described in clause (ii) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof as in effect on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of payment-in-kind securities);

(14)

Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, sublicenses or leases of intellectual property, in any case, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement;

(15)

(i) Guarantees of Indebtedness not prohibited by Section 11.04 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business; provided, that any Guarantee by any Non-

Guarantor Subsidiary of any Indebtedness that is Incurred under Section 11.04(a) or Section 11.04(b)(5)) shall be subject to the same caps set forth therein, and (ii) performance guarantees with respect to obligations that are permitted by this Agreement;

(16)	Investments consisting of earn out money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(17)

Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into the Borrower or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)	Investments consisting of licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(20)

(A) Investments in joint ventures and similar entities having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (A) that are at the time outstanding, not to exceed $30,000,000; and (B) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (B) that are at the time outstanding, not to exceed the sum of (I) in the case of Investments in New PortLP and New PortGP, the New PortLP Payments Amount plus (II) $15,000,000;

(21)

additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 12% of Consolidated Total Assets as of the last day of the most recently ended Calculation Period, plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes Section 11.03 of any amounts applied pursuant to the Available Equity Amount); provided that, in each case, if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (21);

(22)	without duplication of clause (20), Investments in any Similar Business (including any joint venture engaged in a Similar Business) having an aggregate Fair Market

Value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed $30,000,000;

(23)	other Investments in an aggregate amount at any time outstanding not to exceed the Available RP Capacity Amount plus the Available RDP Capacity Amount;

(24)	[reserved];

(25)	Investments in Restricted Subsidiaries and joint ventures pursuant to any Permitted Reorganization and/or any IPO Reorganization Transaction;

(26)

Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Entity or Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control and to the extent such Capital Stock does not increase the Available Equity Amount;

(27)

loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Entity (to the extent such payments or other compensation relate to services provided to such Parent Entity (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Entity other than the Borrower and/or its subsidiaries)), the Borrower and/or any subsidiary in the ordinary course of business;

(28)

Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business; and

(29)

(i) Investments in any Parent Entity (or any other Person) in amounts and for purposes for which Permitted Payments or Restricted Payments to such Parent Entity (or such other Person) are permitted under Section 11.03; provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 11.03 and (ii) Investments consisting of loans and advances to any Parent Entity in connection with the reimbursement of expenses incurred on behalf of the Borrower or any Restricted Subsidiary in the ordinary course of business.

In the event that a Permitted Investment meets the criteria of more than one of the types of Permitted Investments (at the time made or at a later date), the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Investment in any manner that complies with this definition and such Permitted Investment shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Investment to which such Permitted Investment has been classified or reclassified; provided that, (X) upon delivery of any financial statements pursuant to Section 10.01(b) or (c) following the initial incurrence or making of any such reclassifiable item, if such reclassifiable item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” or “Payment Conditions” basket or exception, such reclassifiable item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” or Payment Conditions basket or exception, as applicable (in each case, subject to any other applicable provision of such “ratio-based” or Payment Conditions basket or exception, as applicable) and (Y) an Investment need not be permitted solely by reference to one category or clause of this definition but may instead be permitted in part under any combination thereof or under any other available exception; provided, however, that the foregoing shall not apply to clause (13) of this definition.

“Permitted Liens” shall mean, with respect to any Person:

(1)	Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2)

pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)

Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’, Liens imposed pursuant to the PBA for amounts required to be remitted but not yet due, or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)

Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5)

easements (including reciprocal easement agreements), survey exceptions, restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Borrower and its Restricted

Subsidiaries or to the ownership of their properties which do not (i) secure Indebtedness, (ii) in the aggregate materially adversely affect the value of said properties or (iii) materially impair their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(6)

Liens (a) on assets or property of the Borrower or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services (other than with a Secured Party in connection with any Lender Hedging Agreement and/or Cash Management Obligation and any Term Lender Hedging Agreement and/or Cash Management Obligations (each as defined in the Term Loan Credit Agreement or any other Term Loan Facility) that constitute “Obligations” under the Term Loan Credit Agreement or any other Term Loan Facility) permitted under Section 11.04; (b) that are contractual rights of set-off or, in the case of clauses (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 11.04(b)(8) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)	leases, subleases and licenses and sublicenses of assets (including Real Property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)

Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)

Liens (i) on assets or property of the Borrower or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred pursuant to Section 11.04(c)(7) and (b) any such Liens may not extend to any assets or property of the Borrower or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property (cross-collateralized) and (ii) any interest or title of a lessor under any Capitalized Lease Obligations or operating lease;

(10)

Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(11)

Liens existing on the Closing Date and described on Schedule 11.01 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property after the Closing Date other than (X) after-acquired property that is affixed or incorporated into the property covered by such Lien as of the Closing Date and (Y) proceeds and products of the property covered by such Lien as of the Closing Date, replacements, accessions or additions thereto and improvements thereon and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 11.04;

(12)

Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Borrower or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on assets or property of the Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness or other obligations of the

Borrower or such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary that is not a Subsidiary Guarantor, or Liens in favor of the Borrower or any Restricted Subsidiary;

(14)

Liens securing Permitted Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien (and on the same priority that such Permitted Lien may be incurred) hereunder;

(15)

(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any Real Property;

(16)

any encumbrance or restriction (including put and call arrangements, customary rights of first refusal and tag, drag and similar rights in joint venture agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)

Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; provided that any Inventory subject to a Lien pursuant this clause (18) shall not constitute Eligible Inventory;

(19)	Liens pursuant to the Security Documents securing the Secured Obligations (including any Replacement Revolving Facility);

(20)

Liens securing Indebtedness permitted to be Incurred pursuant to Section 11.04(b)(1) (including any Term Loan Facility and any Permitted Refinancing Indebtedness in respect thereof); provided that in the case of such Liens Incurred pursuant to this clause (20) that are on ABL Facility Priority Collateral, any such Liens on the ABL Facility Priority Collateral shall be expressly subordinated to the Lien on the ABL Facility Priority Collateral

securing the Obligations and the holders of such Indebtedness (or their agent or other representative) shall become a party to the ABL Intercreditor Agreement;

(21)

Liens on (x) the Capital Stock of New PortLP and New PortGP held by the Borrower that secure Indebtedness under the New PortLP Facility (including any Permitted Refinancing Indebtedness in respect thereof) and (y) Capital Stock or other securities or assets of, any Subsidiary that is not a Credit Party that secure Indebtedness or other obligations of a Subsidiary that is not a Credit Party that is permitted pursuant to Section 11.04;

(22)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23)

Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that any Inventory subject to a Lien pursuant to this clause (23) shall not constitute Eligible Inventory;

(24)	Liens on equipment of the Borrower or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25)

Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(26)

Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder (including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto), and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)	Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement;

(28)

Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 11.08 in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)

Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed at any one time outstanding $50,000,000; provided that (i) to the extent such Liens secure Subordinated Indebtedness, such Liens shall be limited to the Collateral and (ii) with respect to any such Lien permitted under this clause (29) on the ABL Facility Priority Collateral (other than specified cash and Cash Equivalents to be held in Excluded Accounts that are not included in the Borrowing Base), any such Liens on the ABL Facility Priority Collateral shall be expressly subordinated to the Lien on the ABL Facility Priority Collateral securing the Obligations and, in each case, the holders of such Indebtedness (or their agent or other representative) shall become a party to the ABL Intercreditor Agreement;

(30)

Liens Incurred to secure any Incremental Equivalent Debt; provided that in the case of such Liens Incurred pursuant to this clause (30) that are on ABL Facility Priority Collateral, any such Liens on the ABL Facility Priority Collateral Incurred to secure obligations referred to in this clause (30) shall be expressly subordinated to the Lien on the ABL Facility Priority Collateral securing the Obligations and the holders of such Indebtedness (or their agent or other representative) shall become a party to each applicable Acceptable Intercreditor Agreement then extant;

(31)	Liens on assets that are not ABL Facility Priority Collateral securing Indebtedness in an aggregate principal amount not to exceed $15,000,000;

(32)

Liens on the Collateral securing obligations in respect of the CapEx Facilities permitted to be Incurred pursuant to Section 11.04(b)(18) (including any Permitted Refinancing Indebtedness in respect thereof); provided that, any Liens on the Collateral Incurred to secure obligations referred to in this clause (32) shall be expressly subordinated to the Lien on the Collateral securing the Obligations and the holders of such Indebtedness (or their agent or other representative) shall become a party to the ABL Intercreditor Agreement;

(33)	Liens on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties relating to the Collateral Agent’s administrative expenses with respect to the Collateral;

(34)	[Reserved];

(35)	any Permitted Encumbrances;

(36)

the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially reduce the value of the property or assets of the Person or materially interfere with the access or use of such assets or property in the operation of the business of the Person;

(37)

servicing agreements, development agreements, site plan agreements, and other agreements with any Governmental Authority pertaining to the use or development of any of the Mortgaged Property of the Person, provided same are complied with and do not materially reduce the value of the Mortgaged Property of the Person or materially interfere with the use of such Mortgaged Property in the operation of the business of the Person including any obligations to deliver letters of credit and other security as required;

(38)

the right reserved to or vested in any Governmental Authority (i) by any statutory provision or (ii) by the terms of any lease, license, franchise, grant or permit of the Person to terminate any such lease, license, franchise, grant or permit;

(39)

Easements and rights of way granted to a public utility or any municipality or governmental or other public authority to access and maintain overhead electric, telephone and cable television lines and underground electric, water, sewer, telephone, and cable television lines when required by such utility or other authority in connection with the operation of the business or the ownership of the Mortgaged Property, provided that such Liens do not materially reduce the value of the Mortgaged Property or materially interfere with the access or use of such Mortgaged Property in the operation of the business of the Person;

(40)	Liens created or arising under, or pursuant to, the New PortLP Leases, including the easements and rights of way in connection therewith or granted thereunder;

(41)	Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted to be Incurred under Section 11.04(b)(9); and

(42)

Liens imposed on Real Property pursuant to (i) an order of a Bankruptcy Court or (ii) the Construction Act, R.S.O. 1990, c. C.30, as amended, arising in connection with or incidental to construction or maintenance in the ordinary course of business, in respect of obligations which are not more than thirty (30) days overdue, or if so due, have either been bonded off or the validity of which are being contested diligently and in good faith by all appropriate proceedings, and for which reasonable reserves under IFRS are maintained, so long as, during the period of such contestation there shall be no enforcement of such Liens or seizure or forfeiture of any Real Property of any Borrower subject thereto, and any Liens on cash and Cash Equivalents (including any securities entitlement and any related asset) held as of the Closing Date in the Construction Claims Account;

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of Incurrence or at a later date), the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified; provided that, (X) upon delivery of any financial statements pursuant to Section 10.01(b) or (c) following the initial incurrence or making of any such reclassifiable item, if such reclassifiable item could, based on such financial statements, have been incurred or made in reliance on clause (30) or any “ratio-based” basket or exception, such reclassifiable item shall automatically be reclassified as having been incurred or made under the applicable provisions of clause (30) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of clause (30) or such “ratio-based” basket or exception, as applicable) and (Y) any Lien need not be permitted solely by reference to one category or clause of this definition but may instead be permitted in part under any combination thereof or under any other available exception; provided, however, that the foregoing shall not apply to clauses (19), (20), (21) or (32) of this definition.

“Permitted Payments” shall have the meaning provided in Section 11.03(b).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries, as applicable; provided that:

(i)    subject to Section 1.07(g), the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable or, in the case of any Revolving Loan Commitments, the aggregate commitments then in effect in respect thereof) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all interest thereon that has been paid-in-kind, all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all premiums (including tender premiums), penalties, fees and expenses (including upfront fees and original issue discount), incurred in connection therewith);

(ii)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, that the foregoing limitation shall not apply to customary bridge loans with a maturity date of not longer than one year which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this clause (ii);

(iii)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iv)    such Permitted Refinancing Indebtedness is incurred by the Person who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and does not add any additional obligors or guarantors with respect thereto;

(v)    if such Permitted Refinancing Indebtedness is secured, (x) it shall not be secured by any assets other than the assets that secured (or under the written arrangements under which the original Lien arose, could secure) the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and (y) any such Lien on the ABL Facility Priority Collateral shall be expressly subordinated to the Lien on the ABL Facility Priority Collateral securing the Obligations and the holders of such Indebtedness (or their agent or other representative) shall become a party to each applicable Acceptable Intercreditor Agreement then extant;

(vi)    such Permitted Refinancing Indebtedness is guaranteed only by those Persons that are guarantors of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(vii)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged, and if secured by Liens on the Collateral, the holders of such Indebtedness (or their agent or other representative) shall become a party to each applicable Acceptable Intercreditor Agreement then extant.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Credit Parties shall comply with the Collateral and Guarantee Requirements and Section 10.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Shareholder Loans” shall mean unsecured loans made by any Permitted Holder to the Borrower or any Restricted Subsidiary (a) expressly subordinated in right of payment to the Obligations which provide for no payments of principal or interest (other than payment in kind interest), (b) are not convertible or exchangeable into securities of the Borrower or any of its Restricted Subsidiaries (other than Capital Stock (other than Disqualified Stock) of the Borrower), (c) contain no defaults and (d) are not mandatorily redeemable or redeemable at the option of the holder in the case of each of (a), (b), (c) and (d) prior to the date of the Latest Maturity Date.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by the Borrower to Holdings in order to permit Holdings or another Parent Entity to pay the tax liability in respect of consolidated or combined federal, state, provincial or local taxes not payable directly by the Borrower or any of its Restricted Subsidiaries which payments by the Borrower are not in excess of the tax liabilities that would have been payable by the Borrower and its Restricted Subsidiaries on a stand-alone basis.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any material employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by a Credit Party.

“Pledge Agreement Collateral” shall mean all Equity Interests, Indebtedness and related property, proceeds and rights pledged or granted as collateral pursuant to the Canadian Pledge Agreement and the U.S. Pledge Agreement and delivered (a) subject to the last paragraph of Section 6, on the Closing Date or (b) thereafter pursuant to Section 10.12.

“PPSA” shall mean the Personal Property Security Act (Ontario) (and other equivalent personal property security legislation in any other applicable Canadian province or territory) and the Regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the personal property security laws of any jurisdiction in Canada other than Ontario, with respect to such Collateral, PPSA shall mean those personal property security laws in such other jurisdiction of Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Preferred Stock” as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Premises” shall have the meaning provided in the applicable Mortgage.

“Prepetition 9.5% Notes” shall mean the 9.50% Senior Notes due 2019 issued under the Prepetition 9.5% Notes Indenture.

“Prepetition 9.5% Notes Indenture” shall mean that certain Indenture dated as of November 14, 2014, among ESAI, as issuer, certain affiliates of ESAI, as guarantors and Wilmington Trust, National Association, as trustee, as amended, supplemented or otherwise modified from time to time prior to the Filing Date.

“Prepetition ABL Credit Facility” means that certain Revolving Credit Agreement, dated as of November 14, 2014 among Algoma Holdings B.V., Essar Tech Algoma Inc., ESAI, certain subsidiaries of ESAI party thereto, the lenders party thereto and Deutsche Bank AG, as administrative agent and as collateral agent (as amended, supplemented or otherwise modified from time to time prior to the Filing Date).

“Prepetition Indebtedness” shall have the meaning provided in Section 6.08(b).

“Prepetition Term Loan Credit Facility” shall mean that certain Term Loan Credit Agreement, dated as of November 14, 2014, among Algoma Holdings B.V., ESAI, as borrower, certain affiliates of ESAI, as guarantors, the lenders referred to therein, Cortland Capital Market Services LLC, as successor administrative agent and collateral agent and the other parties thereto, as amended, supplemented or otherwise modified from time to time prior to the Filing Date.

“Priority Claim” means all claims or Liens created by Applicable Law (in contrast with Liens voluntarily granted), or interests similar thereto under Applicable Law, which rank prior or pari passu with the Liens on the ABL Facility Priority Collateral securing the Obligations including for amounts owing for, or in respect of, employee source deductions, wages, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation or any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.05.

“Proceedings” has the meaning assigned to such term in the recitals to this Agreement.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum (or supplemented thereto).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees and costs related to the foregoing.

“Purchase Money Obligations” shall mean any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction, repair or improvement of property (real or personal), plant, equipment or other assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Cash” shall mean, the amount of unrestricted cash of the Credit Parties held in one or more Deposit Accounts maintained by the Credit Parties in the United States or Canada either (a) maintained with the Administrative Agent or (b) over which the Administrative Agent has control pursuant to one or more blocked account Control Agreements, and in which the Collateral Agent has a first priority perfected security interest, subject to the requirements of Section 8.02.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Preferred Stock” of any Person shall mean any Preferred Stock of such Person that is not Disqualified Stock.

“Qualifying IPO” means any transaction or series of related transactions that results in any of the common Equity Interests of Holdings, any Parent Entity or the Borrower being publicly traded on any U.S. national securities exchange or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country in the European Union.

“Quarterly Payment Date” shall mean (i) for payments of principal, interest, and fees (other than Letter of Credit fees), April 1, 2019, and the first calendar day of each of July, October, January and April occurring thereafter, and (ii) for Letter of Credit fees, April 1, 2019, and the first Business Day of each of July, October, January and April occurring thereafter.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of “Applicable Commitment Fee Percentage”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased, managed, controlled or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender and (d) the Swingline Lender, as applicable.

“Refinancing” shall have the meaning specified in Section 6.08.

“Refinancing Amendment” shall mean an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Borrower executed by (a) Holdings and the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 14.12(d).

“Refinancing and Discharge of Obligations” shall mean the Refinancing and the Discharge of Prepetition Obligations, each as defined and described in Section 6.08.

“Refunding Capital Stock” shall have the meaning provided in Section 11.03(b)(2).

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Undertaking” shall have the meaning provided in Section 3.01.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers and employees of such Person and of such Person’s Affiliates, provided that, for purposes of the definition of Permitted Holders, Related Parties shall mean (i) any controlling stockholder or 60% (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any Immediate Family Member of such individual; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a 60% (or more) controlling interest of which consist of such Permitted Holder and/or such other persons referred to in the immediately preceding clause (i).

“Related Taxes” shall mean:

(1)	franchise and similar Taxes, and other fees and expenses, required to maintain such Parent Entity’s corporate existence;

(2)	payroll, employer health, employment insurance, health insurance, social security and other similar Taxes;

(3)	income Tax (including corporate income Tax, municipal business Tax and solidarity surcharge) and net wealth Tax;

(4)

for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for Canadian or U.S. federal and/or applicable provincial, state or local income Tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), the portion of any Canadian or U.S. federal, provincial, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Borrower and/or its Restricted Subsidiaries; provided that the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or its Restricted Subsidiaries, as applicable, would have paid had the Borrower and/or its Restricted Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group);

(5)

the amount of any Tax obligation of the Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Borrower as due and payable (but is not currently due and payable) by the Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Borrower and/or any Restricted Subsidiary;

(6)

any withholding Tax obligation payable by a Parent Entity under Part XIII of the Income Tax Act (Canada) on distributions permitted to be paid to a Parent Entity by the Borrower under the Credit Documents; or

(7)

for any quarter for which any Parent Entity is treated as a partnership or other pass-through entity for U.S. federal income tax purposes, the amount equal to the product of (A) the Parent Entity’s items of taxable income and gain less items of taxable loss and deduction (other than miscellaneous itemized deductions or, for the avoidance of doubt, foreign taxes) and (B) the highest marginal combined U.S. federal, New York State and New York City tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain (taking into account the deductibility of state and local taxes for federal income tax purposes and any difference in the tax rate resulting from the applicable holding period).

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 14.12(d).

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Revolving Facility” has the meaning assigned to such term in Section 14.12(d).

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the Revolving Loan Commitments at such time (or, after the termination thereof, Total Utilization of Revolving Commitments at such time); provided that the Revolving Loan Commitments of, and the portion of the Total Utilization of Revolving Commitments held or deemed held by, any Defaulting Lenders shall be excluded for purposes of making a determination of Required Lender.

“Requirements of Law” shall mean, with respect to any Person, any and all requirements of any Governmental Authority applicable to such Person having the force of law, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserve Change Notice” shall have the meaning given to it in Section 2.17(a).

“Reserves” shall mean the Banking Services Product Reserve, the Dilution Reserve, Inventory Reserves, the Pension Contribution Reserve, the Great Lakes Reserve, the WRAP Plan Reserve, the WEPPA Reserve, the Sales Tax Reserve, the Tariffs Reserve and any other reserves established against the Borrowing Base that the Administrative Agent may, in accordance with Section 2.17 and the other terms of this Agreement, establish from time to time in its Permitted Discretion.

“Response” shall mean all actions required by any Governmental Authority or voluntarily undertaken to (i) investigate, assess, clean up, remove, mitigate, treat, abate, risk assess or in any other way address any Hazardous Material in the Environment or adverse effects thereon, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Restricted Debt Payment” shall have the meaning provided in Section 11.03(3).

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 11.03(4).

“Restricted Subsidiary” shall mean, at any time, any Canadian Restricted Subsidiary or U.S. Restricted Subsidiary.

“Restructuring Support Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Revaluation Date” means (a) with respect to any Loan denominated in an Available Currency (other than U.S. Dollars), each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, (iii) the last day of each Fiscal Month and (iv) the date of any voluntary reduction of a Revolving Loan Commitment pursuant to Section 4.02; (b) with respect to any Letter of Credit or Reimbursement Undertaking denominated in an Available Currency (other than U.S. Dollars) each of the following: (i) each date of issuance of such Letter of Credit or Reimbursement Undertaking, (ii) each date of any amendment of such Letter of Credit or Reimbursement Undertaking that would have the effect of increasing the face amount thereof and (iii) the last day of each Fiscal Month; (c) such additional dates as the Administrative Agent or the respective Issuing Lender or Underlying Issuer shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the Total Utilization of Revolving Commitments (for such purpose, using the U.S. Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 75% of Availability; and (d) with respect to the Unutilized Revolving Loan Commitment of a given Lender pursuant to Section 4.01(a), each day of the applicable period such Unutilized Revolving Loan Commitment is in effect.

“Revolving Loan” shall mean all loans at any time made by any Lender pursuant to Section 2 and Section 14.12(d), including all Initial Revolving Loans and any Additional Revolving Loans.

“Revolving Loan Commitment” shall mean, for each Lender, the commitment of such Lender to extend credit hereunder, all Initial Revolving Loan Commitments and any Additional Revolving Loan Commitments, in each case as the same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 12.01, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13, or 14.04(b) or extended pursuant to Section 2.15 or (z) increased, extended, replaced or refinanced from time to time pursuant to Section 2.14, 2.15 or 14.12(d), as applicable.

“Revolving Loan Maturity Date” shall mean (a) with respect to the Initial Revolving Facility, the Initial Revolving Loan Maturity Date, (b) with respect to any Replacement Revolving Facility, the final maturity date for such Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (c) with respect to any Incremental Commitment, the final maturity date set forth in the applicable Incremental Facility Amendment and (d) with respect to any Extended Commitment, the Extended Loan Maturity Date.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Percentage” of any Lender under any Tranche at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender under such Tranche at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender under any Tranche is to be determined after the Total Revolving Loan Commitment under such Tranche has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.

“Salaried Pension Plan” means the Essar Steel Algoma Inc. Pension Plan for Salaried Employees (Canada Revenue Agency and Financial Services Commission of Ontario Registration No. 1079896).

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sales Tax Reserve” shall have the meaning given to it in Section 2.17(c).

“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental

Authority, (b) a Person or legal entity that is a target of Sanctions, , (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Secured Party or any Credit Party or any of their respective Subsidiaries or Affiliates.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 10.01(g).

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, and (x) the ABL Hedge Providers and (y) any other Person (other than Holdings and its Subsidiaries) party to a Treasury Services Agreement, in each case of clause (x) and (y), as designated by the Borrower to the Administrative Agent.

“Securities Account” shall mean a securities account (as that term is defined in the UCC or the PPSA, as applicable).

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the applicable Security Agreement.

“Security Agreements” shall mean the Canadian Security Agreement and/or the U.S. Security Agreement, as applicable, each dated as of the Closing Date, and entered into by each Credit Party.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreements delivered (a) subject to the last paragraph of SECTION 6, on the Closing Date or (b) thereafter pursuant to Section 10.12.

“Security Documents” shall mean the Security Agreements, the Mortgages, the U.S. Pledge Agreement, the Canadian Pledge Agreement, the Guaranty and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or PPSA or other financing statements or financing change statements, intellectual property security agreements or instruments of perfection required by this Agreement, the Security Agreements, the U.S. Pledge Agreement, the Canadian Pledge Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreements, the U.S. Pledge Agreement, the Canadian Pledge Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Sellers” has the meaning assigned to such term in the recitals to this Agreement.

“Settlement” shall have the meaning provided in Section 2.19.

“SIF” shall mean the Strategic Innovation Fund.

“SIF CapEx Facility” shall mean that certain contribution agreement to be dated after the Closing Date among the Borrower, as recipient, the other Credit Parties party thereto from time to time, as guarantors, and Her Majesty the Queen in Right of Canada, as represented by Minister of Industry or by SIF, providing for capital expenditure credit facilities in an initial aggregate principal amount of Can$15,000,000.

“SIF Grant Facility” shall mean that certain grant facility to be provided to the Borrower by Her Majesty the Queen in Right of Canada, as represented by Minister of Industry or by SIF providing for grants to finance capital expenditures in an initial aggregate principal amount of Can$15,000,000.

“Similar Business” shall mean (a) any businesses, services or activities engaged in by the Borrower or any of its Restricted Subsidiaries or any Associates on the Closing Date and (b) any businesses, services and activities engaged in by the Borrower or any of its Restricted Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Acquisition Agreement Representations” means the representations and warranties made by the Sellers (as defined in the Acquisition Agreement) or with respect to the Acquired Business in the Acquisition Agreement which are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable affiliate) has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Event of Default” means an Event of Default arising under Section 12.01(a), 12.01(b) (solely arising from any material misstatement in a Borrowing Base Certificate that resulted in a material overstatement of the Borrowing Base in such Borrowing Base Certificate), Section 12.01(c)(i) (solely with respect to a breach of Section 11.13 if the Financial Covenant is then in effect and the Cure Expiration Date has occurred), Section 12.01(c)(ii), Section 12.01(c)(iii) or Section 12.01(e).

“Specified Excess Availability” means, at any time, the sum of (a) Excess Availability, plus (b) the amount (if any, and not to be less than zero) by which (i) the Borrowing Base exceeds (ii) the Total Revolving Loan Commitment, in each case, at such time; provided, that the amount attributable to clause (b) of this definition shall not exceed 5.0% of the Total Revolving Loan Commitment.

“Specified Representations” means the representations and warranties set forth in Section 9.01(a)(i) (as it relates to Holdings and the Borrower), Section 9.02 (as it relates to the due authorization, execution, delivery and performance of the Credit Documents and the enforceability thereof), Section 9.03(iii) (limited to the execution, delivery and performance of the Credit Documents, incurrence of the Indebtedness thereunder and the granting of the Guaranty and Liens in respect thereof), Section 9.08(b), Section 9.11 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last sentence of Section 6), Section 9.15, Section 9.20 and Section 9.22.

“Specified Transaction” shall mean, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person, in each case that is permitted by this Agreement, (c) any disposition of all or substantially all of the assets or Capital Stock of a Subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 10.21, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Saving Initiative and/or (g) any other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Start Date” means the first Business Day immediately after the last day of the most recently ended Fiscal Quarter (commencing with the first Start Date that occurs after the Fiscal Quarter ending December 31, 2018).

“Stated Amount” of each Letter of Credit or Reimbursement Undertaking shall mean, at any time, the maximum Dollar Amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit or Reimbursement Undertaking had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable.

“Subject Acquisition” means any Specified Transaction of the type referred to in clause (b) of the definition thereof.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% of the voting power of the equity interests at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean the Borrower and each other Restricted Subsidiary, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Restricted Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof; provided that (A) subject to immediately succeeding clause (B), no Excluded Subsidiary shall be a Subsidiary Guarantor and (B) notwithstanding anything to the contrary contained in this Agreement, no Restricted Subsidiary shall be excluded as a Subsidiary Guarantor if such Restricted Subsidiary enters into, or is required to enter into, a guarantee of (or is required to become a borrower or other obligor under) the Term Loan Facility, the CapEx Facilities, any Material Indebtedness or any Permitted Refinancing Indebtedness in respect of the foregoing (with respect to a Permitted Refinancing of Material Indebtedness, which Permitted Refinancing also constitutes Material Indebtedness). Notwithstanding the foregoing, the Borrower may from time to time, upon notice to the Administrative Agent, elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of the Collateral and Guarantee Requirements or guarantee and collateral requirements otherwise reasonably acceptable to the Borrower and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations).

“Successor Company” shall have the meaning provided in Section 11.02(a)(1).

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the reference to “50%” contained therein were changed to “66 2⁄3%.”

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligations under any interest rate protection agreement or other Hedging Agreement to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Initial Revolving Loan Maturity Date (unless extended to a later Maturity Date with the prior written consent of the Swingline Lender, in accordance with the terms of this Agreement).

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Loan Exposure” shall mean, at any time, the Dollar Amount of all Swingline Loans outstanding at such time. The Swingline Loan Exposure of any Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Tariffs Reserve” shall mean, at any time, a Reserve that may be imposed by the Administrative Agent in its Permitted Discretion for any tariffs not paid when due to the Governmental Authority of the United States or in respect of amounts not paid when due to the Borrower’s customs agent or broker in respect of tariffs paid on the Borrower’s behalf; provided that any such Reserve shall be in an amount not exceeding the amount of such tariffs not paid when due in excess of amounts covered by surety bonds issued on behalf of the Borrower.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent” shall mean Cortland, in its capacity as the initial administrative agent under the Term Loan Facility Documents, or any successor administrative agent under the Term Loan Facility Documents.

“Term Loan Collateral Agent” means Cortland, in its capacity as the initial collateral agent under the Term Loan Facility Documents, or any successor collateral agent under the Term Loan Facility Documents.

“Term Loan Credit Agreement” shall mean the Term Loan Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Cortland, as administrative agent and collateral agent, and the other agents and arrangers from time to time party thereto.

“Term Loan Facility” means (a) the Term Loan Credit Agreement and (b) one or more other notes, bonds, indentures or credit facilities evidencing Permitted Refinancing

Indebtedness in respect of the credit agreement referenced in clause (a) above or any note, bond, indenture or credit facility in this clause (b); provided that the holders of such Indebtedness under this clause (b) or a representative acting on behalf of the holders of such Indebtedness under this clause (b) shall have become a party to the ABL Intercreditor Agreement.

“Term Loan Facility Documents” means the “Credit Documents” (or any similar term) as defined in the Term Loan Credit Agreement or other Term Loan Facility.

“Term Loan Facility Obligations” shall mean the “Obligations” (or any similar term) as defined in the Term Loan Credit Agreement or any other Term Loan Facility.

“Term Loan Incremental Debt” shall mean any Indebtedness under a Term Loan Facility in respect of “Incremental Commitments” as defined in the Term Loan Credit Agreement (or any equivalent term under any Term Loan Facility) in an amount not to exceed the “Incremental Cap” (as defined in the Term Loan Credit Agreement as of the Closing Date but regardless of whether then in effect on the relevant date of determination).

“Term Loan Priority Collateral” shall mean “Term Loan Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Term Loan Priority Collateral Proceeds Account” has the meaning ascribed to the term “Term Proceeds Account” in the ABL Intercreditor Agreement.

“Term Loan Refinancing Indebtedness” shall mean “Credit Agreement Refinancing Indebtedness” (or any equivalent term) as defined in the Term Loan Credit Agreement or any other Term Loan Facility.

“Term Loans” shall mean the loans from time to time outstanding under any Term Loan Facility.

“Termination Date” shall mean the date that all the Revolving Loan Commitments have expired or terminated and the principal of and interest on each Loan (which, for the avoidance of doubt, includes Swingline Loans) and all fees, expenses and other Obligations payable under any Credit Document (other than indemnities described in Section 14.13 and reimbursement obligations under Section 14.01 which, in either case, are not then due and payable) have been paid in full in cash and all Letters of Credit and Reimbursement Undertakings have expired or have been terminated (or have been (x) collateralized or backstopped by a letter of credit or other arrangements have been made with respect thereto in each case in accordance with Section 3.02(ii) or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the relevant Issuing Lender) and all Unpaid Drawings have been reimbursed.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period.

“Threshold Amount” means $50,000,000.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent. It is understood and agreed that each of FCT Insurance Company Ltd., First Canadian Title Company Limited and First American Title Insurance Company are reasonably acceptable to the Administrative Agent.

“Total Initial Revolving Loan Commitment” shall mean, at any time, the sum of the Initial Revolving Loan Commitments of each of the Initial Lenders at such time. The Total Initial Revolving Loan Commitment as of the Closing Date is $250,000,000.00.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time; provided that, with respect to any Tranche of Revolving Loan Commitments at any time, the Total Revolving Loan Commitment with respect to such Tranche shall be the aggregate amount of the Revolving Loan Commitments of such Tranche at such time. The Total Revolving Loan Commitment as of the Closing Date is $250,000,000.00.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the Dollar Amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time; provided that, with respect to any Tranche of Revolving Loan Commitments at any time, the Total Unutilized Revolving Loan Commitment with respect to such Tranche shall be an amount equal to the remainder of (x) the Total Revolving Loan Commitment of such Tranche in effect at such time less (y) the sum of (i) the Dollar Amount of all Revolving Loans and Swingline Loans of such Tranche outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings of such Tranche at such time.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the Dollar Amount of all outstanding Revolving Loans, (ii) the Dollar Amount of all outstanding Swingline Loans, and (iii) Letter of Credit Outstandings; provided that, with respect to any Tranche of Revolving Loan Commitments at any time, the Total Utilization of Revolving Commitments with respect to such Tranche shall be the sum of (i) the Dollar Amount of all outstanding Revolving Loans of such Tranche at such time, (ii) the Dollar Amount of all outstanding Swingline Loans of such Tranche at such time and (iii) Letter of Credit Outstandings of such Tranche at such time.

“Trade Letter of Credit” shall mean any letter of credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Tranche” shall mean, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “class” or “tranche” pursuant to Sections 2.14, 2.15 or 14.12(d), Swingline Loans or a Mandatory Borrowing, (b) any Revolving Loan Commitment, refers to whether such Revolving Loan Commitment is an Initial

Revolving Loan Commitment, an Additional Revolving Loan Commitment of any series established as a separate “class” or “tranche” pursuant to Sections 2.14, 2.15 or 14.12(d) or a commitment to make Swingline Loans, (c) any Lender, refers to whether such Lender has a Revolving Loan or Revolving Loan Commitment of a particular Tranche and (d) any Individual RL Exposure, refers to whether such Individual RL Exposure is attributable to a Revolving Loan Commitment of a particular Tranche (or Revolving Loans incurred or Letters of Credit issued under a Revolving Loan Commitment of a particular Tranche); provided that for purposes of Sections 2.13, 14.04(b), 14.12(a), 14.12(b) and the definition of “Required Lenders” and “Supermajority Lenders”, Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche”.

“Transaction Expenses” shall mean any fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Entity and/or its Subsidiaries in connection with the Transactions (including the formation and capitalization of any such Parent Entity for purposes of undertaking the Transactions).

“Transactions” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the occurrence of Credit Events hereunder on the Closing Date (if any) and the use of proceeds thereof, (iii) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Agreement, (iv) the execution, delivery and performance by each Credit Party of the Term Loan Facility Documents and the CapEx Facilities Documents and incurrence or issuance of Indebtedness thereunder and the use of the proceeds thereof, (v) the consummation of the New PortLP Transactions and (vi) the payment of all Transaction Expenses.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 15.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, credit card payment, depositary and cash management services or automated clearinghouse transfer of funds.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan a Canadian Prime Rate Loan or a Canadian CDOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Underlying Issuer” means the Toronto-Dominion Bank or one of its Affiliates or such other Person that is acceptable to the Administrative Agent.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any, (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.04 and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of outstanding Swingline Loans in respect of which any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to Section 2.01(c) and (c) with respect to any Issuing Lender, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Lender shall have failed to make Loans to reimburse such Issuing Lender pursuant to Section 3.05.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted Cash Amount” shall mean, at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries that is free and clear of all Liens other than any nonconsensual Lien that is permitted under the Credit Documents and Liens of the Collateral Agent. For the avoidance of doubt, this definition of “Unrestricted Cash” shall not include any cash or Cash Equivalents used to cash collateralize Letter of Credit Outstandings.

“Unrestricted Subsidiary” shall mean:

(1)	as of the Closing Date, each of New PortLP and New PortGP;

(2)

after the Closing Date, any Subsidiary (other than the Borrower or any Parent Entity) that at the time of determination is an Unrestricted Subsidiary (as designated in accordance with Section 10.21); and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary (other than the Borrower or any Parent Entity, but including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(A)

such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(B)	such designation and the Investment of the Borrower in such Subsidiary complies with Section 10.21 and Section 11.03.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender under any Tranche at any time, such Lender’s Revolving Loan Commitment under such

Tranche at such time less the sum of (i) the Dollar Amount of all Revolving Loans made by such Lender under such Tranche at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings under such Tranche at such time.

“U.S. Credit Party” shall mean each Subsidiary Guarantor that is a U.S. Restricted Subsidiary of Holdings.

“U.S. Dollar Denominated Loans” shall mean each U.S. Dollar Denominated Revolving Loan and each U.S. Dollar Denominated Swingline Loan.

“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount and (b) with respect to any amount denominated in a currency other than U.S. Dollars, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof, for purchase on such date.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Pledge Agreement” shall mean the U.S. Pledge Agreement, dated as of the date hereof, entered into by any Credit Party, in the form of Exhibit F-2.

“U.S. Restricted Subsidiary” shall mean, at any time, any direct or indirect U.S. Subsidiary of Holdings that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, each U.S. Subsidiary shall be included in the definition of “U.S. Restricted Subsidiary.”

“U.S. Security Agreement” shall mean the U.S. Security Agreement, dated as of the Closing Date, entered into by each U.S. Credit Party, in the form of Exhibit F-1.

“U.S. Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Value” shall mean, as determined by the Administrative Agent in good faith, with respect to Eligible Inventory, the lower of (i) the average cost thereof in accordance with IFRS and (ii) Fair Market Value thereof.

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall mean Wells Fargo Capital Finance Corporation Canada and its successors.

“WEPPA Reserve” has the meaning given to it in Section 2.17(c).

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under Applicable Law).

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

“WRAP Pension Plan” shall mean the Essar Steel Algoma Inc. Wrap Pension Plan (Canada Revenue Agency and Financial Services Commission of Ontario Registration No. 1079888).

“WRAP Pension Plan Order” shall mean the Order (Re: Wrap Plan) issued by the CCAA Court in the CCAA Proceedings on November 8, 2018.

“WRAP Plan Reserve” shall mean a Reserve that, subject to Section 2.17(b), may be imposed by the Administrative Agent in its Permitted Discretion in respect of the WRAP Pension Plan in an aggregate amount not to exceed the WRAP Plan Reserve Amount.

“WRAP Plan Reserve Amount” shall mean, at any time, the amounts payable by the Credit Parties in respect of the WRAP Pension Plan, if they receive notice of any adverse variation to the WRAP Pension Plan Order, whether by a motion/application to vary or by a notice of appeal or application for leave pending appeal, provided that (i) the Pension Regulatory Relief is not yet in effect with respect to the WRAP Pension Plan; and (ii) the Borrower has become the “employer” (as such term is defined and used in the PBA) of the WRAP Pension Plan.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under IFRS, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person ’s successors and assigns and (B) to Holdings, the Borrower or any other Credit Party shall be construed to include Holdings, the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    Unless otherwise expressly provided herein, (i) all references to documents, instruments and other agreements (including the Credit Documents) and all other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, modifications, refinancings, renewals, replacements and restructurings are permitted by the Credit Documents; and (ii) references to any law (including by succession of comparable successor laws) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

1.03.    Exchange Rate. The Administrative Agent shall determine the U.S. Dollar Equivalent as of each Revaluation Date to be used in calculating the Dollar Amount of Revolving Loans, Swingline Loans and Letter of Credit Outstandings denominated in an Available Currency (other than U.S. Dollars). Such U.S. Dollar Equivalent shall become effective as of such Revaluation Date and shall be the U.S. Dollar Equivalent employed in converting any amounts between an Available Currency (other than U.S. Dollars) and U.S. Dollars until the next Revaluation Date to occur.

1.04.    Currency Equivalents Generally. (a) Any amount specified in this Agreement (other than in Section 2, 8 and 14 or as set forth in paragraph (b) of this Section 1.04) or any of the other Credit Documents to be in U.S. Dollars shall also include the equivalent of such amount in any currency other than U.S. Dollars such equivalent amount to be determined at the rate of exchange quoted by the Bank of Canada for the Available Currency at 11:00 a.m. (London time) on such day (or, in the event that Bank of Canada does not have a quote for such rate, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of U.S. Dollars for delivery two Business Days later); provided that for the purposes of determining compliance with Section 11 with respect to any amount in respect of Liens, Indebtedness, Permitted Investments, Permitted Payments or an Asset Disposition expressed in a currency other than U.S. Dollars, if any basket amount expressed in U.S. Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket amount will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates, it being understood that the foregoing provisions of this Section 1.04 shall otherwise apply to Section 11 with respect to determining whether any Lien, Indebtedness, Permitted Investment, Permitted Payment or an Asset Disposition may be granted, incurred or made, respectively, at any time thereunder.

(b)    Currency Translation. For purposes of determining compliance as of any date with Section 11, amounts incurred or outstanding in currencies (other than U.S. Dollars) shall be translated into U.S. Dollars at the exchange rates in effect on the first Business Day of the Fiscal Quarter of the Borrower in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower based on commonly used financial reporting sources; provided, that for purposes of determining the Fixed Charge Coverage Ratio, the the Consolidated Total Leverage Ratio or amounts incurred or outstanding in currencies (other than U.S. Dollars) shall be translated in accordance with IFRS. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Section 11, Section 12.01(d) or Section 12.01(h) being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the Fiscal Quarter of the Borrower in which such determination occurs or in respect of which such determination is made (it being understood that such changes shall nonetheless be taken into account in determining the remaining availability (if any) under any such limitation or threshold).

1.05.    Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.05; provided that notwithstanding anything to the contrary in Section 1.05(b) or (d), when calculating Fixed Charge Coverage Ratio for purposes of determining compliance with Section 11.14 (other than for the purpose of determining pro forma compliance with Section 11.14 as a condition to taking any action under this Agreement), the events described in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)    Notwithstanding anything to the contrary herein, but subject to Sections 1.06, 1.07(b) and (d), for purposes of calculating any financial ratio or test, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.07(c)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.05(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or, in case of the determination of Consolidated Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.05, then such financial ratio or test (or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.05.

(c)    [Reserved].

(d)    In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and accompanied by a permanent commitment reduction), (i) during the applicable Test Period or (ii) subject to Section 1.05(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, to the extent required, as if the same had occurred (x) in the case of any leverage-based ratio, on the last day of the applicable Test Period and (y) in the case of any cash interest coverage ratio or fixed charge coverage ratio, on the first day of the applicable Test Period.

(e)    Subject to Section 1.07(e) and (f), the interest on any Indebtedness and dividends or distributions on any Disqualified Stock or Preferred Stock, in each case, assumed to be outstanding pursuant to preceding clause (d) shall be calculated as if such Indebtedness, Disqualified Stock or Preferred Stock had borne interest or accrued dividends or disbursements at (x) the rate applicable thereto, in the case of fixed rate Indebtedness, Disqualified Stock or Preferred Stock or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in Section 1.05(a). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

1.06.    Limited Condition Transactions. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), if the terms of this Agreement require (i) compliance with any financial ratio or financial test (including any Fixed Charge Coverage Ratio test and/or any Consolidated Total Leverage Ratio test, but excluding any determination of Excess Availability for purposes of Payment Conditions on borrowing Availability) and/or any cap expressed as a percentage of Consolidated Total Assets, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket, as a condition to (A) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness) and/or (B) the making of any Restricted Payment (including any Restricted Debt Payment), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (1) in the case of any acquisition or similar Investment or any disposition and any transaction related thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, Investment or disposition (or, solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7

Announcement” of a firm intention to make an offer) or (y) the consummation of such acquisition, Investment, disposition or related transaction, (2) in the case of any Dividend, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant acquisition or similar Investment, disposition, Restricted Payment and/or Restricted Debt Payment or other transaction on a Pro Forma Basis (including, in each case, giving effect to the relevant transaction, any relevant Indebtedness (including the intended use of proceeds thereof) and, at the election of the Borrower, giving pro forma effect to other prospective “limited conditionality” acquisitions or similar Investments for which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such financial ratio or test occurring after the time such election is made (but any subsequent improvement in the applicable financial ratio or test may be utilized by the Borrower or any Restricted Subsidiary). For the avoidance of doubt, if the Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Borrower shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Borrower’s election of such option. The provisions of this Section 1.06 shall also apply in respect of the incurrence of any Additional Incremental Tranche.

1.07.    Accounting Terms; IFRS; Other Interpretative Provisions, etc.. (a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with IFRS as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Fixed Charge Coverage Ratio, the Consolidated Total Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with IFRS, as in effect from time to time; provided that (A) if any change to IFRS or in the application thereof (including the conversion to U.S. GAAP as described below) is implemented after the date of delivery of the financial statements described in Section 9.05(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Borrower elects or is required to report under U.S. GAAP, the Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of IFRS and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from the Administrative Agent with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed.

(b)    Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capitalized Lease Obligations”, unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of IFRS in effect as of January 1, 2018 shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Credit Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations or otherwise accounted for as liabilities in financial statements.

(c)    For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or financial test (including the Fixed Charge Coverage Ratio, the Consolidated Total Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets), subject to Section 1.06, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or financial test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d)    Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amount incurred hereunder, under any Term Loan Facility, under any Additional Revolving Facility or under any other permitted revolving facility or any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any Fixed Charge Coverage Ratio test and/or any Consolidated Total Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any Fixed Charge Coverage Ratio test and/or any Consolidated Total Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (1) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (2) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Borrower elects otherwise, the Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrower prior to utilization of any amount under a Fixed Amount then available to the Borrower.

(e)    The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with IFRS.

(f)    The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will be deemed not to be the granting of a Lien for purposes of Section 11.01.

(g)    For purposes of determining compliance with Sections 11.01 and 11.04, if any Indebtedness or Lien is Incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets, and any refinancing or replacement thereof would cause the percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing or replacement, such percentage of Consolidated Total Assets will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 11.04 (which additional amounts shall be deemed incurred under and a utilization of such other provision of Section 11.04 pursuant to which they are permitted to be incurred).

(h)    Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.08.    Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

1.09.    Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension

1.10.    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.11.    Permitted Liens. Notwithstanding anything to the contrary contained herein (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein shall be construed as or deemed to constitute a subordination of any Lien held by the Administrative Agent or the Collateral Agent or any Secured Party or of any Security Document granted in favour of the Administrative Agent, the Collateral Agent or any Secured Party in favour of any other Lien or Permitted Lien of any third party or any holder of any such Lien or Permitted Lien, except where expressly agreed in writing between the Collateral Agent and the holder of such third party Lien, including without limitation, an Acceptable Intercreditor Agreement.

SECTION 2.    Amount and Terms of Credit.

2.01.    Revolving Loan Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Initial Lender severally, and not jointly, agrees to make, at any time and from time to time on or after the Closing Date and prior to the Initial Revolving Loan Maturity Date, a Revolving Loan or Revolving Loans (each, an “Initial Revolving Loan” and, collectively, the “Initial Revolving Loans”) to the Borrower. After the Closing Date, subject to and upon the terms and conditions set forth herein and in any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable, each Appropriate Lender with an Additional Revolving Loan Commitment of a given Tranche, severally and not jointly, agrees to make Additional Revolving Loans of such Tranche to the Borrower, which Revolving Loans shall not exceed for any such Appropriate Lender at the time of any incurrence thereof the Additional Revolving Loan Commitment of such Tranche of such Appropriate Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, as applicable. Revolving Loans of any Tranche (i) shall be denominated in an Available Currency, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of (x) Base Rate Loans, Canadian Prime Rate Loans, LIBOR Loans or Canadian CDOR Rate Loans, provided that, except as otherwise specifically provided in Section 2.10, all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that Dollar Amount which, when added to the product of (x) such Lender’s RL Percentage under such Tranche and (y) the sum of (I) the Dollar Amount of the Revolving Loans of such Lender under such Tranche plus all Letter of Credit Outstandings under such Tranche (exclusive of Unpaid Drawings under such Tranche which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans under such Tranche) at such time and (II) the Dollar Amount of all Swingline Loans under such Tranche (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender under such Tranche at such time, (v) shall not be made (and shall not be required to be made) by any Lender in any instance where after giving effect to the making of such Revolving Loans, the Total Utilization of Revolving Commitments under all Tranches would exceed Availability, and (vi) shall not be made (and shall not be required to be made) by any Lender in any instance where after giving effect to the making of such Revolving Loans, the Total Utilization of Revolving Commitments under such Tranche would exceed the Total Revolving Loan Commitment with respect to such Tranche.

(b)    Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans or Canadian Prime Rate Loans, as applicable, (ii) shall be denominated in an Available Currency, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) when combined with the Dollar Amount of all Revolving Loans and all Swingline Loans then outstanding and all Letter of Credit Outstandings at such time, shall not exceed the Availability at such time and (v) when combined with the Dollar Amount of all Swingline Loans then outstanding, shall not exceed the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 12.01(e) or upon the exercise of any of the remedies provided in the last paragraph of Section 12), in which case one or more Borrowings of Revolving Loans constituting (x) in the case of U.S. Dollar Denominated Swingline Loans, Base Rate Loans and (y) in the case of Canadian Dollar Denominated Swingline Loans, Canadian Prime Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 12) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the Availability at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Laws with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 12), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Overnight Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans or Canadian Prime Rate Loans, as applicable, hereunder for each day thereafter.

(d)    If the Maturity Date shall have occurred in respect of any Tranche of Revolving Loan Commitments at a time when another tranche or tranches of Revolving Loan Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit or Reimbursement Undertaking participations as contemplated in Section 3.04), no Default or Event of Default then exists or would result therefrom and there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date (provided that the

Swingline Expiry Date has been extended to such later Maturity Date, in accordance with this Agreement).

2.02.    Minimum Amount of Each Borrowing. Except during a Dominion Period, the aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) five Borrowings of LIBOR Loans in the aggregate and (y) 5 Borrowings of Canadian CDOR Rate Loans in the aggregate.

2.03.    Notice of Borrowing.

(a)    Whenever the Borrower desires to incur (x) LIBOR Loans or Canadian CDOR Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Days’ prior notice of each LIBOR Loan or Canadian CDOR Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent notice at the Notice Office at on the Business Day on which each Base Rate Loan or Canadian Prime Rate Loan is to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (Toronto time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1 (which notice may be delivered through the Administrative Agent’s electronic platform or portal), appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing (stated in the Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) in the case of U.S. Dollar Denominated Loans, whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (iv) in the case of Canadian Dollar Denominated Loans, whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Canadian Prime Rate Loans or, to the extent permitted hereunder, Canadian CDOR Rate Loans and, if Canadian CDOR Rate Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Appropriate Lender notice of such proposed Borrowing, of such Appropriate Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as (x) in the case of U.S. Dollar Denominated Loans, Base Rate Loans and (y) in the case of Canadian Dollar Denominated Loans, Canadian Prime Rate Loans. If the Borrower requests a Borrowing of LIBOR Loans or Canadian CDOR Rate Loans or Canadian CDOR Rate Loans in a Notice of Borrowing but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    (1) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (Toronto time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing (stated in the Available Currency).

(2)    Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c)    Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

(d)    All Borrowing requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Loan.

2.04.    Disbursement of Funds. (a) No later than 1:00 P.M. (Toronto time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 1:00 P.M. (Toronto time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (Toronto time) on the date specified in Section 2.01(c)), each Appropriate Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in U.S. Dollars (in the case of U.S. Dollar Denominated Loans) or Canadian Dollars (in the case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds to the Agent’s Account, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at its Designated Account, the aggregate of the amounts so made available by the Appropriate Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount, subject to Section 2.19. If such corresponding amount is not in fact made available to the Administrative Agent by such Appropriate Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Appropriate Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Appropriate Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Appropriate Lender, the Defaulting Lender Rate, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.    Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iv) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Credit Document Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06.    Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10, LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) Canadian CDOR Rate Loans may be converted into Canadian Prime Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Canadian CDOR Rate Loans shall reduce the outstanding principal amount of such Canadian CDOR Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iv) unless the Required Lenders otherwise agree, Canadian Prime Rate Loans may only be converted into Canadian CDOR Rate Loans if no Default or Event of Default is in existence on the date of the conversion and (v) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans or Canadian CDOR Rate Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (Toronto time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans and Canadian Prime Rate Loans in Canadian CDOR Rate Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans and Canadian CDOR Rate Loans into Canadian Prime Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans or Canadian CDOR Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. If the Borrower requests a conversion to LIBOR Loans or Canadian CDOR Rate Loans in any Notice of Conversion/Continuation but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.07.    Pro Rata Borrowings. All Borrowings of Loans under this Agreement (other than Swingline Loans and Extraordinary Advances) shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.    Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate as in effect from time to time.

(b)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the LIBOR Rate for such Interest Period.

(c)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan from the date of Borrowing thereof until the earlier of (i) maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a Canadian CDOR Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Canadian Prime Rate.

(d)    The Borrower agrees to pay interest in respect of the unpaid principal amount of each Canadian CDOR Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Canadian CDOR Rate Loan to a Canadian Prime Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin during such Interest Period plus the Canadian CDOR Rate for such Interest Period.

(e)    Upon the occurrence and during the continuance of an Event of Default under Section 12.01(a), all overdue amounts outstanding hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date , (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Canadian Prime Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Canadian Prime Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (iii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (iv) in respect of each Canadian CDOR Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(g)    Upon each Interest Determination Date, the Administrative Agent shall determine the LIBOR Rate and Canadian CDOR Rate for each Interest Period applicable to the respective LIBOR Loans or Canadian CDOR Rate Loans, as the case may be, and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.    Interest Periods. At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan or Canadian CDOR Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (Toronto time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan or Canadian CDOR Rate Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, three, six or, if approved by each Appropriate Lender, twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month, provided that (in each case):

(i)    all LIBOR Loans or Canadian CDOR Rate Loans, as the case may be, comprising a Borrowing shall at all times have the same Interest Period;

(ii)    the initial Interest Period for any LIBOR Loan or Canadian CDOR Rate Loan shall commence on the date of Borrowing of such LIBOR Loan or Canadian CDOR Rate Loan (including the date of any conversion thereto from a Base Rate Loan or Canadian Prime Rate Loan, as applicable) and each Interest Period occurring thereafter in respect of such LIBOR Loan or Canadian CDOR Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)    if any Interest Period for a LIBOR Loan or Canadian CDOR Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)    if any Interest Period for a LIBOR Loan or Canadian CDOR Rate Loan would otherwise expire on a day which is not a Business Day, such Interest

Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan or Canadian CDOR Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)    unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)    no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans;

If by 11:00 A.M. (Toronto time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans or Canadian CDOR Rate Loans, (x) the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans or Canadian CDOR Rate Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans or Canadian CDOR Rate Loans into Base Rate Loans or Canadian Prime Rate Loans, as applicable, effective as of the expiration date of such current Interest Period and (y) the Borrower requests a continuation of LIBOR Loans or Canadian CDOR Rate Loans in any Notice of Conversion/Continuation but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.10.    Increased Costs, Illegality, etc.

(a)    Special Provisions Applicable to LIBOR Rate and Canadian CDOR Rate.

(i)    The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 5.04), in each case, due to Change in Law occurring subsequent to the commencement of the then applicable Interest Period, and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (A) require such Lender to furnish to the Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Loans of such Lender with respect to which such adjustment is made (together with any amounts due under this Section 2.10.

(ii)    In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Loans or Canadian CDOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or Canadian CDOR Rate, as applicable, such Lender shall give notice of such changed circumstances to the Administrative Agent and the Borrower and the Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Loans or Canadian CDOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Loans or Canadian CDOR Rate Loans, as applicable, and interest upon the LIBOR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and interest upon the Canadian CDOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Canadian Prime Rate Loans and (z) the Borrower shall not be entitled to elect any Borrowings at the LIBOR Rate or Canadian CDOR Rate, as applicable, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)    Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate or Canadian CDOR Rate.

(b)     If any Lender determines that after the Closing Date the introduction of or any change in any Applicable Law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that a Lender shall not demand compensation for any increased costs pursuant to a change if it shall not be the general policy of such Lender to demand such compensation under equivalent provisions in other credit agreements.

(c)    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

2.11.    Compensation. In connection with each LIBOR Loan or Canadian CDOR Rate Loan, the Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by the Administrative Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Loan or Canadian CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Loan or Canadian CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Loan or Canadian CDOR Rate Loan on the date specified in any Notice of Borrowing delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of the Administrative Agent or a Lender delivered to the Borrower setting forth in reasonable detail any amount or amounts that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error. The Borrower shall pay such amount to the Administrative Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

2.12.    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of or increased payment under Section 2.10 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.13.    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or indemnified Taxes in excess of those being generally charged by the other

Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, in accordance with Section 14.04(b), if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Revolving Loan Commitments and outstanding Loans of, and in each case all participations in Swingline Loans and Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 (other than pursuant to Section 4.01(b)), (y) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender or the Underlying Issuer (including as an Issuing Lender’s agent) (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii)    all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Sections 2.11 and 4.01(b)) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption

Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 14.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 5.04, 13.06, 14.01 and 14.06), which shall survive as to such Replaced Lender.

2.14.    Incremental Commitments.

(a)    The Borrower may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment, increase the Total Revolving Loan Commitment (each such increase, an “Incremental Increase”) by (x) adding an additional last-out Tranche of Revolving Loan Commitments that is otherwise identical to each then-existing Tranche except for the items specified in clause (a)(iv) below (each, an “Additional Incremental Tranche”) or (y) increasing the aggregate amount of the Revolving Loan Commitments of any then-existing Tranche (each, an “Increased Incremental Tranche”; and any such Additional Incremental Tranche or Increased Incremental Tranche, an “Incremental Revolving Facility”; and the loans thereunder, “Incremental Loans”; and the Revolving Loan Commitments (or term loan) in respect thereof, each, an “Incremental Commitment” and any Additional Incremental Tranche or Increased Incremental Tranche made on a last-out basis, a “Last-Out Incremental Tranche”) in an aggregate amount, together with all prior Incremental Revolving Facilities then in effect, not to exceed the Incremental Cap; provided that

(i)    unless the Administrative Agent otherwise agrees, no Incremental Commitment may be less than the Minimum Borrowing Amount (or such lesser amount to which the Administrative Agent may reasonably agree);

(ii)    except as separately agreed from time to time between the Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such Revolving Loan Commitments shall be within the sole and absolute discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Revolving Facility);

(iii)    no Incremental Revolving Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of such Incremental Revolving Facility or Incremental Loan;

(iv)    the terms of any Incremental Revolving Facility established as an Additional Incremental Tranche shall be identical to the terms applicable to all existing Tranches except that (A) such Additional Incremental Tranche shall rank junior in right of payment and/or security to any then-existing Tranche of Revolving Loans as provided in clause (vii)(A) below, (B) the scheduled final maturity date of such Additional Incremental Tranche shall be no earlier than (but may be later than) the then-existing Tranches of Revolving Loans, (C) the effective yield (and the components thereof) and unused commitment fees applicable to any Additional Incremental Tranche may be determined by the Borrower and the lender or lenders providing such Additional Incremental Tranche, (D) additional structuring, upfront and arranger and other similar fees may be paid to the lenders and/or arrangers providing such Additional Incremental Tranche and (E) such Additional Incremental Tranche may be structured as a term loan;

(v)    the terms of any Incremental Revolving Facility established as an Increased Incremental Tranche shall be identical to those applicable to the applicable then-existing Tranche (except with respect to structuring, commitment and arranger fees and other similar fees);

(vi)    no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Maturity Date;

(vii)    (A) each Increased Incremental Tranche shall rank pari passu with the Tranche of Revolving Loans being increased both in right of payment and in security, (B) any Last-Out Incremental Tranche shall rank junior to any then-existing Tranche of Revolving Loans in right of payment and/or security (and to the extent the relevant Incremental Revolving Facility is junior to or subordinated to any then-existing Tranche of Revolving Loans in right of payment or security, it shall be subject to an Acceptable Intercreditor Agreement) and (C) no Incremental Revolving Facility may be (x) guaranteed by any Person which is not a Credit Party or (y) secured by Liens on any assets other than the Collateral;

(viii)    except in the case of any Additional Incremental Tranche the proceeds of which are to be used to consummate “limited conditionality” acquisitions (in which case no Event of Default under Section 12.01(a) or (e) shall exist immediately prior to or after giving effect to such Additional Incremental Tranche), (A) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility and (B) the representations and warranties of the Credit Parties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date of any such Increased Incremental Tranche with the same effect as though such representations and warranties had been made on and as of the date of such Increased Incremental Tranche; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period;

(ix)    to the extent more than one Tranche exists after giving effect to any such Incremental Revolving Facility, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Credit Facilities (and related outstandings) and (2) repayments required upon the Maturity Date of any Credit Facility) of Revolving Loans with respect to any Tranche after the effective date of such Incremental Commitments shall be made on a pro rata basis with all other Tranches (other than an Additional Incremental Tranche), (y) all Swingline Loans and Letters of Credit or Reimbursement Undertakings shall be participated on a pro rata basis by all Lenders (other than any Lender in respect of an Additional Incremental Tranche) and (z) repayment of Revolving Loans with respect to, and reduction and termination of Revolving Loan Commitments under, any Tranche (other than a Last-Out Incremental Tranche) after the effective date of such Incremental Commitment shall be made on a pro rata basis with all other Tranches (other than an Last-Out Incremental Tranche);

(x)    no Last-Out Incremental Tranche the Revolving Loan Maturity Date of which is later than the Initial Revolving Loan Maturity Date shall be effective as to the obligations of any Swingline Lender to make any Swingline Loans or any Issuing Lender with respect to Letters of Credit without the consent of such Swingline Lender or such Issuing Lender (such consents not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Maturity Date shall be determined, when used in reference to such Swingline Lender or such Issuing Lender, as applicable, without giving effect to the Revolving Loan Maturity Date of such Last-Out Incremental Tranche); and

(xi)    the proceeds of any Incremental Revolving Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Payments, Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose, in each case, not prohibited by the terms of the Credit Documents).

(b)     Incremental Commitments may be provided by any existing Lender, or by any other Eligible Transferee (any such other Eligible Transferee being called an “Additional Lender”); provided that the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 14.04(b) for an assignment of Revolving Loan Commitments or Revolving Loans to such Additional Lender.

(c)    Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility

Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, (i) each Additional Lender shall become a Lender for all purposes in connection with this Agreement, (ii) all Incremental Commitments shall become Revolving Loan Commitments for all purposes in connection with the Agreement and (iii) all Incremental Loans shall become Revolving Loans for all purposes in connection with this Agreement.

(d)    As a condition precedent to the effectiveness of any Incremental Revolving Facility or the making of any Incremental Loans, (i) upon its reasonable request, the Administrative Agent shall have received customary written opinions of counsel consistent with those delivered on the Closing Date under Section 6 or delivered from time to time pursuant to Section 10.12 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an Administrative Questionnaire in the form provided to such Additional Lender by the Administrative Agent and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Revolving Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of the Borrower signed by an Authorized Officer thereof:

(i)    certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Revolving Facility or Incremental Loans, and

(ii)    to the extent applicable, certifying that the condition set forth in clause (a)(viii) above has been satisfied.

(e)     If any Incremental Revolving Facility is implemented by an Increased Incremental Tranche (i) each then-existing Lender (other than a Lender in respect of an Additional Incremental Tranche) immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Lender under the applicable Increased Incremental Tranche, and each such Additional Lender will automatically and without further act be deemed to have assumed a portion of such existing Lender’s participations hereunder in any outstanding Letters of Credit, Swingline Loans, and Mandatory Borrowings such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (other than a Lender in respect of an Additional Incremental Tranche) (including each Additional Lender’s) (x) participations hereunder in Letters of Credit, Swingline Loans and Mandatory Borrowings shall be held on a pro rata basis on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.14) and (y) the existing Lenders of the applicable Tranche shall assign Revolving Loans to certain other Lenders of such Tranche (including the Additional Lenders providing the relevant Incremental Revolving Facility), and such other Lenders (including the Additional Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Lenders of such Tranche participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments of such Tranche (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.14); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (e).

(f)    On the date of effectiveness of any Incremental Revolving Facility, all dollar thresholds included in any determination made with respect to Excess Availability shall be increased automatically in a Dollar Amount equal to the percentage by which the Incremental Commitments increase the Total Revolving Loan Commitment.

(g)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Credit Document with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loans or commitments increased or extended pursuant to this Section 2.14 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment or increase, as applicable, of such new tranches or sub-tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.14. All such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.

(h)    Notwithstanding anything to the contrary in this Section 2.14 or in any other provision of any Credit Document, if the proceeds of any Last- Out Incremental Tranche are intended to be applied to finance a Permitted Acquisition or other Permitted Investment and the lenders providing such Incremental Revolving Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of Specified Representations as conformed for such Permitted Acquisition or other Permitted Investment).

(i)    This Section 2.14 shall supersede any provisions in Section 14.06 or 14.12 to the contrary.

2.15.    Extensions of Loans and Commitments.

(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Revolving Loans of any Tranche or Revolving Loan Commitments of any Tranche, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Loans or Revolving Loan Commitments of such Tranche) and on the same terms to each such Lender, the Borrower is hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Revolving Loans and/or Revolving Loan Commitments of such Tranche and otherwise modify the terms of all or a portion of such Revolving Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Loans and/or Revolving Loan Commitments (and related outstandings); but, for greater certainty, except as permitted by Section 2.14, no Extension Offer shall offer an increase in the existing Revolving Loan Commitments of any Lender or provide for any overadvances or other non-pro rata increase in the principal amount of Revolving Loans thereunder (whether by way of payment in kind, premium or otherwise)) (each, an “Extension”); it being understood that any Extended Loans shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were extended and any Extended Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were extended, so long as the following terms are satisfied:

(i)    except as to (x) interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Commitments or Extended Loans that are more favorable to the lenders of such Extended Commitments or Extended Loans than those contained in the Credit Documents and are then conformed (or added) to the Credit Documents on or prior to the effectiveness of such Extension for the benefit of the Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case of clauses (x), (y) and (z), as determined as of the date of such Extension), the commitment of any Lender that agrees to an Extension (an “Extended Commitment”; and each Revolving Loan thereunder, an “Extended Loan”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Lenders) as the Tranche of Revolving Loan Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent any non-extended portion of the Initial Revolving Facility or any Additional Revolving Facility then exists after giving effect to any such Extension, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any Credit Facility (and related outstandings), (B) repayments required upon the existing non-extended Maturity Date of such Credit Facility and (C) repayments made in connection with any permanent repayment and termination of Revolving Loan Commitments under such Credit Facility (subject to clause (3) below)) after the effective date of such Extended Commitments shall be made on a pro rata basis with such non-extended portion of such Credit Facility (other than an Additional Incremental Tranche) or such non-extended portion of such Additional Revolving Facility, as applicable, (2) all Swingline Loans and/or Letters of Credit shall be participated on a pro rata basis by all Lenders (other than Lenders in respect of an Additional Incremental Tranche) of the applicable Tranche and (3) any permanent repayment of Revolving Loans with respect to, and reduction or termination of Revolving Loan Commitments under, any such Additional Revolving Facility after the effective date of such Extended Commitment and prior to the Maturity Date of such Revolving Loan Commitments shall be made on a pro rata basis with such non-extended portion of such Credit Facility (other than an Additional Incremental Tranche);

(ii)    if the aggregate principal amount of Revolving Loans or Revolving Loan Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Revolving Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Loans or Revolving Loan Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(iii)    unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(iv)    any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower; and

(v)    all documentation in respect of such Extension shall be consistent with the foregoing.

(b)    With respect to any Extension consummated by the Borrower pursuant to this Section 2.15, (i) no such Extension shall constitute a voluntary or mandatory payment or prepayment for purposes of Section 4.02, 5.01, 5.02, 5.03, 14.02 or 14.06 and (ii) except as set forth in clause (a)(iii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower in its sole discretion) of Revolving Loans or Revolving Loan Commitments (as applicable) of any or all applicable Tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including payment of any interest, fees or permitted premium in respect of any Tranche of Extended Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 4.02, 5.01, 5.02, 5.03, 14.02 or 14.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c)    No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (x) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Loans and/or Revolving Loan Commitments under any Tranche (or a portion thereof), (y) with respect to any Extension of the Revolving Loan Commitments, the consent of each Issuing Lender to the extent the commitment to provide Letters of Credit is to be extended and (z) with respect to any Extension of the Revolving Loan Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Loans and Extended Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Credit Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Credit Document Obligations under this Agreement and the other Credit Documents.

(d)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and such other amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary in order to establish new Tranches or sub-Tranches in respect of Loans or Revolving Loan Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.15. All such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. As a condition precedent to the effectiveness of any Extension Amendment, upon its request, the Administrative Agent shall have received a certificate of the Borrower dated the date thereof signed by an Authorized Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving such Extension Amendment and certifying that the conditions precedent set forth in clause (a) above have been satisfied, and, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received customary legal opinions consistent with those delivered on the Closing Date under Section 6 or delivered from time to time pursuant to Section 10.12 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and/or reaffirmation agreements in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.

(e)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

(f)    This Section 2.15 shall supersede any provisions in Section 14.06 or 14.12 to the contrary.

2.16.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder, including with respect to any Extraordinary Advances that were made by the Administrative Agent and that were required to be, but were not, paid by the Defaulting Lender; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or the Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit or Reimbursement Undertaking; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Unpaid Drawings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Unpaid Drawings were made at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Unpaid Drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Unpaid Drawings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)     if any Swingline Loan Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of such Swingline Loan Exposure and Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective RL Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ Individual RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to a Non-Defaulting Lender, the Individual RL Exposure of such Non-Defaulting Lender does not exceed its Revolving Loan Commitment at such time;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following written notice by the Administrative Agent (x) first, prepay the unreallocated portion of such Defaulting Lender’s Swingline Loan Exposure (without a permanent commitment reduction) and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender the unreallocated portion such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding;

(iii)    the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)    if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.16(a), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v)    if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.16(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(c)    notwithstanding anything to the contrary contained in Section 2.01(b) or Section 3, so long as any Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender or Underlying Issuer, as the case may be, shall be required to issue, amend or increase any Letter of Credit or Reimbursement Undertaking, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrower in accordance with Section 2.16(b), and (ii) participating interests in any such newly issued or increased Letter of Credit or Reimbursement Undertaking or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.16(b)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Swingline Loan Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to Section 2.16(b) shall thereafter be promptly returned to the Borrower. If the Revolving Loan Commitments have been terminated, all other Obligations (other than contingent obligations not due and owing) with respect to the Revolving Loans and Swingline Loans have been paid in full and no Letters of Credit are outstanding (other than cash collateralized or backstopped Letters of Credit in a manner reasonably satisfactory to each applicable Issuing Lender), then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to Section 2.16(b) shall thereafter be promptly returned to the Borrower.

2.17.    Reserves; Eligibility.

(a)    The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon at least three (3) Business Days’ prior written notice to the Borrower, establish or increase or decrease any Reserves (the “Reserve Change Notice”), which notice shall include a reasonably detailed description of such Reserve being established (during which period (x) the Administrative Agent shall discuss any such Reserve or change with the Borrower and (y) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided that the determination of Availability in connection with any Notice of Borrowing delivered during such three (3) Business Day period shall be based on the Borrowing Base taking into account the effect of such Reserve Change Notice.

(b)    The establishment or change of any Reserve pursuant to a Reserve Change Notice shall, in each case, be limited to such reserves or changes as the Administrative Agent determines in its Permitted Discretion to be necessary (x) to reflect items that could reasonably be expected to adversely affect the value or collectability of the applicable Eligible Accounts and Eligible Inventory or (y) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the applicable ABL Facility Priority Collateral; provided that no Reserves may be taken or increased after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserves were imposed on the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date as determined by the Administrative Agent in its Permitted Discretion; provided that such requirements shall not apply (and no Reserve Change Notice shall be required), where such Reserve is a Banking Services Product Reserve, a Dilution Reserve, an Inventory Reserve, a Pension Contribution Reserve, a WRAP Plan Reserve, a Sales Tax Reserve, the Great Lakes Reserve, a WEPPA Reserve, or a Tariff Reserve, which Reserves shall be effective when applicable in each case in accordance with the conditions specified herein for imposing such Reserve, including the applicable conditions specified in clause (c) below.

(c)    Notwithstanding any other provision of this Agreement to the contrary, (i) in no event shall Reserves (or changes in Reserves or the valuation of assets) with respect to any component of the Borrowing Base duplicate Reserves, valuation or adjustments already accounted for in determining eligibility criteria (including collection and/or advance rates) or Appraised Value thereof (determined in a manner consistent with the most recent inventory appraisal provided to the Administrative Agent pursuant to Section 8.04(II)), (ii) the amount of any such Reserve (or change in Reserve) shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factors or shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or change, (iii) Banking Services Product Reserves may be imposed by the Administrative Agent in its Permitted Discretion; provided that if paid after the principal amount of the Loans pursuant to the Pari Principal Waterfall Clause, no Reserve may be imposed in respect of Cash Management Obligations or Hedging Obligations, in each case without the prior written consent of the Borrower, (iv) no Dilution Reserves shall be imposed except for an amount not to exceed 1.0% for each incremental whole percentage in dilution over 5.0%, (v) no Reserves shall be imposed for any scheduled pension contribution amounts, normal or special, except for the Pension Contribution Reserve; provided that the maximum “special payments” (as such term is defined in the applicable Pension Matters Documents) under the DB Plans remain capped for a period ending no earlier than January 1, 2038, in the aggregate, at Can$31,000,000 (or Can$36,000,000, if the WRAP Pension Plan is assumed by the Borrower in accordance with the applicable Pension Matters Documents), (vii) no Reserves shall be imposed for any rights under s. 81.1 of the BIA or similar rights of unpaid suppliers, (viii) Reserves may be established for any wages, compensation, severance, workers compensation, or similar claims and will be limited to the portion which could rise to a super-priority lien or effective priority under s. 81.4 of the BIA, ss. 6(5)(a) and 36(7) of the CCAA in relation to the Wage Earners Protection Program Act (WEPPA) (“WEPPA Reserve”); (ix) Reserves may be established for any HST, PST, QST or other sales taxes and will be limited to amounts not paid or remitted when due only so long as Specified Excess Availability is less than the greater of (1) 6.25% of Availability and (2) $12,500,000 for five (5) consecutive Business Days (“Sales Tax Reserve”); (x) except for the Pension Contribution Reserve and the WRAP Plan Reserve, no Reserves

shall be imposed for legacy solvency or windup deficiencies or contributions not due and unpaid in respect of pension plans of the Borrower so long as the Borrower obtains the Pension Regulatory Relief in respect of the Hourly Pension Plan and the Salaried Pension Plan; (xi) subject to clause (i) above, the Great Lakes Reserve may be imposed by the Administrative Agent in its Permitted Discretion ; (xii) no Reserves shall be imposed for Inventory on lands subject to the New PortLP Leases so long as the Inter-Lender Agreement is in full force and effect (and, for further clarity, no further access rights arrangements shall be required); and (xiii) the Tariff Reserve may be imposed by the Administrative Agent in its Permitted Discretion.

(d)    Any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, and Eligible Inventory shall be subject to 3 Business Days’ prior written notice by the Administrative Agent to the Borrower and shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria; provided that the determination of Availability in connection with any Notice of Borrowing delivered during such three Business Day period shall be based upon the Borrowing Base taking into account the effect of such notice.

2.18.    Protective Advances; Overadvances.

(a)    Any contrary provision of this Agreement or any other Credit Document notwithstanding (but subject to Section 2.18(d) below), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 7 are not satisfied, the Administrative Agent hereby is authorized by the Borrower and the Lenders, from time to time, in the Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, the Borrower, on behalf of the Lenders, that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Credit Document Obligations (the Revolving Loans described in this Section 2.18(a) shall be referred to as “Protective Advances”). In any event, if any Protective Advance remains outstanding for more than 60 days, unless otherwise agreed to by the Lenders, the Borrower shall immediately repay such Protective Advance. Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Borrowing Base. The Administrative Agent’s authorization to make Protective Advances (other than Agent Extraordinary Advances, as defined below) may be revoked at any time by the Required Lenders delivering written notice of such revocation to the Administrative Agent. Any such revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(b)    Any contrary provision of this Agreement or any other Credit Document notwithstanding, the Lenders hereby authorize the Administrative Agent or the Swingline Lender, as applicable, and either the Administrative Agent or the Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including the Swingline Loans) to the Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Total Utilization of Revolving Commitments under all Tranches does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.18(d) below, after giving effect to such Revolving Loans, the outstanding Total Utilization of Revolving Commitments under all Tranches (except for and excluding amounts charged to the Loan balance shown on the Register for interest, fees, or expenses) does not exceed the Total Revolving Loan Commitment. In the event the Administrative Agent obtains actual knowledge that the outstanding Total Utilization of Revolving Commitments under all Tranches exceeds the amounts permitted by this Section 2.18, regardless of the amount of, or reason for, such excess, the Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan balance shown on the Register for interest, fees, or expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event, if any Overadvance not otherwise made or permitted pursuant to this Section 2.18 remains outstanding for more than 60 days, unless otherwise agreed to by the Required Lenders, the Borrower shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.18. The Administrative Agent’s and Swingline Lender’s authorization to make intentional Overadvances (other than Agent Extraordinary Advances, as defined below) may be revoked at any time by the Required Lenders delivering written notice of such revocation to the Administrative Agent. Any such revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Loan or a Canadian CDOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to the Administrative Agent solely for its own account. Each Lender shall be obligated to settle with the Administrative Agent as provided in Section 2.19 (or Section 2.16 with respect to any Defaulting Lender, as applicable) for the amount of such Lender’s RL Percentage of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, as applicable.

(d)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by the Administrative Agent if such Extraordinary Advance would cause the aggregate Total Utilization of Revolving Commitments under all Tranches to exceed the Total Revolving Loan Commitment or any Lender’s RL Percentage of Total Utilization of Revolving Commitments under all Tranches to exceed such Lender’s Revolving Loan Commitment; provided that the Administrative Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Total Utilization of Revolving Commitments under all Tranches to exceed the Total Revolving Loan Commitment or a Lender’s RL Percentage of Total Utilization of Revolving Commitments under all Tranches to exceed such Lender’s Revolving Loan Commitments are for the Administrative Agent’s sole and separate account and not for the account of any Lender (“Agent Extraordinary Advances”).

(e)    The provisions of this Section 2.18 are for the exclusive benefit of the Administrative Agent, the Swingline Lender, and the Lenders and are not intended to benefit the Borrower (or any other Credit Party) in any way.

2.19.    Settlement. It is agreed that, notwithstanding any other provision of this Agreement, that settlement among the Lenders as to the Revolving Loans (including Swingline Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(a)

Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Administrative Agent in its sole discretion (1) on behalf of the Swingline Lender, with respect to the outstanding Swingline Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Credit Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.16): (y) if the amount of the Revolving Loans (including Swingline Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s RL Percentage of the Revolving Loans (including Swingline Loans and Extraordinary Advances) as of a Settlement Date, then the Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its RL Percentage of the Revolving Loans (including Swingline Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swingline Loans and Extraordinary Advances) made by a Lender is less than such Lender’s RL Percentage of the Revolving Loans (including Swingline Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its RL Percentage of the Revolving Loans (including Swingline Loans and Extraordinary Advances). Such amounts made available to the Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swingline Loans or Extraordinary Advances and, together with the portion of such Swingline Loans or Extraordinary Advances representing the Swingline Lender’s RL Percentage thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(b)

In determining whether a Lender’s balance of the Revolving Loans (including Swingline Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s RL Percentage of the Revolving Loans (including Swingline Loans and Extraordinary Advances) as of a Settlement Date, the Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Administrative Agent with respect to principal, interest, fees payable by the Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(c)

Between Settlement Dates, the Administrative Agent, to the extent Extraordinary Advances or Swingline Loans are outstanding, may pay over to the Administrative Agent or the Swingline Lender, as applicable, any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swingline Loans. Between Settlement Dates, the Administrative Agent, to the extent no Extraordinary Advances or Swingline Loans are outstanding, may pay over to the Swingline Lender any payments or other amounts received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swingline Lender’s RL Percentage of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Credit Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s RL Percentage of the Revolving Loans other than to Swingline Loans, as provided for in the previous sentence, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, and the Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if the Administrative Agent has implemented the provisions of Section 2.16, subject to the last paragraph thereof), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its RL Percentage of the Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swingline Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Swingline Lender, the Administrative Agent, or the Lenders, as applicable.

SECTION 3.    Letters of Credit.

3.01.    Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue or cause to be issued by an Underlying Issuer (including as an Issuing Lender’s agent), at any time and from time to time on and after the Closing Date and prior to the 5th Business Day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or Underlying Issuer, as the case may be, or in such other form as is reasonably acceptable to such Issuing Lender or Underlying Issuer, as the case may be (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in U.S. Dollars or Canadian Dollars and shall be issued on a sight basis only. If an Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, such Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to such drawings under Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer for the account of the Borrower. By submitting a request to an Issuing Lender for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that (x) such Issuing Lender issue the requested Letter of Credit or (y) the Underlying Issuer of such Issuing Lender issue the requested Letter of Credit (and, in such case, to have requested such Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit).

(b)     Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 5th Business Day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit or Reimbursement Undertakings as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit or Reimbursement Undertakings of the types described above if at the time of such issuance:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender or Underlying Issuer from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender or Underlying Issuer shall prohibit, or request that such Issuing Lender or Underlying Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)    such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02.    Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit or Reimbursement Undertaking shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit or Reimbursement Undertaking) at such time would exceed either (x) the Letter of Credit Sublimit or (y) when added to the sum of (I) the Dollar Amount of all Revolving Loans then outstanding and (II) the Dollar Amount of all Swingline Loans then outstanding, an amount equal to the Excess Availability at such time and (ii) each Letter of Credit or Reimbursement Undertaking issued under any Tranche shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) the Revolving Loan Maturity Date for such Tranche (although any such Letter of Credit or Reimbursement Undertaking may be extendible for successive periods of up to 12 months, but, in each case, not beyond the date referred to in clause (B) unless 105% of the then-available Stated Amount thereof is cash collateralized or backstopped or other arrangements reasonably satisfactory to the relevant Issuing Lender or Underlying Issuer have been made with respect thereto on or before the date that such Letter of Credit or Reimbursement Undertaking is extended beyond the date referred to in clause (B)).

3.03.    Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit A-3, appropriately completed (each, a “Letter of Credit Request”).

(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit or Reimbursement Undertaking that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit or Reimbursement Undertaking would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower or Reimbursement Undertaking in accordance with such Issuing Lender’s (or Underlying Issuer’s, if applicable) usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit or Reimbursement Undertaking, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or Reimbursement Undertaking or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice, the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.

(c)    The initial Stated Amount of each Letter of Credit or Reimbursement Undertaking shall not be less than a Dollar Amount of $100,000 or such lesser amount as is acceptable to the respective Issuing Lender or Underlying Issuer, as the case may be.

3.04.    Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit or Reimbursement Undertaking, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit or Reimbursement Undertaking, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.14 or 14.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit, Reimbursement Undertakings and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the Incremental Lender and the assignor and assignee Lender, as the case may be.

(b)    In determining whether to pay under any Letter of Credit or Reimbursement Undertaking, no Issuing Lender or Underlying Issuer, as the case may be shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit or Reimbursement Undertaking appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit or Reimbursement Undertaking. Any action taken or omitted to be taken by an Issuing Lender or Underlying Issuer, as the case may be, under or in connection with any Letter of Credit or Reimbursement Undertaking issued by it shall not create for such Issuing Lender or Underlying Issuer, as the case may be, any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with bad faith, gross negligence, willful misconduct or material breach on the part of such Issuing Lender or Underlying Issuer, as the case may be (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit or Reimbursement Undertaking issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in the Available Currency in which such Letter of Credit or Reimbursement Undertaking is denominated and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (Toronto time) on any Business Day, any Participant required to fund a payment under a Letter of Credit or Reimbursement Undertaking, such Participant shall make available to the respective Issuing Lender in the Available Currency in which such Letter of Credit or Reimbursement Undertaking is denominated such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the Overnight Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans or Canadian Prime Rate Loans, as applicable, for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit or Reimbursement Undertaking issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in the Available Currency in which such Letter of

Credit or Reimbursement Undertaking is denominated and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)    Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any Letter of Credit or Reimbursement Undertaking issued by it and such other documentation as may reasonably be requested by such Participant.

(f)    The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit or Reimbursement Undertakings shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)    the existence of any claim, setoff, defense or other right which the Borrower or any of its Restricted Subsidiaries may have at any time against a beneficiary named in a Letter of Credit or Reimbursement Undertaking, any transferee of any Letter of Credit or Reimbursement Undertaking (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, any Reimbursement Undertaking, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Restricted Subsidiary and the beneficiary named in any such Letter of Credit or Reimbursement Undertaking);

(iii)    any draft, certificate or any other document presented under any Letter of Credit or Reimbursement Undertaking proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)     the occurrence of any Default or Event of Default.

3.05.    Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds into the Agent’s Account, for any payment or disbursement made by such Issuing Lender under any Letter of Credit or Reimbursement Undertaking issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 12.01(e) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (Toronto time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to (x) in the case of Letters of Credit or Reimbursement Undertakings denominated in U.S. Dollars, the Base Rate as in effect from time to time and (y) in the case of Letters of Credit or Reimbursement Undertakings denominated in Canadian Dollars, the Canadian Prime Rate as in effect from time to time, in each case, plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans or Canadian Dollar Denominated Loans, as applicable; provided, however, to the extent such amounts are not reimbursed prior to 12:30 Noon (Toronto time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 12.01(e) shall have occurred and be continuing, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to (x) in the case of Letters of Credit or Reimbursement Undertakings denominated in U.S. Dollars, the Base Rate as in effect from time to time and (y) in the case of Letters of Credit or Reimbursement Undertakings denominated in Canadian Dollars, the Canadian Prime Rate as in effect from time to time, in each case, plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans or Canadian Dollar Denominated Loans, as applicable; as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit or Reimbursement Undertaking issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder. Each Drawing under any Letter of Credit or Reimbursement Undertaking shall (unless (x) the Borrower notifies the Administrative Agent in writing to the contrary, (y) the Borrower is unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, or (z) (i) the Total Utilization of Revolving Commitments at such time exceeds 100% of the Borrowing Base at such time or (ii) the Total Utilization of Revolving Commitments at such time exceeds the Total Revolving Loan Commitment at such, in which case the procedures specified above in this Section 3.05 and in Section 3.04 for funding by the Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a Borrowing of Revolving Loans pursuant to Section 2.03(a) constituting (x) in the case of Letters of Credit or Reimbursement Undertakings denominated in U.S. Dollars, Base Rate Loans and (y) in the case of Letters of Credit or Reimbursement Undertakings denominated in Canadian Dollars, Canadian Prime Rate Loans, in each case, in the amount of such Drawing, and the date with respect to such Borrowing shall be the date of payment of the relevant Drawing (it being understood that, in each such case, the Administrative Agent shall notify the Lenders thereof and the Lenders shall make available to the Administrative Agent shall notify the Lenders thereof and the Lenders shall make available to the Administrative Agent their pro rata portion of such Borrowing and the proceeds thereof shall be applied to reimburse the respective issuing Lender for such Drawing).

(b)    The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit or Reimbursement Undertakings issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Restricted Subsidiary may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting bad faith, gross negligence, willful misconduct or material breach on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.    Increased Costs. If at any time after the Closing Date, the introduction of or any change in any Applicable Law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender, any Underlying Issuer or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit or Reimbursement Undertakings issued by any Issuing Lender or any Underlying Issuer, as the case may be, or participated in by any Participant, (ii) subject any Issuing Lender, any Underlying Issuer or any Participant to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) on or with respect to Letters of Credit or Reimbursement Undertakings, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on any Issuing Lender, any Underlying Issuer or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit or Reimbursement Undertaking; and the result of any of the foregoing is to increase the cost to any Issuing Lender, any Underlying Issuer or any Participant of issuing, maintaining or participating in any Letter of Credit or Reimbursement Undertaking, or reduce the amount of any sum received or receivable by any Issuing Lender, any Underlying Issuer or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit or Reimbursement Undertakings, then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender (for itself or on behalf of any Underlying Issuer) or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Underlying Issuer or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Underlying Issuer or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender (for itself of on behalf of any Underlying Issuer) or any Participant, upon determining that any additional amounts will be payable to it (or to the Underlying Issuer, as the case may be)

pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender (for itself or on behalf of any Underlying Issuer) or such Participant (a copy of which certificate shall be sent by such Issuing Lender (for itself or on behalf of any Underlying Issuer) or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or Underlying Issuer or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

3.07.    Provisions Related to Extended Commitments. If the Maturity Date in respect of any Tranche of Revolving Loan Commitments occurs prior to the expiration of any Letter of Credit or Reimbursement Undertaking, then (i) if one or more other tranches of Revolving Loan Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit or Reimbursement Undertakings shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 3) under (and ratably participated in by Lenders pursuant to) the Revolving Loan Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit or Reimbursement Undertaking may be so reallocated) and to the extent any Letters of Credit or Reimbursement Undertakings are not able to be reallocated pursuant to this Section 3.07 and there are outstanding Revolving Loans under the non-terminating Tranches, the Borrower agrees to repay all such Revolving Loans (or such lesser amount as is necessary to reallocate all Letters of Credit or Reimbursement Undertakings pursuant to this Section 3.07) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit or Reimbursement Undertaking in a manner satisfactory to the Administrative Agent and the respective Issuing Lender or Underlying Issuer, as the case may be, but only up to the amount of such Letter of Credit or Reimbursement Undertaking not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit or Reimbursement Undertaking issued before such Maturity Date.

3.08.    Conflict with Letter of Credit Request. Notwithstanding anything else to the contrary in this Agreement, any Letter of Credit Request or any other document related to issuing a Letter of Credit or Reimbursement Undertaking, (i) in the event of any conflict between the terms hereof and the terms of any Letter of Credit Request or such other document, the terms hereof shall control in all respects and (ii) any grant security interest pursuant to any Letter of Credit Request shall be null and void.

SECTION 4.    Commitment Commissions; Fees; Reductions of Revolving Loan Commitment.

4.01.    Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Lender of any Tranche (other than a Defaulting Lender) a commitment commission (the “Commitment Commission”) for the period from and including the Closing Date to and including the Revolving Loan Maturity Date of such Tranche (or such earlier date on which the Total Revolving Loan Commitment for such Tranche has been terminated) computed at a rate per annum equal to the Applicable Commitment Fee Percentage for such Tranche multiplied by the daily average Unutilized Revolving Loan Commitment of such Lender for such Tranche as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment for such Tranche is terminated. For purposes of calculating the Commitment Commission only, no portion of the Initial Revolving Loan Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)    The Borrower agrees to pay to the Administrative Agent for distribution to each Lender of any Tranche (other than a Defaulting Lender) (based on each such Lender’s respective RL Percentage for such Tranche) a fee in respect of each Letter of Credit or Reimbursement Undertaking (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit or Reimbursement Undertaking to and including the date of termination or expiration of such Letter of Credit or Reimbursement Undertaking, computed at a rate per annum equal to the Applicable Margin for such Tranche as in effect from time to time during such period with respect to Revolving Loans for such Tranche that are maintained as (x) in the case of Letters of Credit or Reimbursement Undertakings denominated in U.S. Dollars, LIBOR Loans, or (y) in the case of Letters of Credit or Reimbursement Undertakings denominated in Canadian Dollars, Canadian CDOR Rate Loans, in each case, on the daily Stated Amount of each such Letter of Credit or Reimbursement Undertaking. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears in U.S. Dollars on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment for such Tranche upon which no Letters of Credit remain outstanding.

(c)    The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit or Reimbursement Undertaking issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit or Reimbursement Undertaking to and including the date of termination or expiration of such Letter of Credit or Reimbursement Undertaking, computed at a rate per annum equal to 0.125% of the daily Stated Amount of such Letter of Credit or Reimbursement Undertaking. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit or Reimbursement Undertakings remain outstanding.

(d)    The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit or Reimbursement Undertaking issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit or Reimbursement Undertakings.

(e)    The Borrower agrees to pay to the Administrative Agent such fees as agreed to in the Fee Letter or such other fees as may be agreed to in writing from time to time by Holdings or any of its Restricted Subsidiaries and the Administrative Agent.

4.02.    Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $5,000,000 (or such lesser amount if it represents the Total Unutilized Revolving Loan Commitment) and in integral multiples of $1,000,000 in excess thereof in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender.

(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 14.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 14.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 13.06, 14.01 and 14.06), which shall survive as to such repaid Lender.

(c)    Each notice delivered by the Borrower pursuant to this Section 4.02 and Section 5.01 shall be irrevocable, provided that a notice of termination of (i) the Total Unutilized Revolving Loan Commitment or (ii) the entire Revolving Loan Commitment of a Lender, in each case, delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied.

4.03.    Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the applicable Maturity Date.

(b)    Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

(c)    The Letter of Credit Sublimit shall be permanently and ratably reduced from time to time on the date of each reduction of the Unutilized Revolving Loan Commitments pursuant to Section 4.02(a) by the amount, if any, by which the amount that the Letter of Credit Sublimit exceeds the Total Revolving Loan Commitment (after giving effect to such reduction of the Unutilized Revolving Loan Commitments).

SECTION 5.    Prepayments; Payments; Taxes.

5.01.    Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (Toronto time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of U.S. Dollar Denominated Swingline Loans) or Canadian Prime Rate Loans (or same day notice in the case of a prepayment of Canadian Dollar Denominated Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans or Canadian CDOR Rate Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans or Canadian CDOR Rate Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans or Canadian CDOR Rate Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in a Dollar Amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in Dollar Amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that (x) if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect and (y) if any partial prepayment of Canadian CDOR Rate Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Canadian CDOR Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Canadian CDOR Rate Loans (and same shall automatically be converted into a Borrowing of Canadian Prime Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Sections 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 14.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 14.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

5.02.    Mandatory Repayments. (a) If on any Revaluation Date (after giving effect to the determination of the Dollar Amount of each outstanding Loan, and Letter of Credit Outstandings), the Total Utilization of Revolving Commitments exceeds the Availability at such time (an “Overadvance”), the Borrower shall prepay on such day the Loans, in accordance with Section 5.02(e); provided that (x) if such Overadvance is caused solely by changes in the exchange rate of non-U.S. Dollar amounts, the Borrower shall prepay the Loans within two Business Days and (y) no Overadvance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. If, after giving effect to the prepayment of the Dollar Amount of Swingline Loans and Revolving Loans, the Letter of Credit Outstandings exceeds Availability at such time, the Borrower shall pay to the Administrative Agent into the Agent’s Account on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent; provided that (x) if such excess is caused solely by changes in the exchange rate of non-U.S. Dollar amounts, the Borrower shall pay an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time)

within two Business Days and (y) no such excess shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such excess remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such excess.

(b)    [Reserved].

(c)    [Reserved].

(d)    [Reserved].

(e)    (i) Subject to Section 12.02, any prepayment of any Loan pursuant to this Section 5.02 shall be applied as follows:

(1)    first, to repay outstanding Extraordinary Advances to the full extent thereof;

(2)    second, to repay outstanding Swingline Loans to the full extent thereof;

(3)    third, to repay outstanding Revolving Loans (other than any Additional Incremental Tranche) to the full extent thereof;

(4)    fourth, to repay outstanding Loans constituting an Additional Incremental Tranche to the full extent thereof; and

(5)    fifth, to the Administrative Agent to be held in a cash collateral account as security for all Letter of Credit Outstandings.

(ii)    Any prepayment of Loans shall be applied first to Base Rate Loans and Canadian Prime Rate Loans to the full extent thereof before application to LIBOR Loans and Canadian CDOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(f)    In addition to any other repayments or mandatory prepayments pursuant to this Section 5, (i) all then outstanding Revolving Loans of any Tranche shall be repaid in full on the Maturity Date for such Tranche and (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the fifth Business Day following the date of the incurrence of such Swingline Loans and (y) the Swingline Expiry Date.

5.03.    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (Toronto time) on the date when due and shall be made in the relevant Available Currency of the underlying obligation in immediately available funds into the Agent’s Account. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. The Borrower hereby authorizes the Administrative Agent, from time to time without prior notice, to charge to the Borrower’s account with the Administrative Agent all interest, fees and principal when due hereunder.

5.04.    Taxes. Payments Free of Taxes. All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising there from or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender ’s failure to comply with the provisions of Section 14.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed pursuant to or in connection with FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.04(f)(ii),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04), it shall pay to the appropriate Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Lender be required to pay any amount to a Credit Party pursuant to this paragraph (g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

(h)    Issuing Lender and Swingline Lender. For purposes of this Section 5.04, the term “Lender” includes any Issuing Lender and the Swingline Lender.

(i)    Survival. Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Total Revolving Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 6.    Conditions Precedent to the Credit Events on the Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Closing Date are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction (or waiver in accordance with Section 14.12) of the following conditions:

6.01.    Credit Documents; Notes. On or prior to the Closing Date, (i) Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and each of the

Initial Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Initial Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it, (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested the same at least three Business Days prior to the Closing Date, a Revolving Note executed by the Borrower and, if so requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein and (iii) there shall have been delivered to the Administrative Agent an executed counterpart of each of the Initial Credit Documents and the Perfection Certificate.

6.02.    Consummation of the Acquisition. The Acquisition shall have been, or substantially concurrently with the incurrence of Term Loans on the Closing Date, shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by Holdings, the Borrower or any Subsidiary that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within 2 business days of receipt of written notice of such modification, amendment, consent or waiver); it being understood and agreed that (a) any increase in the purchase price from the purchase price set forth in the Acquisition Agreement shall be deemed not to be materially adverse to the interests of the Lenders in their capacities as such so long as such increase is funded by amounts available to be drawn hereunder or the Backstop Commitment Letter on the Closing Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement, (b) any change to extend the “Sunset Date” (as defined in the Acquisition Agreement) to a date no later than the date that is 120 days after the date of the Fee Letter shall be deemed not to be materially adverse to the interests of the Lenders in their capacities as such and (c) any change to, or waiver, consent or approval by the Borrower in respect of, the definition of Closing Date Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders in their capacities as such.

6.03.    Opinions of Counsel. On the Closing Date, the Administrative Agent (or its counsel) shall have received a customary written opinion of (i) Davis Polk & Wardwell LLP, special New York counsel to the Credit Parties and (ii) Osler, Hoskin & Harcourt LLP, Canadian counsel and special Delaware counsel to the Credit Parties, in each case addressed to the Administrative Agent, the Collateral Agent and each of the Lenders as of the Closing Date and dated as of the Closing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04.    Company Documents. On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed on behalf of such Credit Party by an Authorized Officer of such Credit Party, and, if applicable, attested to by the Secretary or any Assistant Secretary of such Credit Party, with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party, good standing certificates, certificates of status or similar certificate in the jurisdiction of organization (if applicable) of such Credit Party, and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

6.05.    Term Loan Facility Documents. On or prior to the Closing Date, (i) the Term Loan Facility Documents shall have been duly executed and delivered by the Credit Parties and shall be in full force and effect in all material respects in accordance with the terms reviewed and approved by the Lead Arrangers prior to the Closing Date, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned; provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within 2 Business Days of receipt of written notice of such modification, amendment, consent or waiver) and (ii) the financing contemplated by the Term Loan Facility Documents in the initial amount of $285,000,000 shall have been consummated and the Borrower shall have used the proceeds therefrom (if any) to consummate the Transactions.

6.06.    Capex Facilities Documents. On or prior to the Closing Date, (a) the Capex Facilities Documents with respect to the Ontario CapEx Facility shall have been duly executed and delivered by the Credit Parties and shall be in full force and effect and (b) the Treasury Board of Canada shall have approved the definitive contribution agreement documentation with respect to the the Federal CapEx Facility in the form of Exhibit D.

6.07.    New PortLP Facility Documents. On or prior to the Closing Date, (i) the New PortLP Facility Documents shall have been duly executed and delivered by the Borrower, New PortLP and New PortGP and (ii) the New PortLP Transactions shall have been consummated.

6.08.    Consummation of the Refinancing and Discharge of Obligations. (a) On or prior to the Closing Date and concurrently with the incurrence of Term Loans and the use of such Term Loans to finance the Refinancing on such date, all Indebtedness of ESAI, Algoma USA and the Subsidiary Debtors (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit outstanding under the DIP Facility (as defined below) that on the Closing Date will be grandfathered into, or backstopped by, Loans or Letters of Credit hereunder or cash collateralized in a manner satisfactory to the issuing banks thereof) under (i) the DIP Facility and (ii) the Prepetition ABL Credit Facility (together with the DIP Facility, the “Indebtedness to be Refinanced”)) will, in each case of (i) and (ii), be irrevocably defeased, satisfied or repaid in full and all commitments to extend credit thereunder will be terminated and discharged and any security interests and guarantees in connection therewith will be terminated and/or released (or arrangements for such repayment, termination and release will have been made) on or prior to the Closing Date in accordance with the terms of the Acquisition Agreement, any orders relating thereto made in the Bankruptcy Proceedings and the Restructuring Support Agreement (or, in the case of letters of credit outstanding on the Closing Date under the DIP Facility or the Prepetition ABL Credit Facility, including letters of credit issued by ICICI Bank Canada for ESAI as approved by the CCAA Court on January 27, 2017, may be backstopped or replaced by Letters of Credit issued by Issuing Lenders on the Closing Date or may be cash collateralized on terms to be agreed), in each case in accordance with the Permitted Initial Revolving Credit Event Purposes (collectively, the “Refinancing”).

(b)    On or prior to the Closing Date and concurrently with the incurrence of Term Loans and the use of such Term Loans to finance the Refinancing on such date, (i) all indebtedness under (x) the Prepetition Term Loan Credit Facility and (y) the Prepetition 9.5% Notes Indenture will be irrevocably discharged (or arrangements for such discharge will have been made) and (ii) any security interests relating to the Purchased Assets (as defined in the Acquisition Agreement) in connection with (x) the Prepetition Term Loan Credit Facility, (y) the Prepetition 9.5% Notes issued under the Prepetition 9.5% Notes Indenture and (z) the Junior Secured Notes due 2020 issued under that certain Indenture dated as of November 14, 2014, among 1839688 Alberta ULC, as issuer, certain affiliates of 1839688 Alberta ULC, as guarantors and Wilmington Trust, National Association, as trustee (collectively, with the Prepetition Term Loan Credit Facility and the Prepetition 9.5% Notes, the “ Indebtedness to be Discharged” and, together with the Indebtedness to be Refinanced, the “Prepetition Indebtedness”), will be irrevocably discharged and/or released (or arrangements for such discharge, and/or release will have been made), in each case in accordance with the terms of the Acquisition Agreement, any orders relating thereto in the Bankruptcy Proceedings and the Restructuring Support Agreement (collectively, the “Discharge of Other Prepetition Indebtedness”).

(c)    On the Closing Date and after giving effect to the consummation of the Transactions (i) all guaranties in respect of the DIP Facility and the Prepetition ABL Credit Facility shall have been terminated and released (or arrangements for such termination and release will have been made as of such date) and (ii) pursuant to the vesting order issued by the CCAA Court on September 21, 2018 relating to the Acquisition, on the Closing Date, and concurrently with the incurrence of Term Loans on such date, all security interests in respect of, and Liens on the “Purchased Assets” (as defined in the Acquisition Agreement) securing, the Prepetition Indebtedness created pursuant to the security documentation relating to the Prepetition Indebtedness and such Purchased Assets shall have been terminated and released (or arrangements for such termination and release will have been made as of such date).

(d)    On the Closing Date and after giving effect to the consummation of the Transactions, Holdings and its Subsidiaries shall have no outstanding Funded Debt, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) Indebtedness pursuant to or in respect of the Term Loan Facility Documents, (iii) Indebtedness pursuant to or in respect of the New PortLP Facility Documents and (iv) Indebtedness pursuant to or in respect of the CapEx Facilities Documents. On and as of the Closing Date, all of the Indebtedness referenced to in preceding clauses (ii), (iii) and (iv) shall remain outstanding after giving effect to the Transactions without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transactions.

6.09.    Adverse Change. No Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the Filing Date.

6.10.    Personal Property Requirements. Subject to the last paragraph of this Section 6 and Section 8.02 in regard to the Cash Management System and Control Agreements, and subject to the terms of the ABL Intercreditor Agreement, on or prior to the Closing Date, the Collateral Agent (or its counsel or bailee) shall have received:

(1)    unless constituting Term Loan Priority Collateral, all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(2)    unless constituting Term Loan Priority Collateral, all (if any) other certificates, agreements, including Control Agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property (as each such term is defined in the applicable Security Document) of Holdings, the Borrower and each Subsidiary Guarantor solely to the extent required by the Collateral and Guarantee Requirements and the Security Documents;

(3)    UCC and PPSA financing statements in appropriate form for filing under the UCC and PPSA, intellectual property security agreements for filing with the United States Patent and Trademark Office and United States Copyright Office and Canadian Intellectual Property Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary to perfect the Liens created, or purported to be created, by the Security Documents and, with respect to all UCC and PPSA financing statements required to be filed pursuant to the Collateral and Guarantee Requirements and the Security Documents (provided, however, that no Credit Party shall be obligated to make any filings or take any other action to create or perfect any Liens under the laws of any jurisdiction outside of the United States and Canada); and

(4)    certified copies of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office, Canadian Intellectual Property Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Borrower or any Subsidiary Guarantor as debtor and that are filed in those state, province, territory and county jurisdictions in which any property of the Borrower or any Subsidiary Guarantor is located and the state, province, territory and county jurisdictions in which the Borrower or any Subsidiary Guarantor is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any Liens that are to be terminated on the

Closing Date for which the Administrative Agent shall have received proper termination statements authorized for filing).

6.11.    Representations and Warranties. (a) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the terms of the definition thereof and (b) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (x) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (y) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

6.12.    Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of (a) the audited consolidated balance sheet of ESAI for its fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018 and the related consolidated statements of income and retained earnings and statement of cash flows for each such fiscal year set forth therein, and such financial statements present fairly in all material respects the consolidated financial position of ESAI and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (b) the unaudited consolidated balance sheet of ESAI for its fiscal quarter ended June 30, 2018 and the related consolidated statements of income and retained earnings and statement of cash flows for the three-month fiscal period ended on such date, and such financial statements present fairly in all material respects the consolidated financial condition of ESAI and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with IFRS consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

6.13.    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate signed by the chief financial officer (or other officer with reasonably equivalent duties) of Holdings in the form of Exhibit G (or, at the option of Holdings, a third party opinion as to the solvency of Holdings and its subsidiaries on a consolidated basis issued by a nationally recognized firm).

6.14.    New PortLP Transactions; Pension Regulatory Relief. On the Closing Date, (i) the New PortLP Transactions, shall have been consummated in all material respects in accordance with the terms of the New PortLP Transaction Documents, (ii) the Pension Regulatory Relief in relation to the Hourly Pension Plan and the Salaried Pension Plan shall have come into force in accordance with its terms, in all respects in accordance with the terms of the draft Pension Regulatory Relief reviewed and approved by the Lead Arrangers (or counsel on their behalf) prior to the Closing Date, and (iii) the Pension Matters Documents shall have been executed and delivered by the parties thereto on substantively similar terms as the draft Pension Matters Documents reviewed and approved by the Lead Arrangers prior to the Closing Date; in each case, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers thereto that are materially adverse to the interests of the Initial Lenders in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, consent or waiver unless they object thereto in writing within two (2) Business Days of receipt of written notice of such modification, amendment, consent or waiver.

6.15.    Fees, etc. On the Closing Date, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Borrower for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent that are payable under the commitment letter entered into between the Lead Arrangers and the Borrower with respect to the Initial Revolving Facility, in each case on or before the Closing Date.

6.16.    USA PATRIOT Act. (i) At least three Business Days prior to the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to any Credit Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by U.S. or Canadian regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

6.17.    Notice of Borrowing; Letter of Credit Request. Prior to the making of each Revolving Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a), and prior to the issuance of each Letter of Credit or Reimbursement Undertaking on the Closing Date, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

6.18.    GIP Credit Agreement Payment. The GIP Credit Agreement Payment shall have been, or substantially concurrently with the incurrence of the Term Loans on the Closing Date shall be, consummated.

6.19.    Officer’s Certificate. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that the conditions set forth in Sections 6.02, 6.05, 6.06, 6.07, 6.08, 6.09, 6.11, 6.14 and 6.18 are satisfied as of the Closing Date.

6.20.    Initial Borrowing Base Certificate; Minimum Availability. Solely to the extent that any Credit Extension is requested on the Closing Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 8.04(b) as of the last day of the month most recently ended not more than 30 days prior to the Closing Date reflecting working capital level as of the most recently completed month ended at least 15 Business Days prior to the Closing Date. On the Closing Date (after giving effect to any Credit Events hereunder on such date), Excess Availability shall be not less than $125,000,000.

In determining the satisfaction of the conditions specified in this Section 6, by establishing the Initial Revolving Loan Commitments and making any Initial Revolving Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Credit Party that may be perfected solely by the filing of a financing statement under the UCC or the PPSA and (ii) a pledge of the Capital Stock of the Borrower and its Wholly-Owned, material Canadian and U.S. Restricted Subsidiaries to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and/or initial Credit Events under the Initial Revolving Facility on the Closing Date but may, if required, instead be delivered and/or perfected within the applicable time period after the Closing Date set forth in Schedule 10.18 pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent and subject to extensions as are reasonably agreed by the Administrative Agent.

SECTION 7.    Conditions Precedent to All Credit Events after the Closing Date. The obligation of each Lender to make Loans after the Closing Date, and the obligation of each Issuing Lender to issue Letters of Credit after the Closing Date, are subject at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction (or waiver in accordance with Section 14.12) of the following conditions (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 7), shall not include (X) any Incremental Loans advanced pursuant to an Additional Incremental Tranche in connection with any acquisition, other Investment, disposition, Restricted Debt Payment or otherwise in accordance with

Section 1.06 and/or (Y) any Credit Extension under any Incremental Facility Amendment establishing an Additional Incremental Tranche, Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the lenders in respect thereof):

7.01.    No Default: Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects as of the date made or deemed to be made (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality.” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02.    Notice of Borrowing: Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing) the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(1).

(b)    Prior to the issuance of each Letter of Credit or Reimbursement Undertaking, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03.    Liquidity. After giving effect to any Credit Event, the Total Utilization of Revolving Commitments shall not exceed Availability then in effect.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time.

SECTION 8.    Collateral Account; Collateral Monitoring; Application of Collateral Proceeds. The Borrower and each Subsidiary Guarantor hereby warrants, covenants and agrees that on and after the Closing Date and until the Total Revolving Loan Commitment has terminated and the Revolving Loans and Notes (in each case together with interest thereon), Fees and all other Credit Document Obligations (other than indemnities described in Section 14.13 and reimbursement obligations under Section 14.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01.    Collateral Accounts.

(a)    The Borrower and each Borrowing Base Guarantor hereby agree not to grant to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without the Collateral Agent’s consent, except in the ordinary course of business in accordance with the Borrower’s or such

Borrowing Base Guarantor’s customary practices and policies and as previously disclosed to the Collateral Agent. So long as no Event of Default exists or has occurred and is continuing, the Borrower and each Borrowing Base Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor.

(b)    With respect to each Account: (i) the amounts shown on any invoice delivered to the Collateral Agent or schedule thereof delivered to the Collateral Agent shall be true and complete in all material respects; and (ii) none of the transactions giving rise thereto will violate any Applicable Law or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

8.02.    Account; Cash Management. The Borrower and each Borrowing Base Guarantor shall maintain a cash management system as described on Schedule 8.02 attached hereto (including a list of all Deposit Accounts or Securities Accounts of the Borrower and its Restricted Subsidiaries ) (as such Schedule 8.02 may be updated in writing (i) by the Borrower to add and/or remove Deposit Accounts (including any Blocked Account) or Securities Accounts of the Borrower and its Restricted Subsidiaries after the Closing Date or (ii) to make such other modifications thereto, in each case as consented to by the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed)) (the “Cash Management System”), and which shall operate as follows:

(a)    Except in connection with Excluded Accounts and the Term Loan Priority Collateral Proceeds Accounts, on or prior to the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may, in its sole discretion, consent to in writing), the Borrower and each Borrowing Base Guarantor will take all reasonable actions necessary to deposit funds held by the Borrower or such Borrowing Base Guarantor (other than funds being collected pursuant to the provisions stated below, but including any proceeds of Revolving Loans that are not being utilized on the Closing Date to finance the Transactions) in one or more Deposit Accounts or Securities Accounts subject to the terms of the applicable Security Documents and applicable Control Agreements.

(b)    Except in connection with Excluded Accounts and the Term Loan Priority Collateral Proceeds Accounts, on or prior to the date that is 120 days after the Closing Date (or such later date as the Administrative Agent may, in its sole discretion, consent to in writing), the Borrower shall establish and maintain, at its sole expense, and shall cause each Borrowing Base Guarantor to establish and maintain, at its sole expense blocked accounts or lockboxes and related Deposit Accounts with Wells Fargo or one or more other banks reasonably acceptable to the Collateral Agent into which the Borrower and such Borrowing Base Guarantors shall promptly deposit or transfer and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other ABL Facility Priority Collateral in the identical form in which such payments are made, whether by cash, check or other manner, and shall be identified and segregated from all other funds of the Borrower and the Borrowing Base Guarantors (in each case, “Blocked Accounts”); (it being understood that

Bank of America, N.A. and Royal Bank of Canada each is reasonably acceptable to the Administrative Agent). The Borrower and such Borrowing Base Guarantors shall deliver, or cause to be delivered, to the Collateral Agent a Control Agreement duly authorized, executed and delivered by each such Credit Party where a Blocked Account for the benefit of the Borrower or any such Borrowing Base Guarantor is maintained, and by each bank where any such Blocked Account is from time to time maintained. Except in connection with Excluded Accounts and the Term Loan Priority Collateral Proceeds Accounts, the Borrower and such Borrowing Base Guarantors shall not establish any Deposit Accounts after the Closing Date into which payments on Accounts and payments constituting proceeds of Inventory or other ABL Facility Priority Collateral are deposited, unless the Borrower or such Borrowing Base Guarantor (as applicable) have complied in full with the provisions of this Section 8.02(b) with respect to such Deposit Accounts.

(c)    With respect to the Blocked Accounts of the Borrower and such Borrowing Base Guarantors as the Collateral Agent shall determine in its sole reasonable discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in such Blocked Account to one Blocked Account designated as no more than two concentration accounts (one for each Available Currency) in the name of the Borrower (collectively, the “Concentration Account”) at Royal Bank of Canada or Wells Fargo Bank, N.A (or other financial institution reasonably acceptable to the Collateral Agent) (the “Concentration Account Bank”), which on the Closing Date shall consist of accounts #04362-1003045 held with Royal Bank of Canada (for Canadian Dollars) and #04362-4001616 held with Royal Bank of Canada (for U.S. Dollars). The Concentration Account Bank shall agree, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may be given by the Collateral Agent at any time during a Dominion Period) pursuant to the applicable Control Agreement, to forward daily all amounts in the Concentration Account to the account designated as the collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Collateral Agent (it being understood that prior to delivery of an Activation Notice the Borrower and such Borrowing Base Guarantors shall have access to funds in the Concentration Account).

(d)    At any time that a Dominion Period is in effect, except as otherwise provided herein, all collected amounts held in the Collection Account shall be distributed and applied on a daily basis by the close of business on each Business Day in accordance with Section 12.02 (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise required to be applied pursuant to the terms of the respective Security Documents) or otherwise in such order as the Administrative Agent may determine in its reasonable discretion.

(e)    Notwithstanding any provision of this Section 8.02 to the contrary, in the event that any Credit Party receives or otherwise has dominion and control of any proceeds or collections of Accounts or proceeds of Collateral outside of the Blocked Accounts, such proceeds and collections shall be held in trust by such Credit Party for the Administrative Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Blocked Account or the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Administrative Agent.

(f)    With respect to Qualified Cash, prior to becoming eligible for inclusion in the Borrowing Base, the Borrower shall identify to the Administrative Agent in writing those Deposit Accounts in which Qualified Cash is to be maintained, deliver to the Administrative Agent fully executed Control Agreements with respect to such Deposit Accounts maintained with third party financial institutions, and provided that the Administrative Agent shall have direct on-line access to monitor the account balances therein from time to time on a daily basis.

8.03.    Inventory. With respect to the Inventory: (a) the Borrower and each Borrowing Base Guarantor shall at all times maintain records of Inventory reasonably satisfactory to the Collateral Agent and consistent with past practices of the Borrower.

8.04.    Borrowing Base-Related Report; Field Exams and Appraisals. (I) (a) The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent the items as set forth on Schedule 8.04 within the time periods prescribed therein.

(b)    The Borrower shall deliver or cause to be delivered (at the expense of the Borrower) to the Collateral Agent and the Administrative Agent a Borrowing Base Certificate, to be delivered within three Business Days after a Credit Party consummates (x) an Asset Disposition (other than Asset Dispositions of Inventory in the ordinary course of business) to any Person (other than to a Credit Party) or (y) any disposition described in clause (29) of the definition of “Asset Disposition”, in each case of (x) and (y), of Eligible Accounts and/or Eligible Inventory that are (or would have otherwise been) included in computation of the Borrowing Base (including the sale of any capital stock of any Credit Party or any Borrowing Base Guarantor ceasing to be a Credit Party, in either case, to the extent such entity owns any Eligible Accounts or Eligible Inventory) with a value (as reasonably determined by the Borrower) in excess of $5,000,000. Such Borrowing Base Certificate shall be prepared as of the last day of the preceding Fiscal Month calculated on a pro forma basis after giving effect to such disposition and setting forth the value of the Eligible Accounts and Eligible Inventory previously included in the Borrowing Base and disposed of in such disposition, together with, in each case, any additional schedules and other information that the Administrative Agent may reasonably request;

(c)    The delivery of each certificate and report or any other information delivered pursuant to this Section 8.04 shall constitute a representation and warranty by the Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

(II)    The Credit Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field exams and Inventory appraisals which shall be at the expense of the Borrower; provided that no more than one collateral field exam and one inventory appraisal during any twelve month period following the Closing Date may be conducted at the expense of the Borrower; provided, further, that (x) the Collateral Agent and its agents may conduct, at the Borrower’s expense, one additional collateral field exam and one additional inventory appraisal during the continuance of a Dominion Period and (y) following the occurrence and during the continuation of any Specified Event of Default, the Collateral Agent and its agents may conduct, at the Borrower’s expense, such additional collateral field exams and inventory appraisals as the Collateral Agent, in its reasonable discretion, determines are necessary or appropriate (but in no event more than three (3) times in any Fiscal Year (inclusive of the collateral field exams and inventory appraisals referred to above), in each case, in scope and form satisfactory to the Collateral Agent, from a third-party appraiser (satisfactory to the Collateral Agent) and a third-party consultant (satisfactory to the Collateral Agent).

8.05.    Rescission of Activation Notice. Notwithstanding any of the provisions of Section 8.02 to the contrary, after the Collateral Agent has delivered an Activation Notice and upon delivery of a certificate by an Authorized Officer of the Borrower to the Collateral Agent certifying that no Event of Default has occurred or is continuing and no Dominion Period is in effect, the Collateral Agent shall rescind the Activation Notice by written notice, as necessary, to the applicable Concentration Account Banks and any such other banks to which the Collateral Agent had issued such Activation Notice and following such rescission the Cash Management System shall be operated as if no such Activation Notice had been given.

SECTION 9.    Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit as provided herein (and, on the Closing Date, solely to the extent required pursuant to Section 6), each Credit Party hereby make the following representations and warranties to the Administrative Agent and each Lender, in each case after giving effect to the Transactions:

9.01.    Company Status. Each of Holdings, the Borrower and each of its Restricted Subsidiaries (a) is (i) a duly organized and validly existing Company and (ii) in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization, (b) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable in the applicable jurisdiction) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.02.    Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Legal Reservations (regardless of whether enforcement is sought in equity or at law).

9.03.    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except in the case of this clause (ii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries.

9.04.    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (x) such as have been obtained or made and are in full force and effect (except, with respect to Perfection Requirements, to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (y) in connection with the Perfection Requirements and (z) such consents, approvals, registrations, filings or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

9.05.    Financial Statements; Financial Condition; Projections. (a) After the Closing Date, the financial statements most recently provided pursuant to Section 10.01(a), (b) or (c), as applicable, present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Borrower on a consolidated basis as of such dates and for such periods in accordance with IFRS, (x) except as otherwise expressly noted therein, (y) subject, in the case of quarterly financial statements, to the absence of footnotes and normal year-end audit adjustments and (z) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b)    The Projections delivered to the Lead Arrangers prior to the Closing Date have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

(c)    Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.06.    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.07.    True and Complete Disclosure. As of the Closing Date, to the knowledge of the Borrower, all written factual information (other than the Projections, the Model, other forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memoranda prepared by third party consultants)) concerning Holdings, the Borrower and its Restricted Subsidiaries and the Transactions and that was included in the Confidential Information Memorandum or otherwise prepared by or on behalf of Holdings, the Borrower or its Restricted Subsidiaries or their respective representatives and made available to the Lead Arrangers or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

9.08.    Use of Proceeds; Margin Regulations.

(a)    On the Closing Date, the Initial Revolving Facility may be used for the Permitted Initial Revolving Credit Event Purposes. After the Closing Date, all proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its and any other Credit Event Subsidiaries (including Permitted Acquisitions and the payment of Dividends). No proceeds of Swingline Loans shall be used to refinance outstanding Swingline Loans.

(b)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors.

9.09.    Taxes. Except as set forth in Schedule 10.10, Borrower and each of its Subsidiaries has (a) timely filed or caused to be timely filed all Canadian or U.S., as applicable, federal Tax Returns and all material provincial, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves in accordance with IFRS or (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Borrower and each of its Subsidiaries has made adequate provision in accordance with IFRS for all Taxes not yet due and payable. Each of Borrower and each of its Subsidiaries is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, either individually or in the aggregate, result in a Material Adverse Effect.

9.10.    Employee Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan has, to the knowledge of each Credit Party, been maintained in compliance with its terms, with all applicable collective bargaining agreements, and with all applicable Requirements of Law, (ii) no Plan, nor any related trust or other funding medium thereunder, is subject to any pending or, to the knowledge of each Credit Party, threatened or anticipated, investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other person (other than routine claims for benefits), (iii) none of the Credit Parties has, as at the date of this Agreement, any obligation in connection with the termination of any DB Plan and (iv) none of the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to (or has any current liability with respect to) any ERISA Plan.

9.11.    Security Documents. Subject to the terms of the last paragraph of Section 6, the Legal Reservations and the Perfection Requirements, and the provisions, limitations and/or exceptions expressly set forth in this Agreement and/or the other relevant Credit Documents (including the ABL Intercreditor Agreement or any other Acceptable Intercreditor Agreement):

(a)    Security Agreements. The Security Agreements are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral, and upon the satisfaction of the applicable Perfection Requirements, the Liens created by the Security Agreements shall constitute valid perfected First Priority (subject to each Acceptable Intercreditor Agreement than extant) Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC or the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens (other than Permitted Liens that are Junior Lien Priority).

(b)    Canadian Pledge Agreement and U.S. Pledge Agreement. The Canadian Pledge Agreement and U.S. Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Pledge Agreement Collateral, and upon the satisfaction of the applicable Perfection Requirements, the Liens created by the Pledge Agreement shall constitute valid perfected First Priority (subject to each Acceptable Intercreditor Agreement than extant) Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Pledge Collateral (other than that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC or an “intangible” under the PPSA), in each case subject to no Liens other than Permitted Liens (other than Permitted Liens that are Junior Lien Priority).

(c)    PTO Filing; Copyright Office Filing. When the Security Agreements or a short form thereof are filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, and UCC and PPSA financing statements are filed in the applicable jurisdictions, the Liens created by the Security Agreements shall constitute valid perfected First Priority (subject to each Acceptable Intercreditor Agreement than extant) Liens on, and security interests in, all right, title and interest of the grantors thereunder in Trademarks, Industrial Designs and Patents (each as defined in the applicable Security Agreement) registered or applied for with the United States Patent and Trademark Office or Canadian Intellectual Property Office or Copyrights (as defined in the applicable Security Agreement) registered or applied for with the United States Copyright Office or Canadian Intellectual Property Office, or Industrial Designs (as defined in the applicable Security Agreement) registered or applied for with the Canadian Intellectual Property Office, in each case subject to no Liens other than Permitted Liens; provided, however, that additional filings may be required to perfect the Liens created by the Security Agreements upon any Trademarks, Industrial Designs, Patents, or Copyrights acquired or applied for after the date hereof.

(d)    Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, subject, in all cases, to the priorities of each applicable Acceptable Intercreditor Agreement, legal, valid, perfected and enforceable First Priority (subject to each Acceptable Intercreditor Agreement than extant) Liens on, and security interests and charges in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgages are registered in the applicable land registry offices (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 10.12 and Section 10.13, when such Mortgage is registered in the applicable land registry office), the Mortgages shall constitute First Priority (subject to each Acceptable Intercreditor Agreement than extant) fully perfected Liens on, and security interests and charges in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.

9.12.    Properties.

(a)    Generally. Each of the Borrower and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its property material to its business, including the Mortgaged Property (other than Intellectual Property, which is the subject of Section 9.19), free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. Except as could reasonably be expected to result in a Material Adverse Effect, the property of the Borrower and its Restricted Subsidiaries, taken as a whole, (i) as of the date hereof, is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Borrower and its Restricted Subsidiaries as presently conducted.

(b)    Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by the Borrower or any of its Restricted Subsidiaries as of the date hereof and describe in all material respects whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by the Borrower or any of its Restricted Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the date hereof and, in each of the cases described in clauses (i) and (ii) of this Section 9.12(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)    Collateral. Each Credit Party owns or has rights to use all of the Collateral (other than Intellectual Property, which is the subject of Section 9.19) and all rights with respect to any of the foregoing used in, necessary for or material to such Credit Party’s business as currently conducted. No claim has been made and remains outstanding that any Credit Party’s use of any Collateral (other than Intellectual Property, which is the subject of Section 9.19) does or may violate the rights of any third party that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.13.    Equity Interests and Subsidiaries. (a) Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated as of the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of the Borrower and its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, and are, after giving effect to the Transactions, owned by the Borrower, directly or indirectly through Wholly-Owned Subsidiaries, except as otherwise permitted by this Agreement. All Equity Interests of the Borrower are owned directly by Holdings. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the applicable Security Document, free of any and all Liens, rights or claims of other Persons, except the security interest created by the applicable Security Document, Liens securing the Term Loan Facility (subject to the terms of the ABL Intercreditor Agreement) and Liens securing the New PortLP Facility, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)    No Consent of Third Parties Required. No consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary (other than those which have been obtained and remain in full force and effect) is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the applicable Security Document or the exercise by the Collateral Agent of the voting or other rights provided for in such Security Document or the exercise of remedies in respect thereof.

9.14.    Compliance with Statutes, etc. Each of Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.15.    Investment Company Act. Neither Holdings, the Borrower nor any of its Restricted Subsidiaries is or is required to be registered as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.16.    Insurance. Each of the Borrower and each of its Restricted Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

9.17.    Environmental Matters. Except as set forth in Schedule 9.17, or except as, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)    The Borrower and its Restricted Subsidiaries and their businesses, operations and Real Property are in compliance with all, and have not violated any, applicable Environmental Laws;

(ii)    The Borrower and its Restricted Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations as currently conducted, and the ownership, operation and use of their property and all such Environmental Permits are valid and in good standing;

(iii)    There has been no Release or threatened Release of Hazardous Material on, at, in under or from any Real Property or facility presently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or any of their predecessors in interest, or to the knowledge of the Borrower and its Restricted Subsidiaries, at any other property or facility for which the Borrower or any of its Restricted Subsidiaries has responsibility, that could result in liability to the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law; and

(iv)    (A) There is no Environmental Claim pending or, to the knowledge of the Borrower and its Restricted Subsidiaries, threatened, against the Borrower or any of its Restricted Subsidiaries, or relating to any Real Property currently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or their predecessors in interest or relating to the operations of the Borrower or any of its Restricted Subsidiaries; and (B) to the knowledge of the Borrower and its Restricted Subsidiaries, there are no facts, circumstances or conditions that could form the basis of such an Environmental Claim.

(b)    Except as set forth in Schedule 9.17, except (with respect to environmental matters occurring after the Closing Date) as may be disclosed in future written notices provided to the Administrative Agent promptly after such environmental matter first comes to the attention of an Authorized Officer of any Credit Party, or except as, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)    No Real Property or facility owned, operated or leased by the Borrower or any of its Restricted Subsidiaries and no Real Property is listed or proposed for listing on or included on any list maintained by any Governmental Authority describing contaminated or potentially contaminated sites including any such list relating to petroleum or its constituents, derivatives or fractions; and

(ii)    No Lien has been recorded or registered or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of the Borrower and its Restricted Subsidiaries.

9.18.    Labor Matters. As of the Closing Date, there are no strikes, lockouts, labor disputes or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened during the current term of their respective collective bargaining agreements. Neither the Borrower nor any of its Restricted Subsidiaries are in violation of or in default with respect to any Requirement of Law relating to employment in any manner which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from the Borrower or any of its Restricted Subsidiaries, or for which any claim may be made against the Borrower or any of its Restricted Subsidiaries, on account of wages, vacation pay and employee health and welfare benefits, have been paid or, to the extent required by generally accepted accounting principles, accrued as a liability on the books of the Borrower or such Restricted Subsidiary except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union or employee organization under any collective bargaining agreement to which the Borrower or any of its Restricted Subsidiaries is bound.

9.19.    Intellectual Property.

(a)    Ownership/No Claims. Each of Holdings and the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks, industrial designs, trade names, service marks, source identifiers, copyrights, technology, trade secrets, proprietary information, domain names, social media identifiers, know-how, methods and processes (collectively, “Intellectual Property”) necessary for the conduct of its business as currently conducted, except for those the failure to own or license which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, to the knowledge of the Borrower, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity, ownership or effectiveness of any such Intellectual Property, in each case, except for any claim that would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries know of any pending claim or any valid basis for any such claim. The operation by each of the Borrower and each of its Restricted Subsidiaries’ respective businesses does not infringe the rights of any Person, except for such claims and infringements that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)    Registrations. Except as would not reasonably be expected to have a Material Adverse Effect: (i) Schedule 12(a) or 12(b) to the Perfection Certificate sets forth a complete and accurate list of all U.S. and Canadian patent, trademark, industrial design and copyright registrations and applications owned by each of the Borrower and its Restricted Subsidiaries, and such items are exclusively owned by the Borrower or a Restricted Subsidiary, and (ii) all registrations and applications listed in Schedule 12(a) or 12(b) to the Perfection Certificate dated the Closing Date are valid and in full force and effect, as applicable.

(c)    No Violations or Proceedings. To the knowledge of the Borrower, and except as would not reasonably be expected to result in a Material Adverse Effect, on and as of the Closing Date, there is no violation by others of any right of any Credit Party with respect to any Intellectual Property pledged by it under the name of such Credit Party except as may be set forth on Schedule 9.19(c).

9.20.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Credit Party or any of its Subsidiaries is in violation of any Sanctions. No Credit Party nor any of its Subsidiaries nor, to the knowledge of such Credit Party, any director, officer, employee, agent or Affiliate of such Credit Party or such Subsidiary (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any assets located in Sanctioned Entities, or (iii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries, and to the knowledge of each such Credit Party, each director, officer, employee, agent and Affiliate of each such Credit Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit or Reimbursement Undertaking issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanctions, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, ABL Hedge Provider, or other individual or entity participating in the Transactions).

(b)    As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification and know your customer and anti-money laundering information and documentation provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

9.21.    Agreements. Neither the Borrower nor any of its Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

9.22.    Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on such date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the fair value of the assets of the Credit Parties and their respective Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Credit Parties and their respective Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Credit Parties and their respective Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties and their respective Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 9.22, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

9.23.    Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively.

SECTION 10.    Affirmative Covenants. Holdings, the Borrower and each other Credit Party party hereto hereby covenants and agrees that, on and after the Closing Date and until the Termination Date:

10.01.    Information Covenants. The Borrower will furnish to each Lender:

(a)    Monthly Reports. Solely during a Monthly Reporting Period, within thirty days after the end of each of the first two Fiscal Months of each Fiscal Quarter, which Fiscal Month ended while a Monthly Reporting Period was in effect, the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, in each case setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail, together with a certification from the chief financial officer or vice president of finance of the Borrower that they fairly present in all material respects in accordance with IFRS the financial condition of the Borrower and its Restricted Subsidiaries as of the dates indicated and the results of operations for the periods indicated, subject to normal year-end adjustments and the absence of footnotes.

(b)    Quarterly Financial Statements. Within 60 days (or 75 days in the case of the first three of such Fiscal Quarters ending after the Closing Date) after the close of each of the first three quarterly accounting periods in each Fiscal Year (commencing with the Fiscal Quarter ending December 31, 2018), (i) the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 10.01(e), all of which shall be certified by the chief financial officer or vice president, finance, of the Borrower that they fairly present in all material respects in accordance with IFRS the financial condition of the Borrower and its Restricted Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c)    Annual Financial Statements. Within 120 days (or, in the case of the Fiscal Year ending March 31, 2019, 150 days) after the close of each Fiscal Year, (i) the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall not be subject to a “going concern” or scope of audit qualification (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Credit Facility, any Term Loan Facility or any other Indebtedness in each case occurring within one year of the date of delivery of the relevant audit opinion, any breach or anticipated breach of any financial covenant or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary, but may include a “going concern” explanatory paragraph or like statement), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with generally accepted auditing standards and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(d)    Management Letters. Promptly after Holdings’, the Borrower’s or any of its Restricted Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e)    Budgets. No later than 60 days following the first day of each Fiscal Year, an operating budget for each of the four quarters of the next Fiscal Year of the Borrower prepared in a form as customarily prepared by management of the Borrower for its internal use, or such other form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Restricted Subsidiaries on a consolidated basis).

(f)    Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 10.01(b) and (c) (commencing with the first full fiscal quarter ending after the Closing Date), a Compliance Certificate from the chief financial officer or vice president, finance, of the Borrower in the form of Exhibit H certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 10.01(c) be accompanied by a Perfection Certificate Supplement as described in Schedule 8.04 and (ii) include (A) the consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (B) a list identifying each Subsidiary of the Borrower as either a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list delivered pursuant to this clause (f).

(g)    Notice of Event of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings, the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings, the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(h)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings, the Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission (or the Canadian equivalent thereof) or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, or any of its Material Indebtedness pursuant to the terms of the documentation governing the same.

(i)    Environmental Matters. Promptly after any Authorized Officer of Holdings, the Borrower or any of its Restricted Subsidiaries obtains actual knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:

(1)    any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(2)    any condition or occurrence on or arising from any Real Property owned, leased, managed, controlled or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto.

(j)    Organizational Documents. Promptly, copies of any Organizational Documents of Holdings, the Borrower or any of its Restricted Subsidiaries that have been amended or modified as provided in Section 11.07 and a copy of any notice of default given or received by Holdings, the Borrower or any of its Restricted Subsidiaries under any Organizational Document within 15 days after Holdings, the Borrower or such Restricted Subsidiary gives or receives such notice.

(k)    PATRIOT Act, Beneficial Ownership Regulation, etc. Promptly following any written request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

(l)    Notice of Non-Payment. Promptly (but in any event within three Business Days of any Authorized Officer obtaining knowledge of any such non-payment) inform the Administrative Agent if (i) any Credit Party fails to make any payment relating to Priority Claims or collateral items such as unpaid GST/HST assessments or reassessments, (ii) a Lien (other than a Permitted Lien) arises in respect of contributions required to be made to a DB Plan under the PBA not being paid when due or (iii) any Credit Party fails to make payments to customs brokers and the New PortLP Payments Amount.

(m)    Cancellation of Insurance. Promptly (but in any event within five Business Days of receipt thereof) inform the Administrative Agent if any Credit Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 10.03.

(n)    Other Information. From time to time, such other information regarding the financial condition or business of the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided, however, that none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 10.01(n); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this Section 10.01(n) in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

(o)    Notice of Compliance Period or Dominion Period. Promptly (and, in any event, within three Business Days) upon any Authorized Officer of the Borrower obtaining knowledge of (i) the commencement of a Compliance Period or Dominion Period, or (ii) the termination of a Compliance Period or Dominion Period, written notice thereof.

Documents required to be delivered pursuant to this Section 10.01 may be delivered electronically pursuant to Section 14.03(b) and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto; the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Borrower to the Administrative Agent for posting on behalf of the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 10.01(i) above in respect of information filed by Holdings, the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous government or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c), (e), (f) or (h) of this Section 10.01 may be satisfied with respect to any financial statements of the Borrower by furnishing (a) the applicable financial statements of Holdings (or any other Parent Entity) or (b) Holdings’ (or any other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Entity, such financial statements shall be accompanied by consolidating information (which need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by an Authorized Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 10.01(c), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 10.01(c) as if the references to “the Borrower” therein were references to such Parent Entity.

No financial statement required to be delivered pursuant to Section 10.01(a), (b) or (c) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

10.02.    Books, Records and Inspections; Quarterly Conference Calls. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities in order to permit the preparation of financial statements in conformity with IFRS. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

(b)    At the request of the Administrative Agent, the Borrower will within 10 days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 10.01(b) and (c), hold a conference call or teleconference, at a time selected by the Borrower with such of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter or Fiscal Year, as the case may be, and the financial condition of the Borrower and its Restricted Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

10.03.    Insurance.

(a)    Generally. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep its insurable property adequately insured at all times by financially sound and reputable insurers and maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Borrower and its Restricted Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and (v) such other insurance as may be required by any Requirement of Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the Borrower or any of its Restricted Subsidiaries shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that the consent of neither the Borrower nor any of its Restricted Subsidiaries shall be required during an Event of Default.

(b)    Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days in the case of the failure to pay any premiums thereunder) after receipt by the Collateral Agent of written notice thereof and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or lender loss payee (in the case of property insurance), as applicable; provided that the

Borrower shall have 45 days after the Closing Date (or such later date as agreed by the Collateral Agent) to comply with the requirements of the foregoing clause (ii) with respect to policies in effect on the Closing Date.

(c)    [Reserved].

(d)    Broker’s Report. The Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(e)    Mortgaged Properties. No Credit Party that is a holder of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and the Borrower shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Credit Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 10.03 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 10.03.

10.04.    Existence; Franchises. Holdings will, and will cause each of the Borrower and its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits and Intellectual Property; provided, however, that nothing in this Section 10.04 shall prevent (i) sales of assets and other transactions or dispositions by Holdings, the Borrower or any of its Restricted Subsidiaries in accordance with Section 11 or (ii) the withdrawal by Holdings, the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.05.    Compliance with Statutes, etc. Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.06.    Compliance with Environmental Laws; Environmental Reports. (a) Except where failure to do so will not reasonably be expected to have a Material Adverse Effect, the Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws; obtain and renew all Environmental Permits applicable to its business facilities, operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws which, if not so conducted, could reasonably be expected to result in the creation of any Lien in favor of any Governmental Authority for (i) liability under Environmental Laws or (ii) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of any Hazardous Material into the Environment; provided that neither the Borrower, nor any of its Restricted Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

(b)    If an Event of Default that results in the Release of Hazardous Materials or is otherwise a breach of Section 10.06(a) shall have occurred and be continuing for more than 45 days, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, the Borrower or any of its Subsidiaries shall provide to the Lenders within 90 days after such request (or such longer period as may be agreed by the Administrative Agent in its sole discretion), at the expense of the Borrower, a report, prepared by a reputable environmental consulting firm reasonably acceptable to the Administrative Agent with respect to each Mortgaged Property with respect to which a breach of Section 10.06(a) has occurred, describing the Release of Hazardous Materials or the breach of Section 10.06(a) and any related adverse impacts, and the estimated cost of any Response that may be required pursuant to Environmental Laws to address such Release or breach of Section 10.06(a) and related adverse impacts.

10.07.    Employee Benefits. With respect to all Plans, each Credit Party shall (a) comply with the applicable provisions of the PBA, any other applicable Requirements of Law and with all applicable collective bargaining agreements, except where such failure to comply would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) furnish to the Administrative Agent copies of any notice of intention to terminate or wind up any DB Plan or notice of intent to order a termination or winding up of any DB Plan sent by any applicable Governmental Authority to any Credit Party; and (c) upon request by the Administrative Agent, copies of (i) the most recent actuarial valuation report for each DB Plan; and (ii) such other documents or reports or filings with a Governmental Authority relating to any DB Plan as the Administrative Agent shall reasonably request. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Credit Party shall adopt, participate in, or have any liability (contingent or otherwise) with respect to, any ERISA Plan.

10.08.    End of Fiscal Years. The Borrower will cause its and each of its Restricted Subsidiaries’ Fiscal Years to end on March 31 of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year-end to another date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

10.09.    Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.10.    Payment of Taxes; Priority Claims. Except as set forth in Schedule 10.10, each of Holdings and the Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material Taxes and Priority Claims imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings, the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 11.01; provided that neither Holdings, the Borrower nor any of their Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings and for which Holdings, the Borrower or such Restricted Subsidiary, as applicable has maintained adequate reserves with respect thereto in accordance with IFRS and such non-payment does not give rise to a Priority Claim.

10.11.    Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit issued hereunder only as provided in Section 9.08.

10.12.    Additional Collateral; Additional Guarantors.

(a)    Subject to the terms of each Acceptable Intercreditor Agreement then extant and the terms of this Section 10.12, Holdings will, and will cause each other Credit Party to, with respect to any property acquired after the Closing Date (subject to clause (c) below) by Holdings or any other Credit Party that is required to be subject to the Lien created by any of the Security Documents pursuant to such Security Documents and the Collateral and Guarantee Requirements but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (or such longer period as the Collateral Agent may agree in its sole discretion)) (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law and Perfection Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(b)    Subject to the terms of each Acceptable Intercreditor Agreement then extant, the Borrower will, and will cause each other Credit Party to, with respect to any Person that is or becomes (or is required to become) a Subsidiary Guarantor after the Closing Date, promptly (and in any event within 30 days after such Person becomes a Subsidiary (or such longer period as the Collateral Agent may agree in its sole discretion)), cause such Credit Party and such Person (other than an Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” necessary to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with the Collateral and Guarantee Requirement.

10.13.    Security Interests; Further Assurances. Subject to the terms of each Acceptable Intercreditor Agreement then extant, the Borrower will, and will cause each other Credit Party to, promptly upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Credit Parties’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith and deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Collateral Agent as the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party (other than Holdings) constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of (i) the Real Estate Appraisal Reform Amendments of FIRREA (for Real Property located in the United States), (ii) the Appraisal Institute of Canada (for Real Property located in Canada) or (iii) any successor equivalent of (i) and (ii), and are otherwise in form and substance satisfactory to the Administrative Agent.

10.14.    [Reserved].

10.15.     [Reserved].

10.16.    Affirmative Covenants with Respect to Leases. With respect to each Lease, the respective Credit Party shall perform all the obligations imposed upon it by the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

10.17.    Information Regarding Collateral. Holdings and the Borrower will not, and will not permit any other Credit Party to, effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably requested by the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

10.18.    Post-Closing Matters. Cause to be delivered or performed the documents and other agreements set forth on Schedule 10.18 within the time frames specified on such Schedule 10.18. Notwithstanding anything to the contrary contained herein or in any other Credit Document, (x) all provisions of this Agreement and the other Credit Documents (including all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the actions set forth on Schedule 10.18 (and to the permit the taking of such actions within the time periods required in Schedule 10.18 rather than as otherwise provided in the Credit Documents) and (y) to the extent any representation and warranty in any Credit Document would not be true because the actions in Schedule 10.18 were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with Schedule 10.18.

10.19.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. (a) Each Credit Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. ).

(b)    Notwithstanding any other provision of this Section 10.19, no Canadian Credit Party shall be required to comply with any Sanctions, or shall be restricted from engaging in any transaction, in each case, to the extent that such compliance or restriction would breach the Foreign Extraterritorial Measures Act (Canada).

10.20.    [Reserved]

10.21.    Designation of Restricted and Unrestricted Subsidiaries. The Borrower may designate (or re-designate) any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary if that designation would not cause an Event of Default; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Credit Agreement. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, then, other than in the case of New PortLP and New PortGP, such designation will be deemed to be an Investment by the Borrower therein made as of the time of the designation in an amount equal to the portion of the Fair Market Value of the net assets of such Subsidiary attributable to the Borrower’s equity interest therein as estimated by the Borrower in good faith, and will reduce the amount available for Restricted Payments under Section 11.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower, in an amount equal to such deemed Investment. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Liens and Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Liens and Indebtedness are permitted under Sections 11.01 and 11.04, in each case, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (2) no Event of Default would be in existence following such designation. Any such designation by the Borrower shall be evidenced to the Administrative Agent by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Notwithstanding anything to the contrary herein, on the Closing Date, New PortLP and New PortGP shall be the only Subsidiaries of the Borrower that shall be Unrestricted Subsidiaries.

10.22.    Business; etc. The Borrower and its Restricted Subsidiaries will engage (directly or indirectly) only in the businesses which relate to the production or distribution of steel or the manufacturing of steel product (including businesses such as mining) in which the Borrower and its Subsidiaries are engaged or planning to be engaged as of the Closing Date, or businesses reasonably ancillary thereto.

SECTION 11.    Negative Covenants. Holdings (solely with respect to Section 11.10) and each other Credit Party party hereto hereby covenants and agrees that, on and after the Closing Date and until the Termination Date:

11.01.    Liens. The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, Incur or permit to exist any Lien (each, an “Initial

Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Borrower or any Subsidiary Guarantor, unless:

(i)    In the case of Initial Liens on the Collateral, such Initial Lien is a Permitted Lien; or

(ii)    In the case of Initial Liens on any asset or property that is not ABL Facility Priority Collateral, such Initial Lien is a Permitted Lien pursuant to clause (31) thereof and secures Indebtedness permitted to be Incurred under Section 11.04.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

11.02.    Merger and Consolidation. (a) The Borrower will not consolidate with, amalgamate or merge with or into or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)    the resulting, surviving, continuing or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of (x) Canada or any Province of Canada or (y) the United States of America, any State of the United States of America or the District of Columbia at the time of the execution of an assignment and assumption agreement and the Successor Company (if not the Borrower) will expressly assume, by an assignment and assumption agreement, executed and delivered to the Administrative Agent and the Collateral Agent, in form satisfactory to the Administrative Agent and the Collateral Agent, all the obligations of Borrower under the Credit Documents;

(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)    the Borrower shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Agreement and an Opinion of Counsel stating that such assignment and assumption agreement and the Credit Documents after giving effect to any related amendments thereto have been duly authorized, executed and delivered and are legal, valid and binding agreements enforceable against the applicable Successor Company (in each case, in form satisfactory to the Administrative Agent and the Collateral Agent), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and

(4)    (x) any security interests granted to the Collateral Agent for the benefit of the Secured Parties in the Collateral pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such amalgamation or merger (including no additional limitations that would impact the Collateral Agent’s ability to realize upon the Collateral in any material respect)) and all actions required to maintain said perfected status have been or will be promptly taken, in each case as required by Section 10.12 and (y) each Subsidiary Guarantor shall deliver a reaffirmation agreement in respect of its Guaranty and security interests with respect thereto to the Administrative Agent.

For purposes of this Section 11.02, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Credit Documents but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement or the other Credit Documents.

Notwithstanding the preceding clauses (2), (3) and (4) (which do not apply to transactions referred to in this sentence), (x) any Restricted Subsidiary of the Borrower may consolidate or otherwise combine with, merge or amalgamate into or transfer all or part of its properties and assets to the Borrower, (y) any Restricted Subsidiary may consolidate or otherwise combine with, merge, or amalgamate into or transfer all or part of its properties and assets to any other Restricted Subsidiary that is a Guarantor and (z) any Restricted Subsidiary that is not a Guarantor may consolidate or otherwise combine with, merge, or amalgamate into or transfer all or part of its properties and assets to any other Restricted Subsidiary that is not a Guarantor. Notwithstanding the preceding clause (2) (which does not apply to the transactions referred to in this sentence), the Borrower may consolidate or otherwise combine with or merge or amalgamate into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Borrower, reincorporating the Borrower in another jurisdiction, or changing the legal form of the Borrower.

The foregoing provisions (other than the requirements of clause (2) above) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Borrower.

(b)    No Subsidiary Guarantor may:

(1)    consolidate with or merge or amalgamate with or into any Person, or

(2)    sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)    permit any Person to merge or amalgamate with or into the Subsidiary Guarantor, unless:

(A)    the other Person is the Borrower or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; provided that if such other Person is the Borrower, either (x) the Borrower shall be the continuing or surviving Person or (y) such transaction shall comply with the requirements set forth in Section 11.02(a); or

(B)    either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guaranty of the Obligations, this Agreement and the other Credit Documents;

(C)    the transaction constitutes a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement; and

(D)    any security interests granted to the Collateral Agent for the benefit of the Secured Parties in the Collateral pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such amalgamation or merger) and all actions required to maintain said perfected status have been or will be promptly taken, in each case as required by Section 10.12.

(c)    The foregoing provisions shall not apply to:

(1)     any Permitted Acquisition;

(2)    any Asset Disposition (including dispositions constituting any part of a Permitted Reorganization and/or an IPO Reorganization Transaction) permitted pursuant to Section 11.08; and

(3)    (i) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and the Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any disposition otherwise permitted under Section 11.08 or this Section 11.02 or (B) any Permitted Investment; and (iii) the Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Guaranty or the Collateral, taken as a whole.

11.03.    Restricted Payments.

(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)    declare or pay any dividend or make any distribution on or in respect of the Borrower’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger, amalgamation or consolidation involving the Borrower or any of its Restricted Subsidiaries) except: (x) dividends or distributions payable in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Borrower; and (y) dividends or distributions payable to the Borrower or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Borrower or another Restricted Subsidiary on no more than a pro rata basis);

(2)    purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any Parent Entity of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary of the Borrower;

(3)    purchase, repurchase, redeem, prepay, repay, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, (x) any Junior Financing in excess of $5,000,000 and (y) solely to the extent proceeds of Revolving Loans or cash included in the Borrowing Base is being used to make such purchase, repurchase, redemption, prepayment, repayment, defeasance or other acquisition or retirement, any unsecured or junior lien Indebtedness in each case in excess of the Threshold Amount or the Term Loans (other than (i) any such purchase, repurchase, redemption, prepayment, repayment, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase, redemption, prepayment, repayment, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 11.04(b)(3)) (each, a “Restricted Debt Payment”); or

(4)    make any Restricted Investment (any such dividend, distribution, purchase, redemption, prepayment, repayment, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in the preceding clauses (1) through (4) are referred to herein as a “Restricted Payment”), unless, in each case of clauses (1) through (4), at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (but excluding all other Restricted Payments permitted by the succeeding clause (b)) would not exceed the portion, if any, of the Available Equity Amount on such date the Borrower elects to apply to this clause (a).

(b)     The foregoing provisions set forth in preceding clause (a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

(2)    any purchase, repurchase, redemption, prepayment, repayment, defeasance or other acquisition or retirement of Capital Stock or Junior Financing made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock, through an Excluded Contribution or any amount designated as a Cure Amount) of the Borrower; provided, however, that to the extent so applied, the Net Cash Proceeds, or Fair Market Value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (a) above;

(3)    any purchase, repurchase, redemption, prepayment, repayment, defeasance or other acquisition or retirement of Junior Financing made by exchange for, or out of the proceeds of the substantially concurrent sale of, Junior Financing that constitutes Permitted Refinancing Indebtedness permitted to be Incurred pursuant to Section 11.04;

(4)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Borrower or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 11.04;

(5)     [Reserved];

(6)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Borrower or of any Parent Entity held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or of any Parent Entity (or any Immediate Family Member, permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant ’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed (A) $5,000,000 (which amount shall, following a Qualifying IPO, increase to $10,000,000) in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years) minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under the immediately preceding clause (A); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)    the cash proceeds from the sale of Capital Stock (other than Disqualified Stock, Designated Preferred Stock or Cure Amounts or Excluded Contributions) of the Borrower and, to the extent contributed to the capital of the Borrower (other than through the issuance of Disqualified Stock, Designated Preferred Stock or any amount designated as a Cure Amount or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Borrower, any of its Restricted Subsidiaries or any Parent Entity that occurred after the Closing Date; plus

(ii)    the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date; less

(iii)    the amount of any Restricted Payments made in previous calendar years pursuant to this clause (6) utilizing the amounts set forth in clause (i) of this clause (6);

and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Borrower, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Borrower or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 11.03 or any other provision of this Agreement;

(7)    the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 11.04;

(8)    purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)    dividends, loans, advances or distributions to any Parent Entity or other payments by the Borrower or any Restricted Subsidiary in amounts equal to (without duplication):

(a)    the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(b)    amounts constituting or to be used for purposes of making payments to the extent specified in clauses (ii), (iii), (v), (xi), (xii) and (xiii) of Section 11.06(b);

(10)    following the consummation of the first Qualifying IPO, the declaration and payment by the Borrower of (including payments made by the Borrower in order for any Parent Entity to make) Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) 6.00% per annum of the Market Capitalization of the Borrower (or its direct or indirect Parent Entity, as applicable) and its subsidiaries minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under the immediately preceding clause (A);

(11)    payments by the Borrower, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Borrower or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(12)    Restricted Payments that are made with Excluded Contributions;

(13)    (A) the declaration and payment of dividends on Designated Preferred Stock of the Borrower issued after the Closing Date; and (B) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (A), the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Borrower or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Borrower or an amount designated as a Cure Amount), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (A) and (B), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 11.04(a);

(14)    dividends or other distributions of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(15)    payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(16)    dividends, distributions or redemptions in connection with the Transactions and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential)), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 11.02 and Section 11.08;

(17)    (i) Restricted Payments described in clauses (a)(1) and (a)(2) above in an aggregate amount not to exceed (A) $25,000,000 minus (B) any utilization of the Available RP

Capacity Amount in reliance on unused capacity under the immediately preceding clause (i)(A); and (ii) Restricted Debt Payments in an aggregate amount not to exceed (A) $25,000,000 minus (B) any utilization of the Available RDP Capacity Amount in reliance on unused capacity under the immediately preceding clause (ii)(A) plus (C) the Available RP Capacity Amount;

(18)    so long as no Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment; and

(19)    additional Restricted Payments so long as, on a Pro Forma Basis, the Payment Conditions are satisfied.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in this clause (b), or is permitted pursuant to clause (a) of this Section 11.03, the Borrower in its sole discretion may divide, classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment or Permitted Payment, as the case may be, shall be treated as having been made pursuant only to the clause or clauses of this Section 11.03 to which such Restricted Payment or Permitted Payment, as the case may be, has been classified or reclassified; provided that, (X) upon delivery of any financial statements pursuant to Section 10.01(b) or (c) following the initial incurrence or making of any such reclassifiable item, if such reclassifiable item could, based on such financial statements, have been incurred or made in reliance on clause (19) of this clause (b) or any “ratio-based” or Payment Conditions basket or exception, such reclassifiable item shall automatically be reclassified as having been incurred or made under the applicable provisions of clause (19) or such “ratio-based” or Payment Conditions basket or exception, as applicable (in each case, subject to any other applicable provision of clause (19) or such “ratio-based” or Payment Conditions basket or exception, as applicable) and (Y) no Restricted Payment nor any Permitted Payment, as the case may be, need be permitted solely by reference to one category or clause of this definition but may instead be permitted in part under any combination thereof or under any other available exception.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Borrower acting in good faith.

11.04.    Indebtedness. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Borrower and any of its Restricted Subsidiaries may Incur (i) Incremental Equivalent Debt in an aggregate outstanding principal amount not to exceed the “Incremental Cap”

(as defined in the Term Loan Credit Agreement as of the Closing Date but regardless of whether then in effect on the relevant date of determination) (after giving effect to any reclassification on or prior to such date of determination) and (ii) any Permitted Refinancing Indebtedness in respect of any such Incremental Equivalent Debt Incurred pursuant to clause (i).

(b)     The preceding clause (a) of this Section 11.04 will not prohibit the Incurrence of the following Indebtedness:

(1)     Indebtedness Incurred pursuant to (i) any Term Loan Facility, in a maximum aggregate principal amount at any time outstanding not exceeding the sum of (A) $357,000,000 plus (B) any payment in kind interest pursuant to the exercise of the “PIK Election” (as defined in the Term Loan Credit Agreement as of the Closing Date) plus (C) the “Incremental Cap” (as defined in the Term Loan Credit Agreement as of the Closing Date but regardless of whether then in effect on the relevant date of determination, including after giving effect to Sections 1.05 and 1.06(c) thereof), (ii) any extension, refinancing, refunding or replacing of any Term Loan Facility or any Term Loan Incremental Debt after the Closing Date so long as (X) the aggregate outstanding principal amount of such Indebtedness does not exceed an amount permitted to be incurred under the preceding clause (i), plus (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon, (B) the amount of any underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (C) an amount equal to any existing commitments unutilized thereunder and (D) any additional amounts permitted to be incurred pursuant to this Section 11.04 (with additional amounts incurred in reliance on this clause (D) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (Y) such Indebtedness, if secured, is secured only by Permitted Liens described in clause (20) of the definition thereof and (iii) “Cash Management Obligations” and “Hedging Obligations” (each as defined in the Term Loan Credit Agreement (or any equivalent term in any document governing any Term Loan Facility));

(2)     Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement; provided that any Guarantee by a Non-Guarantor Subsidiary of any Indebtedness under Section 11.04(a) and 11.04(b)(5) (or any Permitted Refinancing Indebtedness in respect thereof) shall only be permitted if such Guarantee meets the requirement of Section 11.04(a);

(3)     Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Restricted Subsidiary; provided, however, that: any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Restricted Subsidiary; and any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be; provided further that (x) no such Indebtedness owed to a Credit Party shall be evidenced by a promissory note unless such promissory note constitutes a negotiable instrument and is pledged to the Collateral Agent in accordance with the terms of the Security Documents, (y) all such Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party shall be unsecured and evidenced by an Intercompany Note and (z) the aggregate principal amount of Indebtedness owing by any Restricted Subsidiary that is a Non-Guarantor Subsidiary to the Borrower or any other Credit Party, when combined with (i) the aggregate amount of all Investments made pursuant to clause (1) of the definition of “Permitted Investment” in any Restricted Subsidiary that is not (or will not become) a Non-Guarantor Subsidiary and (ii) the aggregate amount of all dispositions by a Credit Party to a Restricted Subsidiary that is a Non-Guarantor Subsidiary pursuant to clause (1) of the definition of Asset Dispositions”, shall not exceed $10,000,000;

(4)    any Indebtedness outstanding on, or pursuant to commitments existing (or anticipated) on, the Closing Date and listed on Schedule 11.04 hereto;

(5)    Acquired Indebtedness of any Person that becomes a Restricted Subsidiary or Acquired Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that such Indebtedness was not created or incurred in anticipation thereof;

(6)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)    (a) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause not to exceed the greater of (x) $25,000,000 and (y) 6.0% of Consolidated Total Assets as of the last day of the most recently ended Calculation Period; and (b) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations with respect to the lease, purchase, repair, and improvement to blast furnaces and any related equipment or components in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause not to exceed $50,000,000; provided that, in the case of the immediately preceding clause (b), (i) the Liens securing such Indebtedness do not extend to any assets other than those purchased with the net proceeds of such incurrence, (ii) any assets so acquired shall not be Collateral, (iii) no Event of Default shall have occurred and be continuing or would result therefrom, (iv) such Indebtedness shall have a final maturity date no earlier than the Initial Revolving Loan Maturity Date and shall not have any scheduled amortization greater than 20% per annum or commitment reductions prior to the Initial Revolving Loan Maturity Date and (v) on the date of such Incurrence the Consolidated Total Leverage Ratio (calculated on a Pro Forma Basis) would be no greater than 3.50:1.00 as of the last day of the most recently ended Calculation Period;

(8)    Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Borrower or a Restricted

Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (d) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (e) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(9)    Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition) and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments in each case securing the performance of the Borrower or any Restricted Subsidiary pursuant to any such agreement;

(10)    Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Borrower from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an amount designated as a Cure Amount or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or as an amount designated as a Cure Amount or an Excluded Contribution) of the Borrower, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Borrower and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent the Borrower or any of its Restricted Subsidiaries makes a Restricted Payment;

(11)    Indebtedness of any Credit Party under the Credit Documents (including any Replacement Revolving Facility);

(12)    Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to any current or former employee, director or consultant of the Borrower, any of its Restricted Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Borrower or any Parent Entity that is permitted by Section 11.03;

(13)    Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(14)    other Indebtedness in an aggregate outstanding principal amount not to exceed the greater of (x) $50,000,000 and (y) 12.0% of Consolidated Total Assets as of the last day of the most recently ended Calculation Period;

(15)    Indebtedness of any joint venture or similar arrangement or Indebtedness of the Borrower or any Restricted Subsidiary Incurred on behalf of any such Person or any Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of any such Person in an aggregate outstanding principal amount not to exceed $15,000,000;

(16)    Permitted Shareholder Loans in an aggregate outstanding principal amount not to exceed $50,000,000;

(17)    Indebtedness of Non-Guarantor Subsidiaries in an aggregate outstanding principal amount not to exceed $15,000,000;

(18)    Indebtedness represented by (i) the Ontario CapEx Facility in an aggregate principal amount not to exceed Can$60,000,000, (ii) the Federal CapEx Facility in an aggregate principal amount not to exceed Can$60,000,000, (iii) the SIF CapEx Facility in an aggregate principal amount not to exceed Can$15,000,000 and (iv) the SIF Grant Facility in an aggregate principal amount not to exceed Can$15,000,000;

(19)    (x) Guarantees by Borrower of the obligations of New PortLP in respect of the New PortLP Facility in an aggregate principal amount not to exceed $73,000,000, which shall be an unsecured Guarantee except for a first ranking pledge of the equity of New PortLP and New PortGP and shall be subject to the Inter- Lender Agreement and (y) to the extent constituting Indebtedness, obligations in respect of the New PortLP Payments Amount;

(20)    to the extent constituting Indebtedness, obligations in respect of the Construction Claims;

(21)    any Permitted Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (1), (2), (4), (5), (7), (10), (11), (14), (15), (16), (17), (18) and (19); and

(22)    to the extent constituting Indebtedness, obligations in respect of Parent Entity Expenses or any Related Taxes.

(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(i)    subject to clause (iii) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) or (b) of this Section 11.04 (at the time of Incurrence or at a later date), the

Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Indebtedness in any manner that complies with this Section 11.04 and such Indebtedness shall be treated as having been made pursuant only to the clause or clauses of this Section 11.04 to which such Indebtedness has been classified or reclassified; provided that, (X) upon delivery of any financial statements pursuant to Section 10.01(b) or (c) following the initial incurrence or making of any such reclassifiable item, if such reclassifiable item could, based on such financial statements, have been incurred or made in reliance on clause (a) or any “ratio-based” basket or exception, such reclassifiable item shall automatically be reclassified as having been incurred or made under the applicable provisions of clause (a) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of clause (a) or such “ratio-based” basket or exception, as applicable) and (Y) any Indebtedness need not be permitted solely by reference to one category or clause of this Section 11.04 but may instead be permitted in part under any combination thereof or under any other available exception and only be required to include the amount and type of such Indebtedness in one of the clauses (a) or (b) of this Section 11.04;

(ii)    [reserved];

(iii)    all Indebtedness outstanding (or permitted to be Incurred) (A) under this Agreement, shall be deemed to have been incurred on the Closing Date under clause (b)(11) of this Section 11.04, (B) under the Capex Facilities Documents, shall be deemed to have been incurred under clause (b)(18) of this Section 11.04, (C) under the New PortLP Facility Documents, shall be deemed to have been incurred under clause (b)(19) of this Section 11.04 and (D) under the Term Loan Facility, will at all times be deemed to be outstanding in reliance only on the exception in Section 11.04(b)(1) and, in each case of (A) through (D), may not be reclassified at any time pursuant to clause (c)(i) of this Section 11.04;

(iv)    in the case of any Permitted Refinancing Indebtedness permitted under clause (1), (2), (4), (5), (7), (10), (11), (14), (15), (16), (17), (18), (19) and (21) of clause (b) above or any portion thereof, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and such Permitted Refinancing Indebtedness shall be deemed permitted thereunder, without duplication of amounts otherwise permitted;

(v)    Guaranties of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vi)    if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Term Loan Facility and are being treated as Incurred pursuant to clause (1), (7), (10), (11), (14) or (21) of clause (b) above or clause (a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(vii)    the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)    Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(ix)    the amount of any Indebtedness outstanding as of any date shall be (x)the accreted value thereof in the case of any Indebtedness issued with original issue discount and (y) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(d)    Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 11.04.

(e)    If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 11.04 the Borrower shall be in default of this Section 11.04).

(f)    Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Borrower or a Restricted Subsidiary may Incur pursuant to this Section 11.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

11.05.    Restrictions on Distributions from Restricted Subsidiaries. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any Restricted Subsidiary; (ii) make any loans or advances to the Borrower or any Restricted Subsidiary; (iii) sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary or (iv) create, incur, assume or suffer to exist any Lien upon their respective properties or revenues (other than Excluded Assets), whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation; provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)    The provisions of the preceding paragraph (a) will not prohibit:

(i)    any encumbrance or restriction pursuant to (x) the Credit Documents, (y) any Term Loan Facility or (z) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(ii)    any encumbrance or restriction pursuant to (x) the CapEx Facilities or the (y) the New PortLP Facility;

(iii)    any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, amalgamated, consolidated or otherwise combined with or into the Borrower or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Borrower or was merged, amalgamated, consolidated or otherwise combined with or into the Borrower or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Borrower or any Restricted Subsidiary when such Person becomes the Successor Company;

(iv)    any encumbrance or restriction:

(A)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)    contained in mortgages, pledges, charges or other security agreements permitted under this Agreement and the Security Documents or securing Indebtedness of the Borrower or a Restricted Subsidiary permitted under this Agreement and the Security Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(v)    any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement and the Security Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(vi)    restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any disposition or other transfer, lease or license of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person in each case that is permitted by this Agreement, in each case pending the closing of such sale or disposition;

(vii)    customary provisions in leases, licenses, joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements and instruments, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(viii)    encumbrances or restrictions arising or existing by reason of Applicable Law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix)    any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(x)    any encumbrance or restriction pursuant to Hedging Obligations;

(xi)    other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be Incurred or issued subsequent to the

Closing Date pursuant to the provisions of Section 11.04 that impose restrictions solely on the Non-Guarantor Subsidiaries party thereto or their Subsidiaries;

(xii)    any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations;

(xiii)    any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to the provisions of Section 11.04 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (A) are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Credit Documents as in effect on the Closing Date or (B) either (x) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on Term Loans or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(xiv)    any encumbrance or restriction existing by reason of any Lien permitted under Section 11.01; or

(xv)    any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (i) to (xiv) of this clause (b) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i) to (xiv) of this paragraph or this clause (xv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).

11.06.     Transactions with Affiliates.

(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate value in excess of $2,500,000 unless:

(1)    the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)    in the event such Affiliate Transaction involves an aggregate value in excess of $30,000,000 and is in the ordinary course of business, the terms of such transaction have been approved by a majority of the members of the Board of Directors; and

(3)    in the event such Affiliate Transaction involves an aggregate value in excess of $30,000,000 and is not in the ordinary course of business, the terms of such transaction have been approved by an Independent Financial Advisor (reasonably acceptable to the Administrative Agent); and

(4)    in any such Affiliate Transaction, or series of related Affiliated Transactions, at least 100% of the consideration from such Affiliate Transaction received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including receivables and payables to be settled in cash or Cash Equivalents).

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (a)(2) of this Section 11.06 if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)    The provisions of the preceding paragraph (a) will not apply to:

(i)    (x) any Restricted Payment permitted to be made pursuant to Section 11.03 or any Permitted Investment, (y) transactions among the Borrower and its Subsidiaries in connection with payments in respect of the New PortLP Payments Amount and the New PortLP Transactions and (z) (I) any transactions constituting any part of a Permitted Reorganization or IPO Reorganization Transaction and (II) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto;

(ii)    any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Borrower, in each case in the ordinary course of business;

(iii)    any Management Advances and any waiver or transaction with respect thereto;

(iv)    any transaction between or among Holdings, the Borrower and/or one or more Restricted Subsidiaries and/or joint ventures (or any entity that becomes a Restricted Subsidiary or joint venture as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(v)    the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, managers, officers, consultants or employees of the Borrower or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, managers, officers or employees);

(vi)    the entry into and performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Lenders in any material respect;

(vii)    any transaction or transactions approved by a majority of the Disinterested Directors, if any, at such time;

(viii)    transactions with customers, clients, suppliers, licensees, joint ventures, purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Borrower or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Borrower or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)    any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)    issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Borrower or any Restricted Subsidiary;

(xi)    (a) payments by the Borrower of any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of annual customary management, consulting, monitoring, refinancing, subsequent transaction exit fees, advisory fees and related expenses and (b) customary payments by the Borrower or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(xii)    payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Borrower and its Subsidiaries;

(xiii)    the Transactions;

(xiv)    transactions involving aggregate value not in excess of $30,000,000 in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(1) of this Section 11.06;

(xv)    the existence of, or the performance by the Borrower or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respects;

(xvi)    any purchases by the Borrower’s Affiliates of Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries permitted under this Agreement the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Borrower’s Affiliates; provided that such purchases by the Borrower’s Affiliates are on the same terms as such purchases by such Persons who are not the Borrower’s Affiliates;

(xvii)    payments by the Borrower (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements in respect of Related Taxes among the Borrower (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(xviii)    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; and

(xix)    Permitted Shareholder Loans;

provided that, in any such Affiliate Transaction, or series of related Affiliate Transactions under clauses (xvi) or (xix) above, 100% of the consideration from such Affiliate Transaction received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including receivables and payables to be settled in cash or Cash Equivalents).

11.07.    Modifications of Junior Financing Agreements The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Junior Financing in excess of the Threshold Amount (“Restricted Debt”) (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Administrative Agent or the Lenders (in their capacities as such) without first obtaining the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof; provided, further that no amendment, modification or change of any term or condition of any Restricted Debt permitted by any subordination provisions set forth therein or in any other stand-alone subordination or intercreditor agreement in respect thereof shall be deemed materially adverse to the interests of the Administrative Agent or the Lenders.

11.08.    Limitation on Sales of Assets and Subsidiary Stock.

(a)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition in excess of the Asset Disposition Threshold Amount unless:

(i)    the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(ii)    with respect to (x) any such individual Asset Disposition transaction with respect to assets having a Fair Market Value in excess of $5,000,000 or (y) any such Asset Dispositions transactions with respect to assets having a Fair Market Value in excess of $10,000,000, for all such transactions on an aggregate basis in any Fiscal Year, in each case of (x) and (y), at least 75% (or, in the case of an Asset Disposition of ABL Facility Priority Collateral, 80%) of the consideration from such Asset Dispositions (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Borrower or such Restricted Subsidiary pursuant to this clause (ii) since the Closing Date (on a cumulative basis), as the case may be, is in the form of cash or Cash Equivalents (as determined in accordance with the provisions of this Section 11.08 below); and

(iii)    if such Asset Disposition involves the disposition of ABL Facility Priority Collateral, the Borrower or such Restricted Subsidiary has complied with the provisions of Section 8.04(I)(a).

For the purposes of clause (a)(ii) of this Section 11.08, the following will be deemed to be cash:

(1)

the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness of the Borrower or a Guarantor or Indebtedness or liabilities incurred in contemplation of such Asset Disposition) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2)

securities, notes or other obligations received by the Borrower or any Restricted Subsidiary of the Borrower from the transferee (including earn-outs or similar obligations) that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition;

(3)

Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)	consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary;

(5)	the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Disposition;

(6)

with respect to disposed assets that are not ABL Facility Priority Collateral, any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (4) and that is at that time outstanding, not in excess of $15,000,000.

(b)    The Borrower will not, and will not permit any of its Restricted Subsidiaries to, dispose of, assign, encumber or pledge any of the Equity Interests in any of the Port Lease Entities without the consent of the Administrative Agent; provided that this clause (b) shall not prohibit any disposition, assignment, encumbrance or pledge of such Equity Interests to the New PortLP Collateral Agent or the lenders under the New PortLP Facility as security for the obligations of New PortLP thereunder.

11.09.    [Reserved].

11.10.    [Reserved].

11.11.    Limitation on Activities. Holdings shall not (A) conduct, transfer or otherwise engage in any material business or operations; provided that the following and any activities incidental to the following shall be permitted: (i) direct or indirect ownership of all of the Capital Stock in, and management of, the Borrower, (ii) action required by law to maintain its existence, (iii) performance of its obligations under this Agreement, the other Credit Documents, the Term Loan Facility, the CapEx Facilities and other agreements contemplated hereby or thereby or other debt, (iv) any public offering of its Capital Stock and (v) the undertaking of any Permitted Reorganization transaction permitted under this Agreement, the payment of dividends and distributions permitted to be made under this Agreement, the making of contributions to the capital of the Borrower, the incurrence of obligations in respect of Parent Entity Expenses or any Related Taxes, the incurrence of Indebtedness permitted to be incurred under this Agreement by Holdings, or the Guaranty of the Indebtedness permitted to be incurred by the Borrower or any Restricted Subsidiary of Holdings under this Agreement (including operating and equipment leases that are not considered to be Indebtedness) or (B) directly or indirectly, create, Incur or permit to exist any Lien on its assets or property that secures obligations under any Indebtedness for borrowed money or any related guarantee on any of its assets or property unless the Guarantee of the Initial Revolving Loans is equally and ratably secured with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien; provided that, the foregoing shall not prohibit the Incurrence by Holdings of Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by Holdings, the Borrower or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred, in each case, in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iv) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred, in each case, in the ordinary course of business and (v) any customary cash management, cash pooling or netting or setting off arrangements, in each case, in the ordinary course of business.

11.12.    [Reserved].

11.13.    Financial Covenant. During any Compliance Period, the Borrower shall not permit (i) the Fixed Charge Coverage Ratio for the most recently ended four-Fiscal Quarter period prior to the beginning of such Compliance Period for which financial statements have been delivered pursuant to Section 10.01(b) or 10.01(c), as applicable, to be less than 1.00:1.00 and (ii) the Fixed Charge Coverage Ratio for any four-Fiscal Quarter period for which financial statements are required to be delivered pursuant to Section 10.01(b) or 10.01(c), as applicable, during such Compliance Period to be less than 1.00:1.00 (collectively, the “Financial Covenant”).

11.14.    DB Plans; Plans; ERISA Plans. No Credit Party shall: (a) amend any DB Plan (except as required under Applicable Law) where doing so would reasonably be expected to have a Material Adverse Effect; (b) voluntarily terminate or wind-up any DB Plan (provided that nothing shall prohibit the termination or wind-up of the WRAP Pension Plan when a Credit Party ceases to have any liabilities thereunder); or (c) incur or assume any liabilities under any DB Plan (i) pursuant to a Permitted Acquisition, or (ii) through a Credit Party participating in, contributing to, or assuming any liability under a DB Plan other than the WRAP Pension Plan, the Hourly Pension Plan or the Salaried Pension Plan. The Borrower shall not cease to be the “employer” as such term is defined the Pension Benefits Act (Ontario), for the purposes of the DB Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate will maintain or contribute to (or have an obligation to contribute to) an ERISA Plan.

11.15.    Use of Proceeds. Each Credit Party will not, and will not permit any of its Subsidiaries to (y) use any part of the proceeds of any Loan made hereunder to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulations T, U or X of the Board of Governors, (y) use any part of the proceeds of any Loan or Letter of Credit or Reimbursement Undertaking, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (z) use any part of the proceeds of any Loan or Letter of Credit or Reimbursement Undertaking, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

SECTION 12.    Events of Default, etc.

12.01.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)    Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto (limited, on the Closing Date, solely to the Specified Representations and the Specified Acquisition Agreement Representations) shall prove to be untrue in any material respect (or, in the case of any representation, warranty or statement qualified by materiality, in any respect) on the date as of which made or deemed made (it being understood and agreed that any breach of representation, warranty, statement or certification resulting from the failure of the Administrative Agent or the Collateral Agent to file any Uniform Commercial Code continuation statement (or other similar statement under the PPSA or any other applicable jurisdiction) shall not result in an Event of Default under this clause (b) or any other provision of any Credit Document); or

(c)    Covenants. The Borrower or any of its Restricted Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained in (i) Section10.01(g) (i) (provided that (x) the delivery of a notice of an Event of Default at any time or (y) the curing of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, cure an Event of Default arising from the failure to timely deliver such notice of Event of Default, as applicable) or Section 11, (ii) Section 8.04(I)(a) and Section 8.04 (I) (b) for a period of five consecutive Business Days (or three consecutive Business Days when delivery of weekly Borrowing Base Certificates is in effect); (iii) Section 8.02 for a period of five consecutive Business Days, (iv) Section 10.04 or (v) any other term, covenant or agreement contained in this Agreement (other than those set forth in clauses (a), (b), (c)(i), (c)(ii), (c)(iii) or (c)(iv) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which such default shall first become known to any officer of the Borrower or any other Credit Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

(d)    Default Under Other Agreements. (i) Holdings, the Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Credit Document Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness

(other than the Credit Document Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or (ii) any Indebtedness (other than the Credit Document Obligations) of Holdings, the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 12.01(d) unless the aggregate principal amount of any Indebtedness as described in preceding clauses (i) and (ii) is in excess of the Threshold Amount; provided further that, in the case of the preceding clause (i)(y), (1) any such breach or default with respect to a financial covenant in any such Indebtedness or (2) a breach or default (other than a payment default) by Holdings, the Borrower or any of its Restricted Subsidiaries with respect to the CapEx Facilities and the New PortLP Facility will, in each case of (1) and (2), not constitute an Event of Default unless the agent and/or lenders thereunder have demanded repayment of, or otherwise accelerated, any of the Indebtedness or other obligations thereunder (or terminated commitments thereunder); or

(e)    Bankruptcy, etc. Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time, (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, the Borrower or any of its Restricted Subsidiaries, and the petition with respect to such involuntary case is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any such Restricted Subsidiary, to operate all or any substantial portion of the business of the Holdings, Borrower or any such Restricted Subsidiaries, or Holdings, the Borrower or any such Restricted Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, bankruptcy, insolvency, liquidation or any analogous procedure or step is taken in any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any such Restricted Subsidiary (including under any Canadian Insolvency Law), or there is commenced against Holdings, the Borrower or any such Restricted Subsidiary any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings, the Borrower or any of such Restricted Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding (including the entry of an order of relief against it or for the appointment of a receiver, controller, receiver-manager, trustee, monitor, custodian or similar official for it or for any substantial part of its property) is entered; or Holdings, the Borrower or any of such Restricted Subsidiary makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings, the Borrower or any such Restricted Subsidiary for the purpose of effecting any of the foregoing; or

(f)    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest and charge in, and Lien on, all of the Collateral, in favor of the Collateral Agent with the Lien priority contemplated by the Credit Documents (in each case other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Security Document in accordance with the terms thereof) and subject to no other Liens (except as permitted by Section 11.01), or any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

(g)    Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to such Guaranty; or

(h)    Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Restricted Subsidiaries involving in the aggregate for Holdings, the Borrower and such Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company, indemnity from a third party or self-insurance (if applicable)) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments exceeds the Threshold Amount; or

(i)    Change of Control. A Change of Control shall occur; or

(j)    Intercreditor Agreements. The ABL Intercreditor Agreement or the Inter-Lender Agreement or any other Acceptable Intercreditor Agreement then extant, or any provision of the foregoing shall cease to be in full force or effect (except in accordance with their terms); or

(k)    Employee Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (a) a Credit Party amends any DB Plan; (b) a Credit Party or a Governmental Authority terminates or winds-up any DB Plan (provided that nothing shall prohibit the termination or wind-up of the WRAP Pension Plan when a Credit Party ceases to have any liabilities thereunder); (c) a

Credit Party incurs or assumes any liabilities under any DB Plan (i) pursuant to a Permitted Acquisition, (ii) through a Credit Party participating in, contributing to, or assuming any liability under a DB Plan other than the WRAP Pension Plan, the Hourly Pension Plan or the Salaried Pension Plan or (d) a Credit Party adopts, participates in, or has liability (contingent or otherwise), with respect to, an ERISA Plan; or

(l)    Invalidity of Credit Documents. Any material provision of the Credit Documents, taken as a whole, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations (other than contingent obligations not then due and payable), ceases to be in full force and effect; or Holdings, the Borrower or any Subsidiary Guarantor contests in writing the validity or enforceability of the Credit Documents, taken as a whole; or Holdings, the Borrower or any of Subsidiary Guarantor denies in writing that it has any or further liability or obligation under the Credit Documents to which it is a party, taken as a whole, or purports in writing to revoke or rescind the Credit Documents, taken as a whole (in each case, other than by reason of a release of Collateral or any Guaranty in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Credit Document in accordance with the terms thereof);

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 12.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Loan Commitment terminated, whereupon all Revolving Loan Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Credit Document Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit or Reimbursement Undertaking which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.01(e) with respect to the Borrower, it will pay) to the Collateral Agent into the Agent’s Account such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce each Guaranty in accordance with the terms therein; (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations; and

(viii) exercise all other rights and remedies available to it under the Credit Documents and Applicable Law.

12.02.    Application of Proceeds. Following an Event of Default, subject to the terms of each Acceptable Intercreditor Agreement then extant, the proceeds received by either the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, whether pursuant to the exercise by the Administrative Agent or the Collateral Agent of its remedies or otherwise (including any payments received with respect to adequate protection payments or other distributions relating to the Obligations during the pendency of any reorganization or insolvency proceeding) shall be applied, in full or in part, together with any other sums then held by the Administrative Agent and the Collateral Agent pursuant to this Agreement and the other Credit Documents, promptly by the Administrative Agent or the Collateral Agent as follows:

(i)    first, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and the Collateral Agent and their agents and counsel, interest and principal on Extraordinary Advances held solely by the Administrative Agent (and in the case of Agent Extraordinary Advances in a principal amount not to exceed $5,000,000), and all expenses, liabilities and advances made or incurred by such Agents in connection therewith and all amounts (including any fees, indemnities, expenses and other amounts incurred in connection with enforcing the rights of the Secured Parties under the Credit Documents) for which the Administrative Agent and the Collateral Agent, as applicable, are entitled to indemnification pursuant to the provisions of any Credit Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii)    second, to payment in full of interest, followed by principal on Protective Advances (other than Agent Extraordinary Advances), pro rata in accordance with the respective amounts then due and owing to the Lenders,

(iii)    third, Unfunded Advances/Participations and all outstanding expenses actually due and payable to the Swingline Lender and the Issuing Lenders (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the Swingline Lender and the Issuing Lenders pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution) on a ratable basis;

(iv)    fourth, without duplication of amounts applied pursuant to clauses (i) and (ii) and (iii) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Credit Document Obligations (other than principal and Unpaid Drawings and Obligations owed to a Defaulting Lender and other than Agent Extraordinary Advances), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(v)    fifth, to the payment in full in cash, pro rata, of (x) the principal amount of the Credit Document Obligations (including Unpaid Drawings, but excluding Agent Extraordinary Advances) and (y) all Hedging Obligations and all Cash Management Obligations, in each case, constituting Obligations but only up to the amount included in the Banking Services Product Reserve with respect thereto, and any breakage, termination or other amounts thereunder under obligations of the type described in clauses (a), (b) and (c) in the definition “Obligations”) (this clause, the “Pari Principal Waterfall Clause”);

(vi)    sixth, without duplication of amounts applied to clause (i) above, to the payment in full in cash of Agent Extraordinary Advances;

(vii)    seventh, without duplication of amounts applied pursuant to clause (v) above, to the payment in full in cash, pro rata, of all Hedging Obligations and Cash Management Obligations, in each case, constituting Secured Obligations;

(viii)    eighth, to the payment in full in cash, pro rata, of all other Secured Obligations (other than Secured Obligations owing to Defaulting Lenders);

(ix)    ninth, to the payment in full, in cash pro rata to any Secured Obligation owing to Defaulting Lenders; and

(x)    tenth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (i) through (x) of this Section 12.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

12.03.    Cure Rights

(i)    Notwithstanding anything to the contrary in this Agreement (including Article 12.01), if the Borrower reasonably expects to fail (or has failed) to comply with the Financial Covenant for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”) to issue Permitted Cure Securities for cash or otherwise receive cash contributions in respect of Permitted Cure Securities (the “Cure Amount”), and thereupon the Borrower’s compliance with the Financial Covenant shall be recalculated giving effect to the following pro forma adjustment: Consolidated EBITDA shall be increased (notwithstanding the absence of a related addback in the definition of “Consolidated EBITDA”), solely for the purpose of determining compliance with the Financial Covenant as of the end of such Fiscal Quarter in which the Cure Amount is so received by the

Borrower and for applicable subsequent periods which include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of the Financial Covenant would be satisfied, then the requirements of the Financial Covenant shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement; provided that (i) no more than five (5) Cure Rights may be exercised from the Closing Date to the Latest Maturity Date; (ii) no more than two Cure Rights may be exercised during any period of four consecutive Fiscal Quarters; (iii) no Cure Amount shall exceed the amount necessary to cause compliance with the Financial Covenant for the immediately preceding Fiscal Quarter and the period then ended; (iv) the Cure Amount is actually received by the Borrower at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the later of (x) the commencement of the applicable Compliance Period and (y) the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 10.01(b) or (c), as applicable (the “Cure Expiration Date”); (v) such Cure Amount shall be added to Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant for such Fiscal Quarter as described above and not for any other purpose under this Agreement (including not for the any calculations testing pro forma compliance with the Financial Covenant (whether in connection with the Payment Conditions or otherwise) or the Consolidated Total Leverage Ratio, and shall not result in any adjustment to any amounts including the amount of Indebtedness (directly or by way of netting (except to the extent that such proceeds are actually applied to repay such Indebtedness)) and disregarded for purposes of determining the Availability or amount of any covenant basket (including the Available Equity Amount); and (vi) no Lender or Issuing Lender shall be required to make any credit extension hereunder if an Event of Default under the Financial Covenant has occurred and is continuing unless and until the Cure Amount is actually received by the Borrower on or prior to the applicable Cure Expiration Date.

(ii)    Upon receipt by the Administrative Agent of written notice, on or prior to the Cure Expiration Date, that the Borrower intends to use the Cure Right in respect of a Fiscal Quarter (a “Cure Notice”) and until the Cure Expiration Date to which such Cure Notice relates, no Agent (nor any sub- agent therefor) nor any Lender or other Secured Party may exercise any rights to foreclosure on or take possession of the Collateral or any other right or remedy under any Credit Document (except as set forth in Section 12.03 (a) (i) (vi) above) on the basis of any actual or purported Event of Default with respect to the Financial Covenant until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated by the Borrower.

(iii)    Upon receipt by the Borrower of the Net Cash Proceeds of any capital contribution referred to in Section 12.03(i), the Borrower shall then be in compliance with the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default with respect to any such covenant that had occurred shall be deemed cured for all purposes of this Agreement and the other Credit Documents.

SECTION 13.    The Administrative Agent and the Collateral Agent.

13.01.    Appointment. The Lenders hereby irrevocably designate and appoint (and by entering in an ABL Hedge Letter Agreement, each ABL Hedge Provider party thereto shall be deemed to irrevocably designate and appoint) Wells Fargo as Administrative Agent (for purposes of this Section 13 and Section 14.01, the term “Administrative Agent” also shall include Wells Fargo in its capacity as Collateral Agent pursuant to the Security Documents and the ABL Intercreditor Agreement) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes (and by entering in an ABL Hedge Letter Agreement, each ABL Hedge Provider party thereto shall be deemed to irrevocably authorize), and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders (and, if applicable, the ABL Hedge Providers) and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) in its sole discretion (except as otherwise expressly provided in this Agreement) and by or through officers, directors, agents, employees, Affiliates or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties and may rely upon (and be fully protected in relying upon) such advice. The Administrative Agent may delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined in a final and non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Section 13 shall apply to any such sub-agent of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.02.    Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have or be deemed to have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)    The Administrative Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; or (ii) disclose, except as expressly set forth herein and in the other Credit Documents, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c)    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 13.06 and 14.01. Without limitation of the foregoing, each Lead Arranger shall not have and shall not be deemed to have, solely by reason of this Agreement or any other Credit Documents, any fiduciary relationship in respect of any Lender or any other Person.

13.03.    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender, each ABL Hedge Provider, each Secured Party party to a Treasury Services Agreement and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible or liable to any Lender or the holder of any Note or any participant for (i) any recitals, statements, information, representations or warranties made herein or in any document, certificate, report, statement or other writing referred to or delivered in connection with this Agreement or any other Credit Document and (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder. The Administrative Agent shall not (i) be responsible for the financial condition of Holdings or any of its Subsidiaries, (ii) be responsible for or have any duty to ascertain or required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, (iii) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral, (iv) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and (v) be under any obligation to inspect the properties, books or records of any Credit Party or any Affiliate thereof. Each Lender, ABL Hedge Provider, Secured Party party to a Treasury Services Agreement and the holder of each Note acknowledges that none of the Administrative Agent or any of its officers, directors, agents, employees, Affiliates or attorneys has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent or any of its officers, directors, agents, employees, Affiliates or attorneys.

13.04.    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders and any action taken or failure to act pursuant to instructions from the Required Lenders shall be binding upon all of the Lenders, ABL Hedge Providers, Secured Parties party to a Treasury Services Agreement and the holder of each Note, as applicable.

13.05.    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel (including counsel to the Borrower or any Lender) or any experts selected by the Administrative Agent.

13.06.    Indemnification. The Administrative Agent may incur and pay certain expenses to the extent the Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Credit Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse the Administrative Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Following any Event of Default and the exercise of rights and remedies with respect thereto, the Administrative Agent is authorized to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by the Administrative Agent to reimburse the Administrative Agent for such out-of-pocket costs and expenses actually incurred by it with respect to such exercise of rights and remedies prior to the distribution of any amounts to the Lenders (or other Secured Parties), in each case in accordance with Section 12.02. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower (whether or not the transactions contemplated hereby are consummated), the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) on demand in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.07.    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans or issue or participate in Letters of Credit under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders,” “Holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may, without notice to or consent of any Secured Party, accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders, ABL Hedge Providers and each Secured Party party to a Treasury Services Agreement acknowledge that, pursuant to the activities described in this Section, Wells Fargo or its Affiliates may receive information regarding a Secured Party or its Affiliates or any other Person party to any Credit Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to such parties, and that, in such circumstances (and in the absence of a waiver of such confidentiality obligations), the Administrative Agent shall not be under any obligation to provide such information to such Lenders, ABL Hedge Providers and each Secured Party party to a Treasury Services Agreement.

13.08.    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09.    Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and, unless a Default or an Event of Default under Section 12.01(e) then exists, the Borrower (unless such notice is waived by the Borrower). Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)    Upon any such notice of resignation by the Administrative Agent (unless waived pursuant to the preceding paragraph), the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)    If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)    Upon a resignation of the Administrative Agent pursuant to this Section 13.09, the retiring (or retired) Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 13 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the retiring (or retired) Administrative Agent for all of its actions and inactions while serving as the Administrative Agent and such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent.

13.10.    Collateral Matters. (a) Each Lender irrevocably authorizes and directs the Collateral Agent to enter into the Credit Documents, including the Security Documents (which, for purposes of this Section 13, also shall include all Control Agreements, Landlord Access Agreements, bailee agreements and similar agreements), the ABL Intercreditor Agreement, the Inter-Lender Agreement and each Acceptable Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, ABL Intercreditor Agreement, the Inter-Lender Agreement or any Acceptable Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)    Each of the Secured Parties (x) irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and (y) irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other Applicable Law, a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent)

obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. In this connection, the Collateral Agent (and any co-agents, sub-agents, receivers and attorneys-in-fact appointed by the Collateral Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Section 13 (including Section 13.06, as though such co-agents, sub-agents, receivers and attorneys-in-fact were the Collateral Agent under the Credit Documents) and Section 14.01 as if set forth in full herein with respect thereto. For the avoidance of doubt, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any ABL Hedge Provider except as set forth in Section 14.27.

(c)    The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon (A) termination of the Revolving Loan Commitments and payment and satisfaction of all of the Credit Document Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby and (B) termination or expiration of all Lender Hedging Agreements (unless collateralized or other arrangements made, in each case, to the satisfaction of the applicable ABL Hedge Provider) and payment in full of all amounts due and payable thereunder, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 11.08, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12), (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 11.01 and 11.08 or in any Acceptable Intercreditor Agreement or (v) in lieu of any release permitted pursuant to this Section 13.10(c), the Collateral Agent may subordinate any such Liens on the Collateral to another Lien permitted under clauses (3), (9) and (11) of the definition of “Permitted Liens” and may subordinate any Lien on the Collateral that the Collateral Agent determines in its commercially reasonable judgment was intended by operation of law or otherwise to be subordinated to another Lien pursuant to Section 11.01. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10; provided, that anything to the contrary contained in any of the Credit Documents notwithstanding, the Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Administrative Agent’s opinion, could reasonably be expected to expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty. Any such release or subordination shall be evidenced to the Administrative Agent by an Officer’s Certificate certifying that such release or subordination complies with this Agreement.

(d)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.11.    Delivery of Information. (a)The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b)    Notwithstanding the foregoing, by becoming a party to this Agreement, each Lender:

(i)    is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Credit Party or its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,

(ii)    expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any field examination will inspect only specific information regarding the Credit Parties and their

Subsidiaries and will rely significantly upon Holdings’, the Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(iv)    agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 14.16, and

(v)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, legal fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(c)    In addition to the foregoing, (x) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by any Credit Party or its Subsidiaries to the Administrative Agent that has not been contemporaneously provided by such Credit Party or such Subsidiary to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Administrative Agent is entitled, under any provision of the Credit Documents, to request additional reports or information from any Credit Party or its Subsidiaries, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party or such Subsidiary, the Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that the Administrative Agent renders to the Borrower a statement regarding the Register with respect to Loan balances, the Administrative Agent shall send a copy of such statement to each Lender.

13.12.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

13.13.    Withholding. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender or Issuing Lender an amount equivalent to any withholding tax applicable to such payment. If the Canada Revenue Agency, the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for tax relating to a payment to a Lender but no deduction has been made from such payments, such Lender and/or Issuing Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Borrower, Guarantor or the relevant Lender or Issuing Lender.

13.14.    Notice of Default or Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to the Administrative Agent for the account of the Lenders and, except with respect to Events of Default of which the Administrative Agent has actual knowledge, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” The Administrative Agent will promptly notify the Lenders of its receipt of any such notice or of any Event of Default of which the Administrative Agent has actual knowledge; provided that such notice may be effected by posting to Syndraks or such other electronic site established by the Administrative Agent for which the Lenders have been granted access. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Administrative Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any or, in the case of the Issuing Lender, to the applicable Underlying Issuer. Subject to Section 13.05, the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 12.01; provided, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

13.15.    Restrictions on Actions by Lenders; Acting in Concert. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken any enforcement action under any Credit Document, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

13.16.    Payments by the Administrative Agent to the Lenders. All payments to be made by the Administrative Agent to the Lenders (or any other Secured Party) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent, or as otherwise agreed in writing.

13.17.    Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swingline Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Credit Party. Each Lender, Agent, Swingline Lender, Issuing Bank, and each Credit Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Co-Syndication Agents, and Co-Documentation Agents, in such capacities, shall be entitled to resign at any time by giving notice to the Administrative Agent and the Borrower.

SECTION 14.    Miscellaneous.

14.01.    Payment of Expenses, etc.

(a)    The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of the Agents (including the reasonable fees and disbursements of designated counsel and consultants of the Agents) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, the Agents and the Lenders (taken as a whole) in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of consultants and one counsel for the Agents and the Issuing Lenders and each other Lender (taken as a whole) (and one local counsel in each applicable jurisdiction and, in the case of any actual or potential conflict of interest, one additional counsel to each similarly affected group of parties)); and (ii) indemnify the Agents, each Issuing Lender, each Underlying Issuer and each Lender, and their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors and their respective successors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or Reimbursement Undertaking or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased, managed, controlled or operated by Holdings, the Borrower or any of its Restricted Subsidiaries (in each case, relating to such ownership, lease, management, control or operation), the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings, the Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by Holdings, the Borrower or any of its Restricted Subsidiaries, the non-compliance by Holdings, the Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable Environmental Permits thereunder), or any Environmental Claim asserted against Holdings, the Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants (including environmental consulting firms) incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, obligations, penalties, judgments, costs, suits, disbursements, damages or expenses to extent incurred, assessed or imposed by reason of (i) the bad faith, gross negligence, willful misconduct or material breach of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) disputes among Indemnified Persons (other than claims arising out of any act or omission of Holdings or any of its Subsidiaries). Notwithstanding the foregoing, this Section 12.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrower within 30 days of receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)    To the full extent permitted by Applicable Law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s bad faith, gross negligence, willful misconduct or material breach (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Borrower shall not be liable for any settlement of any legal proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnified Person in any such legal proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Person in the manner set forth above. The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened legal proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such legal proceeding and (b) such settlement does not include any statements as to any admission of fault, culpability or failure to act by or on behalf of such Indemnified Person.

14.02.    Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings, the Borrower or any of its Restricted Subsidiaries against and on account of the Credit Document Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Credit Document Obligations purchased by such Lender pursuant to Section 14.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Credit Document Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 14.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 14.06(b) as though it were a Lender.

14.03.    Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, at the address specified below or in the other relevant Credit Documents; if to any Lender, at its address set forth in its Administrative Questionnaire; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the Collateral Agent and the Borrower shall not be effective until received by the Administrative Agent, the Collateral Agent or the Borrower, as the case may be.

If to any Credit Party, to such Credit Party in the care of the Borrower at:

Algoma Steel Inc.

105 West Street,

Sault Ste. Marie

Ontario, Canada P6A 7B4

Attention: Rajat Marwah, Chief Financial Officer

Email: rajat.marwah@algoma.com

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. (Toronto time) on a Business Day (unless the Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by the Administrative Agent as of the opening of business on the immediately following Business Day.

14.04.    Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders (and any attempted assignment or transfer without such consent shall be null and void) and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder (a “Participant”), such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitments hereunder except as provided in Sections 2.13 and 14.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Credit Document and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Agreement; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to the extent such amendment, modification or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit or Reimbursement Undertaking (unless such Letter of Credit or Reimbursement Undertaking is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of their rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans and/or Letters of Credit thereunder in which such participant is participating or release all or substantially all of the value of the Guaranty made by the Subsidiary Guarantors (except as expressly provided in the Credit Documents). In the case of any such participation, except as otherwise set forth in Section 14.04(e), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitments and related outstanding Credit Document Obligations hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub- clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or a Disqualified Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Specified Event of Default then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Credit Document Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Loans, as the case may be of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in each case, not to be unreasonably withheld, delayed or conditioned), (iv) so long as no Event of Default under Section 12.01(a) or (e) (with respect to the Borrower) then exists, the consent of the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided that (I) the Borrower may, in its sole discretion, withhold its consent to any assignment to any Person that is not a Disqualified Lender but is known by the Borrower to be an Affiliate of a Disqualified Lender regardless of whether such Person is identifiable as an Affiliate of a Disqualified Lender on the basis of such Affiliate’s name and (II) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments and outstanding Loans. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitments and related outstanding Credit Document Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Any attempted assignment in violation of this Section 14.04 shall be null and void. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the Disqualified Lenders.

(c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)    Any Lender which assigns all of its Revolving Loan Commitments and/or Loans hereunder in accordance with Section 14.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 5.04, 13.06, 14.01 and 14.06), which shall survive as to such assigning Lender.

(e)    The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(f) (it being understood that the documentation required under Section 5.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    [Reserved].

(g)    [Reserved].

(h)    (i)     Any assignment or participation by a Lender without the Borrower’s consent (A) to any Disqualified Lender or any Affiliate thereof or (B) to the extent the Borrower’s consent is required under this Section 14.04, to any other Person, shall be null and void, and the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 14.04(h) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrower at law or in equity; it being understood and agreed that Holdings, the Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 14.04 as it relates to any assignment, participation or pledge of any Loan or Revolving Loan Commitment to any Disqualified Lender or any Affiliate thereof or any other Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 14.04(h) shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity or pursuant to Section 14.04(h)(ii) below.

(ii)    If any assignment or participation under this Section 14.04 is made to any Affiliate of any Disqualified Lender (other than any Bona Fide Debt Fund that is not itself a Disqualified Lender) without the Borrower’s prior written consent (any such person, a “ Disqualified Person”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Revolving Loan Commitment of such Disqualified Person and repay all obligations of each Borrower owing to such Disqualified Person, and/or (B) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 14.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Transferees and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement reflecting such assignment within five Business Days of the date on which the Eligible Transferee executes and delivers such Assignment and Assumption Agreement to such person, then such person shall be deemed to have executed and delivered such Assignment and Assumption Agreement without any action on its part; provided that (I) in the case of clauses (A) and (B), the Borrower shall not be liable to the relevant Disqualified Person under Section 2.10 if any LIBOR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto, (II) in the case of clause (B), the relevant assignment shall otherwise comply with this Section 14.04 (except that no registration and processing fee required under this Section 14.04 shall be required with any assignment pursuant to this paragraph. Further, any Disqualified Person identified by the Borrower to the Administrative

Agent (A) shall not be permitted to (x) receive information or reporting provided by any Credit Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders, the Supermajority Lenders or the majority Lenders under any Tranche have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Revolving Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Supermajority Lenders, majority Lenders under any Tranche or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the any Borrower or any other Credit Party and (C) shall not be entitled to receive the benefits of Section 14.01. For the sake of clarity, the provisions in this Section 14.04(h) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person.

(iii)    Upon the request of any Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Lenders (other than any Disqualified Lender that is a reasonably identifiable Affiliate of another Disqualified Lender on the basis of such Person’s name) at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Lender, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Lenders confidential in accordance with the terms hereof.

14.05.    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

14.06.    Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Credit Document Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Credit Document Obligations with respect to which such payment was received.

(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Credit Document Obligations then owed and due to such Lender bears to the total of such Credit Document Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Credit Document Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

(d)    For the avoidance of doubt, the provisions of this Section 14.06 shall not be construed to apply to (A) the assignments and participations described in Section 14.04, (B) any Extension described in Section 2.15 or (C) the incurrence of any Credit Agreement Refinancing Indebtedness.

14.07.    Calculations; Computations (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with IFRS consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).

(b)    All computations of interest Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to subsection (c) of the definition of Base Rate, Canadian CDOR

Rate or Canadian Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

(c)    For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. The Administrative Agent agrees that if requested in writing by the Borrower it shall calculate the nominal and effective per annum rate of interest on any outstanding Loan at any time and provide such information to the Borrower, provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrower or any of the other Credit Parties of any of its obligations under this Agreement or any other Credit Documents, nor result in any liability to the Administrative Agent or the Lenders. The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Credit Documents, that the interest payable under the Credit Documents and the calculation thereof has not been adequately disclosed to the Borrower or any Credit Party, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

14.08.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (EXCEPT, FOR GREATER CERTAINTY, THE ABL INTERCREDITOR AGREEMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN AS PROVIDED OTHERWISE IN ANY SECURITY DOCUMENTS, WITH RESPECT TO SUCH SECURITY DOCUMENT) SHALL BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS, THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY (OTHER THAN AS PROVIDED OTHERWISE IN ANY SECURITY DOCUMENTS, WITH RESPECT TO SUCH SECURITY

DOCUMENT), GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS, THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN AS PROVIDED OTHERWISE IN ANY SECURITY DOCUMENTS, WITH RESPECT TO SUCH SECURITY DOCUMENT) BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY. EACH OF HOLDINGS, THE BORROWER AND EACH OTHER CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT ITS ADDRESS SET FORTH IN SECTION 14.03 ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS, THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWER OR ANY OTHER CREDIT PARTY IN ANY OTHER JURISDICTION.

(b)    EACH OF HOLDINGS, THE BORROWER AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Credit Document mutatis mutandis.

14.10.    [Reserved].

14.11.    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12.    Amendment or Waiver; etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the relevant Guaranty and the relevant Security Documents in accordance with the provisions hereof and thereof (without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Credit Document Obligations being directly affected in the case of following clauses (1)(z) and (vi) or whose Credit Document Obligations are being extended in the case of following clause (i)(x) or (i)(y)), (i)(x) extend the final scheduled maturity of any Loan or Note, (y) reduce the amount of, or extend the stated expiration date of, any Letter of Credit or Reimbursement Undertaking beyond the Revolving Loan Maturity Date or (z) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Credit Documents) or release all or substantially all of the value of the Guaranty made by the Subsidiary Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders or the Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on sub-stantially the same basis as the extensions of Revolving Loan Commitment are included on the Closing Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, waive or modify the priority of payments set forth in Section 12.02, (vii) except as expressly provided in the Credit Documents, subordinate the Liens granted for the benefit of the Lenders in respect of the Collateral or (viii) amend, modify or waive any provision of Section 14.06; provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment or a mandatory repayment of Loans shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of any Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend modify or waive the Letter of Credit Sublimit, any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, amend, modify or waive any provision hereof relating to the Maximum Swingline Amount or the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of Supermajority Lenders, (x) increase the advance rates applicable to the Borrowing Base over those in effect on the Closing Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates), (y) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date) or (z) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts and Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent), (5) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 13 or any other provision as same relates to the rights or obligations of the Administrative Agent, (6) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (7) amend, modify or waive this Agreement (including, without limitation, Section 12.02) or any other Credit Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Lender Hedging Agreements or the definition of “ABL Hedge Provider”, “Lender Hedging

Agreement”, “Secured Parties”, “Obligations”, “Secured Obligations” (as such terms (or terms with similar meanings) are defined in this Agreement or any applicable Credit Document), in each case in a manner adverse to any ABL Hedge Provider without the written consent of any such ABL Hedge Provider.

(b)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (viii) of Section 14.12(a), inclusive, of the first proviso to Section 14(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace only the Revolving Loan Commitments of the respective non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and repay each Tranche of outstanding Loans of such Lender and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings, in accordance with Sections 4.03 and/or 5.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Revolving Loan Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).

(c)    Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Revolving Loan Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 14.04) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other

Credit Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d)    In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility or Revolving Loan Commitments or to permit the refinancing of all outstanding Loans or Revolving Loan Commitments under the applicable Tranche (any such Revolving Loan Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”), in each case pursuant to a Refinancing Amendment; provided that:

(i)    the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith);

(ii)    no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing;

(iii)    any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Revolving Loan Commitments or any Additional Revolving Loan Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Borrower, documented in a separate agreement or agreements), or be unsecured;

(iv)    if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral;

(v)    if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Credit Parties;

(vi)    any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Loan Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.15(a), mutatis mutandis, to the same extent as if fully set forth in this Section 14.12(d);

(vii)    any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to preceding clause (vi), optional prepayment and redemption terms as the Borrower and the lenders providing such Replacement Revolving Facility may agree;

(viii)    the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (ii) through (vii)) shall be (x) substantially identical to, or (taken as a whole) no more favorable (as determined by the Borrower in good faith) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility), (y) then-current market terms (as determined by the Borrower in good faith) for the applicable type of Indebtedness or (z) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Credit Documents and are then conformed (or added) to the Credit Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent), and

(ix)    the Revolving Loan Commitments in respect of the Replaced Revolving Facility shall be terminated, and all Revolving Loans outstanding thereunder and all fees thereunder and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Borrower, the Administrative Agent and the lenders providing the relevant Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “class” and “Tranche” of Revolving Loans and/or Revolving Loan Commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Revolving Facility.

(e)    This Section 14.12 shall be subject to any contrary provision of Section 2.15 or 2.16. In addition, notwithstanding anything to the contrary contained in this Section 14.12, (x) Security Documents (including any additional Security Documents) and related documents executed by Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

14.13.    Survival. All representations and warranties made by the Borrower and the other Credit Parties in the Credit Documents and in certificates or other instruments delivered in connection with or pursuant to the Credit Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents, the making of any Loans and the issuance of any Letters of Credit or Reimbursement Undertakings, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender, Issuing Lender or Agent may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid. All indemnities (other than those provided under Section 5.04) set forth herein including in Sections 2.10, 2.11, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Credit Document Obligations.

14.14.    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs or amounts owed in respect of Indemnified Taxes under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15.    Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders (including Extraordinary Advances and Swingline Loans) made by the Administrative Agent, Swingline Lender, or the Lenders to the Borrower or for Borrower’s account, the Letters of Credit or Reimbursement Undertakings issued or arranged by Issuing Bank for the Borrowers’ account, and all other payment Obligations hereunder or under the other Credit Documents, including, accrued interest, fees and expenses, and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the

Borrower’s obligations in respect of such Loans or Obligations. With respect to any Lender, the transfer of the Revolving Loan Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Revolving Loan Commitment and/or a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Revolving Loan Commitment and/or a Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice; provided that any review of the Register by any Lender shall be limited to its own Revolving Loan Commitments (and related Obligations) and not those of any other Lender. The Administrative Agent shall make available to the Borrower monthly statements regarding the Register, including the principal amount of the Loans, interest accrued hereunder and fees accrued or charged hereunder or under the other Credit Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Secured Parties unless, within 30 days after the Administrative Agent first makes such a statement available to the Borrower, the Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in such statement.

14.16.    Confidentiality. The Administrative Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Credit Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by the Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by the Administrative Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys/counsel for and other advisors, accountants, auditors, and consultants to any of the Secured Parties and to employees, directors and officers of the Secured Parties (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of the Secured Parties (including the ABL Hedge Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 14.16, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by the Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Administrative Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 14.16 or pursuant to confidentiality requirements substantially similar to those contained in this Section 14.16 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Credit Documents; provided, that prior to any disclosure to any Person (other than any Credit Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than the Borrower, any Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide the Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Credit Document.

Anything in this Agreement to the contrary notwithstanding, the Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Credit Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the other Credit Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Administrative Agent.

Each Credit Party agrees that the Administrative Agent may make materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Affiliates, officers, directors, employees, attorneys, and agents have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Credit Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Credit Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

14.17.    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal, financial, regulatory and tax advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

14.18.    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Patriot Act”) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act. In addition, the Administrative Agent and each Lender shall have the right to periodically conduct due diligence on all Credit Parties, their senior management and key principals and legal and beneficial owners. Each Credit Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by the Administrative Agent shall constitute expenses for the account of the Borrower.

14.19.    Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Canada or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Credit Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under Applicable Law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Canada or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 14.19 shall be effective to the fullest extent permitted under the Foreign Sovereign

Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

14.20.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Document Obligations hereunder.

14.21.    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 14.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

14.22.    Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in U.S. Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

14.23.    OTHER LIENS ON COLLATERAL; TERMS OF ABL INTERCREDITOR AGREEMENT AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE TERM LOAN FACILITY DOCUMENTS AND THE CAPEX FACILITIES DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE ABL INTERCREDITOR AGREEMENT AS OF THE CLOSING DATE AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT ENTERED INTO AFTER THE CLOSING DATE, AS APPLICABLE. THE EXPRESS TERMS OF THE ABL INTERCREDITOR AGREEMENT AND EACH ACCEPTABLE INTERCREDITOR AGREEMENT, RESPECTIVELY, SHALL PROVIDE THAT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF EITHER THE ABL INTERCREDITOR AGREEMENT OR SUCH ACCEPTABLE INTERCREDITOR AGREEMENT, ON THE ONE HAND, AND ANY OF THE CREDIT DOCUMENTS, ON THE OTHER HAND, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND SUCH ACCEPTABLE INTERCREDITOR AGREEMENT, RESPECTIVELY, SHALL GOVERN AND CONTROL.

(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE ABL INTERCREDITOR AGREEMENT, THE INTER-LENDER AGREEMENT AND EACH ACCEPTABLE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE AMENDMENTS THERETO AND ALL OTHER DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE ABL INTERCREDITOR AGREEMENT, THE INTER-LENDER AGREEMENT AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT.

(c)    THE PROVISIONS OF THIS SECTION 14.23 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT, THE INTER-LENDER AGREEMENT NOR ANY ACCEPTABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH OF THE ABL INTERCREDITOR AGREEMENT, THE INTER-LENDER AGREEMENT AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT, RESPECTIVELY, TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.

EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE ABL INTERCREDITOR AGREEMENT, THE INTER-LENDER AGREEMENT AND ANY ACCEPTABLE INTERCREDITOR AGREEMENT, RESPECTIVELY, AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT, THE INTER-LENDER AGREEMENT OR ANY ACCEPTABLE INTERCREDITOR AGREEMENT.

14.24.    Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.25.    Reinstatement. If any claim is ever made upon the Administrative Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any such payment is rescinded or recovered, directly or indirectly, from the Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, then and in such event the Borrower agrees that any such judgment, decree, order, rescission or recovery shall be binding upon the Borrower, notwithstanding any revocation hereof or the cancellation of any Note, any Security Document or any other instrument evidencing any liability of the Borrower, and the Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.26.    Integration. This Agreement, together with the other Credit Documents and any separate letter agreements with respect to fees payable to any Agent, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

14.27.    ABL Hedge Provider. Each ABL Hedge Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents for purposes of any reference in a Credit Document to the parties for whom the Administrative Agent or the Collateral Agent is acting. Each Agent hereby agrees to act as agent for such ABL Hedge Providers and, by virtue of entering into an ABL Hedge Letter Agreement, as applicable, the applicable ABL Hedge Provider shall be automatically deemed to have appointed such Agent as its agent and to have accepted the benefits of the Credit Documents; it being understood and agreed that the rights and benefits of each ABL Hedge Provider under the Credit Documents consist exclusively of such ABL Hedge Provider’s being a beneficiary of the Liens and security interests (and guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral (and such guarantees) as more fully set forth herein and the consent rights expressly set forth in Section 14.12(a). In connection with any such distribution of payments or proceeds of Collateral (or any payment under the Guaranty), each Agent shall be entitled to assume no amounts are due or owing to any ABL Hedge Provider unless such ABL Hedge Provider has provided written notice (setting forth a reasonably detailed calculation) to each Agent as to the amounts that are due and owing to it and such written notice is received by each Agent a reasonable period of time prior to the making of such distribution. No Agent shall have any obligation to calculate the amount due and payable with respect to any Hedging Agreements, but may rely upon the written notice of the amount due and payable from the relevant ABL Hedge Provider. In the absence of an updated notice, each Agent shall be entitled to assume that the amount due and payable to the relevant ABL Hedge Provider is the amount last reported to the Agents by such ABL Hedge Provider as being due and payable (less any distributions made to such ABL Hedge Provider on account thereof). The Credit Parties may obtain transactions under Hedging Agreements from any ABL Hedge Provider, although the Credit Parties are not required to do so. The Credit Parties acknowledge and agree that no ABL Hedge Provider has committed to provide any transactions under Hedging Agreements and that the providing of transactions under Hedging Agreements by any ABL Hedge Provider is in the sole and absolute discretion of such ABL Hedge Provider. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, except as set forth in Section 14.12(a), no ABL Hedge Provider shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as a ABL Hedge Provider, nor shall the consent of any such ABL Hedge Provider be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

14.28.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 15.    Guarantee.

15.01.    The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (x) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and (y) all other Secured Obligations from time to time owing to the Secured Parties by any Credit Party under any Credit Document or any Lender Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

15.02.    Obligations Unconditional. The obligations of the Guarantors under Section 15.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)    at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed

Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect (included any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), or any right under the Credit Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)    any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) the release of any other Guarantor pursuant to Section 15.09; or

(vi)    taking of any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty.

Except as cannot be waived under Applicable Law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

15.03.    Reinstatement. The obligations of the Guarantors under this Section 15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or another Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.

15.04.    Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Loan Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 15.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party owed to any Restricted Subsidiary that is not a Credit Party permitted pursuant to Section 11.04 shall be subordinated to such Credit Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

15.05.    Remedies. Subject to the terms of the ABL Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 12.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 12.01) for purposes of Section 15.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 15.01.

15.06.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 15 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

15.07.    Continuing Guarantee. The guarantee in this Section 15 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

15.08.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 15.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 15.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount after giving effect to the rights of contribution established in Section 15.10.

15.09.    Release of Guarantors. If, in compliance with the terms and provisions of the Credit Documents, Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Holdings, the Borrower or a Subsidiary resulting in such Subsidiary Guarantor becoming an Excluded Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 14.01 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall, at the Borrower’s sole cost and expense, take such actions as are necessary to effect each release described in this Section 15.09 in accordance with the relevant provisions of the Security Documents; provided that such Guarantor is also released from its obligations under the Term Loan Facility Documents and the CapEx Facilities on the same terms.

15.10.    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 15.04. The provisions of this Section 15.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agents and the Lenders, and each Subsidiary Guarantor shall remain liable to the Agents and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

15.11.    Qualified ECP Guarantor. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 15 in respect of Swap Obligations ( provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 15.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this

Section 15.11, as it relates to such other Subsidiary Guarantor, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 15.11 shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full in cash and the commitments of the Lenders hereunder have been terminated. Each Qualified ECP Guarantor intends that this Section 15.11 constitute, and this Section 15.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

15.12.    Payments. All payments made by the Guarantors pursuant to this Section 15 in respect of any Guaranteed Obligation, shall be made in the currency of such Guaranteed Obligation and will be made without setoff, counterclaim or other defense and shall be subject to the provisions of Sections 5.03 and 5.04.

15.13.    Confirmation. Each Guarantor hereby consents to the Acquisition and agrees that its Guaranty continues to be valid and enforceable against it in accordance with its terms and continues to guarantee its Guaranteed Obligations after giving effect to the Acquisition.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers or directors, as the case may be, to execute and deliver this Agreement as of the date first above written.

ALGOMA STEEL INTERMEDIATE HOLDINGS INC., as Holdings

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	Director

ALGOMA STEEL INC., as Borrower

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	Director

ALGOMA STEEL USA INC., as a Subsidiary Guarantor

By:	/s/ Joanna Anderson
	Name:	Joanna Anderson
	Title:	President

[Signature Page to ABL Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Administrative Agent and Collateral Agent

By:	/s/ Kevin Freer
	Name:	Kevin Freer
	Title:	Vice President Relationship Manager Wells Fargo Capital Finance Corporation Canada

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender, Issuing Lender and Swingline Lender

By:	/s/ Kevin Freer
	Name:	Kevin Freer
	Title:	Vice President, Relationship Manager Wells Fargo Capital Finance Corporation Canada

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]

BANK OF MONTREAL, as a Lender

By:	/s/ Karen Patey
	Name:	Karen Patey
	Title:	Managing Director Corporate Finance, ABL BMO Bank of Montreal

By:	/s/ Robert Fasken
	Name:	Robert Fasken
	Title:	Director Asset Based Lending Corporate Finance Division

[Signature Page to ABL Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas M. Manning
	Name:	Thomas M. Manning
	Title:	Authorized Signatory

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender

By:	/s/ Bruce Watson
	Name:	Bruce Watson
	Title:	Authorized Officer

By:
Name:
Title:

[Signature Page to ABL Credit Agreement]